UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2024

MODEL N, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35840	77-0528806
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Mariners Island Boulevard, Suite 300

San Mateo, California 94404

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 610-4600

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name Of Each Exchange On Which Registered
Common Stock, par value $0.00015 per share	MODN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On April 7, 2024, Model N, Inc., a Delaware corporation (“Model N”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Mountain Parent, LLC, a Delaware limited liability company (“Parent”), and Mountain Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). The Merger Agreement provides that, upon the terms and subject to the satisfaction or waiver (if waiver is permitted by applicable law) of the conditions set forth therein, Merger Sub will merge with and into Model N (the “Merger”), with Model N continuing as the surviving corporation and a wholly owned subsidiary of Parent. Parent and Merger Sub are each affiliates of Vista Equity Partners.

The Board of Directors of Model N (the “Board”) unanimously determined that the Merger Agreement and the transactions contemplated thereby (including the Merger) are fair to, advisable and in the best interests of Model N and Model N’s stockholders. The Board unanimously approved and declared advisable the Merger Agreement and the transactions contemplated thereby (including the Merger), directed that the Merger Agreement be submitted to the stockholders of Model N for their adoption and, subject to Section 6.02(d) of the Merger Agreement, resolved to recommend adoption of the Merger Agreement to the stockholders of Model N.

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”) and as a result of the Merger, each share of common stock of Model N (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (but excluding any cancelled shares and any dissenting shares) shall be cancelled and extinguished and automatically converted into and shall thereafter represent the right to receive an amount in cash equal to $30.00 per share of Company Common Stock (the “Merger Consideration”), payable to the holder thereof, without interest, in accordance with the Merger Agreement.

Pursuant to the terms of the Merger Agreement, at the Effective Time, (i) each outstanding restricted stock unit with respect to shares of Company Common Stock (each a “Company RSU Award”) that is vested but not yet settled as of the Effective Time shall be cancelled and converted into the right to receive an amount in cash (without interest), equal to (A) the total number of shares of Company Common Stock subject to such Company RSU Award immediately prior to the Effective Time multiplied by (B) the Merger Consideration, less any applicable withholding taxes, (ii) each outstanding and unvested Company RSU Award as of the Effective Time that is not subject to performance-based vesting (the “Unvested Company RSU Awards”) shall be cancelled and converted into the contingent right to receive an amount in cash (without interest) (a “Converted Cash Award”) equal to (A) the total number of shares of Company Common Stock subject to such Unvested Company RSU Award immediately prior to the Effective Time multiplied by (B) the Merger Consideration, less any applicable withholding taxes, and (iii) each outstanding and unvested Company RSU Award as of the Effective Time that is subject to performance-based vesting (the “Unvested Company PRSU Award”) shall be cancelled and converted into a Converted Cash Award equal to (A) the total number of shares of Company Common Stock subject to such Unvested Company PRSU Award immediately prior to the Effective Time (with performance-based vesting conditions deemed achieved as agreed between the parties) multiplied by (B) the Merger Consideration, less any applicable withholding taxes.

Each of the Converted Cash Awards assumed and converted as described above shall continue to have, and shall be subject to, the same terms and conditions (including time-based vesting and forfeiture but excluding any performance conditions in the case of the Unvested Company PRSU Awards) as applied to the Unvested Company RSU Award or Unvested Company PRSU Award, as applicable, immediately prior to the Effective Time.

The consummation of the Merger is subject to customary closing conditions. Mutual conditions to the obligations of the parties include, among others, the following: (i) the affirmative vote to adopt the Merger Agreement from the holders of at least a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote in accordance with the General Corporation Law of the State of Delaware (the “Stockholder Approval”), (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and any agreement with any governmental authority not to consummate the transactions before a certain date, having expired or having been terminated, and (iii) the consummation of the Merger not having then been enjoined, restrained or prohibited by any applicable law or any order, judgment, decree, injunction or ruling (whether preliminary or final) of any governmental authority. Conditions to the obligations of each of Model N, on the one hand, and Parent and Merger Sub, on the other hand, include, among others, the following: (i) the truth and correctness of the other party(ies)’ representations and warranties in the Merger Agreement, subject in certain cases to a materiality or material adverse effect (as defined in the Merger Agreement) or other qualified standard and (ii) the compliance with or performance, in all material respects, of the other party(ies)’ covenants and obligations in the Merger Agreement required to be performed at or prior to the consummation of the Merger. In addition, the consummation of the Merger is subject to the following closing condition to the obligations of Parent and Merger Sub: the absence of a “Company Material Adverse Effect” (as defined in the Merger Agreement) with respect to Model N and its subsidiaries, taken as a whole, following the date of the Merger Agreement.

Model N has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants (i) to conduct its operations, in all material respects, in the ordinary course of business consistent with past practice during the interim period between the execution of the Merger Agreement and the consummation of the Merger, (ii) not to engage in specified types of transactions or take specified actions during this period unless agreed to in writing by Parent, (iii) to convene and hold a meeting of Model N’s stockholders for the purpose of the adoption of the Merger Agreement, and (iv) subject to certain exceptions, as described further below, not to withhold, withdraw or modify in a manner adverse to Parent the recommendation of the Board to the stockholders of Model N to adopt the Merger Agreement.

From and after the date of the Merger Agreement, Model N, its subsidiaries and their respective directors, officers and employees must comply with customary non-solicitation restrictions with respect to alternative acquisition proposals. Prior to obtaining the Stockholder Approval, the Board may, in certain circumstances, effect an “Adverse Recommendation Change” (as defined in the Merger Agreement), in connection with a “Superior Proposal” (as defined in the Merger Agreement) for the acquisition of Model N, subject to complying with specified notice and other conditions set forth in the Merger Agreement.

The Merger Agreement contains certain termination rights for each of Model N and Parent, including the right of Model N to terminate the Merger Agreement at any time prior to receipt of the Stockholder Approval to accept a Superior Proposal after complying with certain requirements (including payment to Parent of a termination fee, as further described below). Prior to effecting an Adverse Recommendation Change or terminating the Merger Agreement to accept a Superior Proposal, the Board must comply with specified notice requirements to Parent and negotiate with Parent in good faith during a customary “match right period” and must determine, after taking into account any adjustments proposed by Parent in the context of such negotiations, that such Superior Proposal continues to constitute a Superior Proposal.

In addition, either party may terminate the Merger Agreement if the Merger is not consummated on or before October 4, 2024. The Merger Agreement further provides that Model N shall be required to pay Parent a termination fee of $43,167,695 under certain specified circumstances, including a termination by Model N to accept a Superior Proposal.

This summary of the principal terms of the Merger Agreement and the copy of the Merger Agreement filed as an exhibit to this report are intended to provide information regarding the terms of the Merger Agreement and are not intended to modify or supplement any factual disclosures about Model N in its public reports filed with the Securities and Exchange Commission (“SEC”). In particular, the Merger Agreement and related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to Model N, Parent, or Merger Sub or their respective affiliates.

The Merger Agreement includes customary representations, warranties and covenants of Model N, Parent and Merger Sub made only for the purposes of the Merger Agreement and solely for the benefit of the parties to the Merger Agreement, in accordance with and subject to the terms of the Merger Agreement. The assertions embodied in those representations and warranties were made for the principal purpose of establishing the circumstances in which the parties to the Merger Agreement may have the right not to consummate the transactions contemplated thereby (based on the closing conditions therein that relate to the accuracy of such representations and warranties), rather than establishing matters as facts, and the representations, warranties and covenants set forth in the Merger Agreement (i) may be subject to important qualifications and limitations agreed to by Model N, Parent and Merger Sub in connection with the negotiated terms thereof and (ii) are not intended to, and do not, confer upon any person other than the parties thereto any rights or remedies thereunder, including the right to rely upon the representations and warranties set forth therein. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be subject to a contractual standard of materiality different from those generally applicable to Model N’s SEC filings or may have been used for purposes of allocating risk among Model N, Parent and Merger Sub rather than establishing matters as facts. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of Model N, Parent and Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants do not purport to be accurate as of the date of filing of this Form 8-K and may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by Model N. Accordingly, investors should read the representations and warranties in the Merger Agreement not in isolation but only in conjunction with the other information about Model N, Parent and Merger Sub and their respective subsidiaries, affiliates and businesses that the respective companies include in reports, statements and other filings they may make with the SEC.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

Financing

Also on April 7, 2024, in connection with the execution of the Merger Agreement, Vista Equity Partners Fund VIII, L.P. delivered to Parent an Equity Commitment Letter pursuant to which Vista Equity Partners Fund VIII, L.P. has committed to invest in Parent, directly or indirectly, the cash amounts set forth therein for the purpose of funding the full amount of the Merger Consideration, on the terms and subject to the conditions set forth therein. Model N is an express third party beneficiary of the Equity Commitment Letter and is entitled to specifically enforce the obligations of Vista Equity Partners Fund VIII, L.P., on the terms and subject to the conditions set forth therein.

Guaranty

Also on April 7, 2024, in connection with the execution of the Merger Agreement, Vista Equity Partners Fund VIII, L.P. delivered to Parent a Guaranty in favor of Model N and pursuant to which, on the terms and subject to the conditions contained therein, Vista Equity Partners Fund VIII, L.P. is guaranteeing certain obligations of Parent and Merger Sub in connection with the Merger Agreement.

Item 8.01.	Other Events.

On April 8, 2024, Model N issued a press release announcing entry into the Merger Agreement (the “Press Release”). A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed transaction involving Model N and affiliates of Vista Equity Partners. In connection with the proposed transaction, Model N intends to file with the SEC and furnish to stockholders a proxy statement. This communication is not a substitute for the proxy statement or any other document that Model N may file with the SEC or send to its stockholders in connection with the proposed transaction. INVESTORS AND STOCKHOLDERS OF MODEL N ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MODEL N AND THE PROPOSED TRANSACTION.

The materials to be filed by Model N will be made available to Model N’s investors and stockholders at no expense to them and copies may be obtained free of charge on Model N’s website at https://investor.modeln.com/. In addition, all of those materials will be available at no charge on the SEC’s website at www.sec.gov.

Model N and its directors, executive officers, other members of its management and employees may be deemed to be participants in the solicitation of proxies of Model N stockholders in connection with the proposed transaction under SEC rules. Investors and stockholders may obtain more detailed information regarding the names, affiliations and interests of Model N’s executive officers and directors in the solicitation by reading Model N’s proxy statement for its 2024 annual meeting of stockholders, the Annual Report on Form 10-K for the fiscal year ended September 30, 2023, and the subsequent Quarterly Reports on Form 10-Q, and the proxy statement and other relevant materials that will be filed with the SEC in connection with the proposed transaction when they become available. Information concerning the interests of Model N’s participants in the solicitation, which may, in some cases, be different than those of the Model N’s stockholders generally, will be set forth in the proxy statement relating to the proposed transaction when it becomes available.

Forward-Looking Statements

This communication may contain forward-looking statements including, among other things, statements regarding the potential benefits of the proposed transaction; the prospective performance and outlook of Model N’s business, performance and opportunities; the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction; as well as any assumptions underlying any of the foregoing. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks, uncertainties, and assumptions. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Risks include, but are not limited to: (i) the ability to obtain the requisite approval from stockholders of Model N; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) the possibility that competing offers or acquisition proposals for Model N will be made; (iv) the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including in circumstances that would require Model N to pay a termination fee or other expenses; (vi) the effect of the pendency of the proposed transaction on Model N’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; (vii) risks related to diverting management’s attention from Model N’s ongoing business operations or the loss of one or more members of the management team; (viii) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; (ix) delays in closing customer contracts; (x) Model N’s ability to improve and sustain its sales execution; (xi) the timing of new orders and the associated revenue recognition; (xii) adverse changes in general economic or market conditions; (xiii) delays or reductions in information technology spending and resulting variability in customer orders from quarter to quarter; (xiv) competitive factors, including but not limited to pricing pressures, industry consolidation, entry of new competitors and new applications and marketing initiatives by Model N’s competitors; (xv) Model N’s ability to manage its growth effectively; (xvi) acceptance of Model N’s applications and services by customers; (xvii) success of new products; (xviii) the risk that the strategic initiatives that Model N may pursue will not result in significant future revenues; (xiv) changes in health care regulation and policy and tax in the United States and worldwide; (xx) Model N’s ability to retain customers; and (xxi) adverse impacts on Model N’s business and financial condition due to macroeconomic and geopolitical factors, such as inflation, rising interests, pandemics, banking system instability and geopolitical conflicts. Further information on risks that could affect Model N’s results is included in its filings with the SEC, including its most recent quarterly report on Form 10-Q and its annual report on Form 10-K for the fiscal year ended September 30, 2023, and any current reports on Form 8-K that it may file from time to time. Should any of these risks or uncertainties materialize, actual results could differ materially from expectations. Model N assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this communication.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated April 7, 2024, by and among Model N, Inc., Mountain Parent, LLC, and Mountain Merger Sub, Inc.

99.1	Press Release of Model N, Inc. dated as of April 8, 2024.

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101).

*

The schedules to the Agreement and Plan of Merger have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Model N will furnish copies of any such schedules to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MODEL N, INC.

Dated: April 8, 2024	By:	/s/ John Ederer
John Ederer
Chief Financial Officer

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MOUNTAIN PARENT, LLC,

MOUNTAIN MERGER SUB, INC.

AND

MODEL N, INC.

April 7, 2024

i

ii

Exhibit A   Form of Certificate of Merger

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 7, 2024, is entered into by and among Model N, Inc., a Delaware corporation (the “Company”), Mountain Parent, LLC, a Delaware limited liability company (“Parent”), and Mountain Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the parties intend that, at the Effective Time and subject to the terms and conditions of this Agreement, Merger Sub will merge with and into the Company, with the Company as the surviving corporation (the “Merger”), as more fully provided in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, (iii) directed that this Agreement be submitted to the stockholders of the Company for their adoption and (iv), subject to Section 6.02(d), resolved to recommend adoption of this Agreement by the Company’s stockholders;

WHEREAS, the board of directors (or similar governing body) of Parent and Merger Sub have each approved and declared advisable and in the best interests of their respective stockholders or members, as applicable, this Agreement and the Transactions, including the Merger;

WHEREAS, the board of directors of Merger Sub has unanimously resolved to recommend that Parent, as the sole stockholder of Merger Sub, approves the adoption of this Agreement and the Transactions, including the Merger;

WHEREAS, as an inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Vista Equity Partners Fund VIII, L.P. (the “Guarantor”) has delivered to the Company a guaranty (the “Guaranty”), pursuant to which the Guarantor has agreed to guarantee certain of the obligations of Parent and Merger Sub hereunder, and the Equity Commitment Letter (as defined below) pursuant to which the Guarantor has agreed to provide to Parent on the Closing Date the Equity Financing (as defined below); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

(a) As used in this Agreement, the following terms have the following meanings:

“2025 Convertible Notes” means the Company’s 2.625% Convertible Senior Notes due 2025 issued under the 2025 Convertible Notes Indenture.

“2025 Convertible Notes Indenture” means the Indenture, dated as of May 22, 2020, by and between the Company and the Trustee.

“2028 Convertible Notes” means the Company’s 1.875% Convertible Senior Notes due 2028 issued under the 2028 Convertible Notes Indenture.

“2028 Convertible Notes Indenture” means the Indenture, dated as of March 13, 2023, by and between the Company and the Trustee.

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof that contains terms that (i) are no less favorable to the Company in any material respect than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a “standstill” or similar provision) and (ii) do not in any way restrict the Company or its Representatives from complying with its disclosure obligations under this Agreement.

“Acquired Companies” means, collectively, the Company and each of its Subsidiaries.

“Acquisition Proposal” means any proposal or offer from a Third Party relating to (i) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, by any Third Party, whether from the Company or any other Person(s), of fifteen percent (15%) or more of the consolidated assets, revenue or net income of the Acquired Companies, taken as a whole; (ii) any direct or indirect purchase or other acquisition, in a single transaction or series of related transactions, by any Third Party, whether from the Company or any other Person(s), of beneficial ownership (or right to acquire beneficial ownership) of securities representing fifteen percent (15%) or more of the combined voting power or economic interests or fifteen percent (15%) or more of any class of Company Capital Stock, including pursuant to a tender offer or exchange offer that if consummated would result in any Third Party acquiring beneficial ownership of fifteen percent (15%) or more of the combined voting power or economic interests or fifteen percent (15%) or more of any class of Company Capital Stock; (iii) any merger, consolidation, joint venture, business combination, recapitalization, issue of securities, liquidation, amalgamation, reorganization, dividend, dissolution, share exchange or other transaction involving the Company or any of its Subsidiaries in which a Third Party or their shareholders, if consummated, would acquire fifteen percent (15%) or more of the combined voting power or economic interests of the Company or the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity; or (iv) any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by Contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, bribery and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any successor statute, rules or regulations thereto, and the UK Bribery Act 2010.

“Applicable Law” means, with respect to any Person, any Law or Governmental Order, in each case, of any Governmental Authority that is binding upon or applicable to such Person, as amended, unless expressly specified otherwise.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York is closed.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute, rules or regulations thereto.

“Company Balance Sheet” means the consolidated unaudited balance sheet of the Acquired Companies as of December 31, 2023, and the notes thereto, as contained in the Company SEC Documents.

“Company Balance Sheet Date” means December 31, 2023.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Cash on Hand” means all cash of the Acquired Companies.

“Company Common Stock” means the common stock, $0.00015 par value per share, of the Company.

“Company Compensatory Award” means each Company PRSU Award and Company RSU Award.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent and Merger Sub in connection with the execution of this Agreement.

“Company IP” means all Intellectual Property owned, or purported to be owned, by any Acquired Company.

“Company IT Assets” means all Software (including Company Products), computer hardware (whether general or special purpose), servers, information technology assets, platforms, systems, electronic data processing, record keeping, communications, telecommunications, interfaces, platforms, servers, peripherals and networks, including any outsourced systems and processes that are owned, controlled or used by the Acquired Companies in the conduct of the Acquired Companies’ business, taken as a whole.

“Company Material Adverse Effect” means any effect, change, condition, fact, circumstance, development, occurrence or event (each, an “Effect”) that, individually or in the aggregate, (x) had, has or would reasonably be expected to have a material adverse effect on the business, assets, operations, results of operations or condition (financial or otherwise) of the Acquired Companies, taken as a whole or (y) would render the Company unable to consummate the Merger prior to the End Date; provided, however, that with respect to (x) only, in no event would any of the following, alone or in combination, be deemed to constitute, nor shall any of the following (including the effect of any of the following) be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in Applicable Law, GAAP or any applicable accounting standards or any official interpretation thereof; (b) any change in general economic or political conditions, or acts of terrorism, epidemics or pandemics, disease outbreaks or changes in geopolitical conditions (including commencement, continuation or escalation of war, armed hostilities or national or international calamity), trade sanctions or any escalation or worsening relating to the foregoing; (c) any change in financial and capital markets conditions in the United States, including interest rates and currency exchange rates; (d) any change generally affecting the industries in the geographical markets in which the Acquired Companies operate; (e) any Effect resulting from the negotiation, entry into or announcement of this Agreement, the pendency or consummation of the Transactions or the performance of this Agreement (including (I) the initiation of litigation by any stockholder of the Company (or a derivative or similar claim) to the extent asserting allegations of breach of fiduciary duty or under securities laws relating to this Agreement or the Transactions or (II) any loss of customers, suppliers, distributors, partners or employees of the Acquired Companies, in each case, to the extent resulting from the negotiation, entry into, announcement, pendency or performance of this Agreement); provided, however, that this clause (e) shall not apply to, and shall be disregarded with respect to, references to “Company Material Adverse Effect” in any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions; (f) the taking of any action (or the omission of any action) expressly required by this Agreement; (g) any act of God or natural or man-made disaster, including hurricanes floods, drought, wildfires, or other similar events (or the worsening thereof); (h) any change, in and of itself, in the price or trading volume of the Company’s securities or other financial instruments, in and of itself (provided that this clause (h) shall not prevent a determination that any Effect underlying such change has resulted in a Company Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Company Material Adverse Effect)); or (i) any failure, in and of itself, of the Acquired Companies to meet any internal or published projections, estimates or forecasts (provided that this clause (i) shall not prevent a determination that any Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Company Material Adverse Effect)); provided, further, that in the case of the foregoing clauses (a), (b), (c), (d) and (g), except to the extent that such matters have, or would reasonably be expected to have, a disproportionate adverse effect on the Acquired Companies (taken as a whole) relative to the impact on other companies of a similar size operating in the industries in which the Acquired Companies operate.

“Company Preferred Stock” means the preferred stock, $0.00015 par value per share, of the Company.

“Company PRSU Award” means an award of restricted stock units with respect to shares of Company Common Stock granted pursuant to any of the Company Stock Plans that is subject to performance-based vesting conditions.

“Company Product” means all Software and other products, including any of the foregoing currently in development at the current stage of their development, that are licensed, sold, marketed, distributed, supplied, hosted, or otherwise made available (including as software-as-a-service or a web-based application) by any Acquired Company to third parties on a commercial basis as of the date hereof or from which any Acquired Company has derived or recognized, currently derives or recognizes, or is scheduled to derive or recognize any revenue.

“Company RSU Award” means an award of restricted stock units, with respect to shares of Company Common Stock granted pursuant to any of the Company Stock Plans that is not subject to any performance-based vesting conditions.

“Company Stock Plans” means the Model N, Inc. 2013 Equity Incentive Plan, the Model N, Inc. 2021 Equity Incentive Plan and the Model N, Inc., 2021 Employee Stock Purchase Plan (the “ESPP”).

“Company Termination Fee” means an amount in cash equal to $43,167,695.

“Confidentiality Agreement” means that certain confidentiality letter agreement set forth on Section 1.01(a)(ii) of the Company Disclosure Letter.

“Contract” means any legally binding contract, agreement, letter contract, subcontract, arrangement, understanding, lease, sublease, note, bond, mortgage, indenture, license, sublicense, permit, work order, statement of work, purchase order or other instrument or obligation.

“Convertible Notes” means the 2025 Convertible Notes and the 2028 Convertible Notes.

“Convertible Notes Indentures” means the 2025 Convertible Notes Indenture and the 2028 Convertible Notes Indenture.

“Data Security Requirements” means, collectively, all of the following to the extent relating to the Processing of Protected Data or otherwise relating to privacy, security or security breach notification requirements and applicable to any Acquired Company, to the conduct of the Acquired Companies’ business, or to any of the Company IT Assets: (i) any Acquired Company’s own rules, policies and procedures (including all website privacy policies and internal information security procedures); (ii) all Applicable Laws (including, as applicable, the Health Insurance Portability and Accountability Act of 1996, the Financial Services Modernization Act of 1999 (a/k/a the Gramm-Leach-Bliley Act) the Student Online Personal Information Protection Act of 2014 (SOPIPA), the California Online Privacy Protection Act of 2003 (CalOPPA), the Family Educational Rights and Privacy Act of 1974, the California Consumer Privacy Act of 2018 (CCPA) together with all implementing regulations therein and including the California Privacy Rights Act of 2020 (CPRA), the General Data Protection Regulation (Regulation (EU) 2016/679)

together with all implementing regulations and national laws (“EU GDPR”), the EU GDPR as it forms part of the laws of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018 (“UK GDPR”) and the UK Data Protection Act 2018, the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 (CAN-SPAM), the Telephone Consumer Protection Act (TCPA), the Illinois Biometric Information Privacy Act (BIPA), and the NY SHIELD Act); (iii) binding industry standards applicable to the industry in which the Acquired Companies’ business operates (including, if applicable, the PCI DSS); and (iv) contracts into which any of the Acquired Companies has entered or by which it is otherwise bound.

“Debt Financing Entities” mean the Debt Financing Sources, together with their Affiliates, their Affiliates’ current or future officers, directors, employees, agents, representatives, stockholders, limited partners, managers, members or partners involved in the Debt Financing and their successors and assigns.

“Debt Financing Source” means, other than Parent, Guarantor, Merger Sub and their respective Affiliates, each Person (including the lenders and each agent and arranger) that commits to provide or otherwise provides or arranges the Debt Financing in connection with the transactions contemplated hereby.

“Disclosure Letter” means the Company Disclosure Letter or the Parent Disclosure Letter, as applicable.

“Environmental Laws” means any and all Laws and Governmental Orders relating to pollution, public or worker health or safety, or the protection of the environment or natural resources, including those relating to the treatment, storage, disposal or release of Hazardous Substances.

“Equity Financing” means the equity financing to be provided pursuant to the Equity Commitment Letter.

“Equity Securities” means, with respect to any Person, (i) any shares of capital stock (including any ordinary shares) or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person convertible into or exchangeable for, or the value of which is measured by reference to, cash or shares of capital or capital stock or other voting securities of, or other ownership interests (including any voting debt) in, such Person or any of its Subsidiaries, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests (including any voting debt) in, or securities convertible into or exchangeable for, or the value of which is measured by reference to, shares of capital or capital stock or other voting securities of, or other ownership interests (including any voting debt) in, such Person or any of its Subsidiaries, (iv) obligations of a Person or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock or other equity or voting securities of such Person; or (v) any restricted shares, stock or other equity appreciation rights, restricted units or other equity, performance units or other equity, contingent value rights, profit participation, Contracts or commitments (including any bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote)), “phantom” stock or similar securities or rights issued by or with the approval of such Person that are in each case derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Financing Conditions” means the conditions precedent set forth in Section 1(i) of the Equity Commitment Letter.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory, tax or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitrator or arbitral body (public or private), quasi-governmental authority or tribunal or any self-regulatory organization (including NYSE).

“Governmental Health Program” means any federal health program as defined in 42 U.S.C. § 1320a-7b(f), including but not limited to Medicare, Medicaid, TRICARE, CHAMPVA, and state health programs.

“Governmental Order” means any order, settlement, stipulation, judgment, injunction, decree, writ, verdict, determination, ruling or award, in each case, issued, promulgated, made, rendered or entered by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Hazardous Substances” means any material, substance or waste which is listed or defined under Environmental Law due to its dangerous or deleterious properties or characteristics, petroleum or petroleum by-products, noise, odor, mold, per and polyfluoroalkyl substances, asbestos, radiation and polychlorinated biphenyls.

“Healthcare Laws” means all Laws applicable to the Company’s business relating to healthcare, including without limitation, to the extent applicable, Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the Medicare statute); Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, as amended, 31 U.S.C. §§ 3729-3733; the

Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; HIPAA, as defined herein; the Physician Payments Sunshine Act, 42 U.S.C. § 1320a-7h; the 340B Program, 42 U.S.C. § 256b; the Medicaid Drug Rebate Program 42 U.S.C. § 1396r-8; the 21st Century Cures Act, Pub. L. 114-255; Federal Food, Drug and Cosmetics Act, 21 U.S.C. § 301 et seq.; all Laws relating to or regulating the provision of, or billing, coding, or payment for, healthcare items or services, all Laws relating to or regulating reimbursement, kickbacks, fee-splitting, percentage-based billing arrangements, Payor coverage, and Payor claim processing; all Laws relating to or regulating drug or medical device pricing, rebates, or discounts; any Law relevant to false statements or claims, and all amendments or modifications made from time to time to the foregoing.

“HIPAA” means the following, as the same may be amended, modified or supplemented from time to time, any successor statute thereto, and together with any and all rules or regulations promulgated from time to time thereunder: (i) the Health Insurance Portability and Accountability Act of 1996, (ii) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), and (iii) applicable state Laws regarding patient privacy and the security, interoperability, use or disclosure of protected healthcare information.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Intellectual Property” means all intellectual property and proprietary rights throughout the world, including (i) patents, patent applications, patent disclosures, inventions and improvements thereto (whether or not patentable) and all related continuations, continuations-in-part, divisions, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, trade names, service marks, trade dress, corporate names, logos, slogans, domain names, and other indicia of source, together with all goodwill associated therewith, (iii) copyrights, works of authorship (whether or not copyrightable), and moral rights, (iv) software and computer programs in any form or medium, whether in source code or object code format, data and databases, software implementations of algorithms, firmware and application programming interfaces, and related documentation and materials (collectively, “Software”), (v) all registrations and applications and renewals of the foregoing, and (vi) trade secrets, know-how, technologies, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, specifications, and all confidential, proprietary business, and technical information (collectively, “Trade Secrets”), including all tangible embodiments of the foregoing.

“Intervening Event” means any Effect that, individually or in the aggregate, is material to the Acquired Companies, taken as a whole, that is not known to nor reasonably foreseeable by the Company Board as of the date of this Agreement, which Effect becomes known to or by the Company Board after the execution of this Agreement and prior to adoption of this Agreement by the Required Company Stockholder Approval; provided that in no event shall the following constitute, or be taken into account in determining the existence of an Intervening Event: (i) the fact alone that the Company meets or exceeds any internal or published forecasts, projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any changes alone after the date of this Agreement in the market price or trading volume of shares of Company Common Stock (it being understood that the underlying cause of any of the foregoing in this clause (i) may be considered and taken into account), or (ii) any Acquisition Proposal or any inquiry, offer, or proposal that constitutes or would reasonably be expected to lead to an Acquisition Proposal.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to the Company, the actual knowledge of each of the individuals set forth on Section 1.01(a)(i) of the Company Disclosure Letter.

“Law” means any and all domestic (federal, state, municipal or local) or national, supranational or foreign laws (whether statutory, common law or otherwise), treaties, statutes, rules, regulations, Governmental Orders, acts, codes, guidances, policies, permits, ordinances or similar requirements promulgated, issued, entered into or applied by any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by an Acquired Company.

“Lien” means any mortgage, easement, deed of trust, pledge, hypothecation, encumbrance, charge, claim, option, security interest or other lien, license or restriction of any kind.

“Member Bank” means an institution that, as a member of a Payment Network, is authorized by such Payment Network to enter, initiate, or receive transactions into (or from) such Payment Network’s authorization and settlement systems.

“NYSE” means the New York Stock Exchange or any successor exchange.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent and Merger Sub to the Company in connection with the execution of this Agreement.

“Payment Network” means National Automated Clearinghouse Association (NACHA), and any card association, check clearing or card network or exchange, electronic payments, or funds/wire transfer network, or similar organization or association having clearing, settlement or oversight responsibilities.

“Payment Network Rules” means the rules, regulations, bylaws, operating rules, guidelines, standards, policies, manuals, or procedures or published written guidance or requirements of, or applicable to, any Payments Network, including with respect to the processing or handling of payment information or the collection, settlement, processing, possession or remittance of electronic payments or funds transfers.

“Payor” means all Governmental Health Programs and all other healthcare service plans, health maintenance organizations, health insurers, other private, commercial, or governmental third-party payors, or other any other Person that pays, or arranges for the payment, for all or any part of any healthcare service for itself or for any other Person, as well as any Person that develops, leases, or sells access to networks of healthcare providers.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or encumbrances arising by operation of Applicable Law, in each case, arising in the ordinary course of business, for amounts that are not yet due and payable or which are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security or foreign equivalents, (iv) zoning, building codes, and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property and which are not violated by the current use and operation of such real property or the operation of the business of the Acquired Companies, (v) with respect to real property, easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property which do not or would not, individually or in the aggregate, interfere materially with the ordinary conduct of the business of the Acquired Companies at such real property or otherwise reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (vi) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents or incurred in the ordinary course of business since the date of the most recent annual report on Form 10-K filed with the SEC by the Company and Liens securing surety bonds or indebtedness or liabilities that have otherwise been disclosed to Parent in writing, (vii) Liens that will be released on or prior to the Closing Date, (viii) Liens described in Section 1.01(a)(iii) of the Company Disclosure Letter and (ix) non-exclusive licenses of Intellectual Property granted in the ordinary course of business.

“Person” means any individual, group (within the meaning of Section 13(d)(3) of the Exchange Act), firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, association, trust, Governmental Authority, Payment Network or instrumentality or other entity of any kind.

“Personal Information” means any data that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household, including any data that constitutes personal information, personally-identifiable information, or personal data under any agreement, law or privacy policy applicable to any Acquired Company.

“Proceeding” means any claim, cause of action, suit, charge, complaint, administrative demand, hearing, enforcement, proceeding, litigation, mediation, hearing (in each case, whether civil, criminal or administrative), audit, assessment, arbitration, lawsuit, examination, inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Process” means the access, creation, collection, use, storage, maintenance, processing, recording, sharing, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Protected Data” means Personal Information, data subject to the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time (“PCI DSS”), and all data and information for which any Acquired Company is required by Law, agreement or privacy policy to safeguard and/or keep confidential or private.

“Registered IP” means all Company IP that is registered, recorded, filed, or applied for with any Governmental Authority, including domain names.

“Representatives” means, with respect to any Person, (i) such Person’s Affiliates and (ii) such Person’s and each such Affiliate’s respective officers, directors, managers, employees, agents, attorneys, accountants, advisors, consultants, investment bankers and other authorized representatives.

“Required Company Stockholder Approval” means the affirmative vote to adopt this Agreement from the holders of at least a majority of the voting power of the outstanding shares of Company Common Stock entitled to vote in accordance with the DGCL.

“Sanctioned Country” means any country or region that is (or the government of which is) or has been in the last five (5) years the subject or target of a comprehensive embargo under Sanctions Laws (including, Cuba, Iran, North Korea, Syria, Venezuela, and the Crimea, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic” regions of Ukraine.).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security or U.S. Department of State sanctions- or export-related restricted party list; (ii) any Person located, organized, or resident of a Sanctioned Country, (iii) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (i-ii); or (iv) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), and the United Nations Security Council.

“SEC” means the United States Securities and Exchange Commission (or any successor thereto).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Subsidiary” of a Person means any other Person with respect to which the first Person (i) has the right to elect a majority of the board of directors or other Persons performing similar functions or (ii) beneficially owns more than fifty percent (50%) of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation), in each case, directly or indirectly through one or more other Persons.

“Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “fifteen percent (15%)” shall be replaced by “fifty percent (50%)”) made by a Third Party and which did not result from a breach of the Company’s obligations pursuant to Section 6.02 which the Company Board determines in good faith, after consultation with its financial and outside legal advisors (taking into account the conditionality, timing and certainty of closing, financing, legal and regulatory aspects of such Acquisition Proposal, the likelihood that such Acquisition Proposal will be consummated in accordance with its terms, the identity of the Person making such Acquisition Proposal, and such other factors as the Company Board considers to be appropriate and taking into account any changes to the terms of this Agreement made or proposed by Parent to the Company in response to such Acquisition Proposal pursuant to Section 6.02(d)) is more favorable from a financial point of view to the Company’s stockholders than the Transactions.

“Takeover Statute” means any “business combination”, “control share acquisition”, “fair price”, “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” means any and all U.S. federal, state or local or non-U.S. taxes, levies, duties and other similar charges and fees, whether disputed or not, including any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, registration, recording, documentary, gains, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty, estimated or other tax, together with any interest, penalty or addition thereto.

“Tax Return” means any return, report, declaration, information return or other document (including schedules thereto, other attachments thereto or amendments thereof) filed or required to be filed with any taxing authority in connection with the determination, assessment or collection of any Tax.

“Third Party” means any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons other than Parent, Merger Sub and their respective Affiliates.

“Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Transfer Taxes” means all direct and indirect transfer, documentary, sales, use, stamp, court, registration and other similar Taxes (including any real estate transfer Taxes), and all conveyance fees, recording charges and other similar fees and charges incurred in connection with the consummation of the Transactions.

“Trustee” means U.S. Bank Trust Company, National Association.

“Willful Breach” means a deliberate act or a deliberate failure to act, taken or not taken with actual knowledge that such act or failure to act would, or would reasonably be expected to, result in or constitute a material breach, regardless of whether breaching was the object of the act or failure to act. For purposes of this Agreement, a party’s failure to consummate the Closing when required pursuant to Section 2.01 will be deemed a Willful Breach of this Agreement.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	Section 6.02(c)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.02(a)(i)
Book-Entry Share	Section 3.01(b)
Business IP	Section 4.15(a)
Cancelled Shares	Section 3.01(c)
Capitalization Date	Section 4.06(a)
CBA	Section 4.18(i)
Certificate	Section 3.01(b)
Certificate of Merger	Section 2.02(a)
Closing	Section 2.01
Closing Date	Section 2.01
COBRA	Section 4.18(d)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 4.02(b)
Company Fundamental Representations	Section 7.02(a)(i)
Company Liability Limit	Section 8.02
Company Licenses	Section 4.11(b)
Company Material Contract	Section 4.10(a)
Company Parties	Section 8.03(d)
Company SEC Documents	Section 4.07(a)
Company Stockholder Meeting	Section 6.04(c)
Compensatory Vested Award Fund	Section 3.02(a)
Continuing Employees	Section 6.19(a)
Converted Cash Award	Section 3.05(a)(ii)
D&O Indemnitee	Section 6.08(a)
Debt Financing	Section 6.20(a)
Delaware Secretary of State	Section 2.02(a)
DGCL	Recitals
Dissenting Share	Section 3.07
DPA	Section 4.11(h)
Effective Time	Section 2.02(a)
End Date	Section 8.01(b)
Enforceability Exceptions	Section 4.02
Enforcement Expenses	Section 8.03(g)
Equity Commitment Letter	Section 5.08
Exchange Fund	Section 3.02(a)

Term	Section
Fairness Opinion	Section 4.02(a)
Foreign Plan	Section 4.18(l)
Guarantor	Recitals
Guaranty	Recitals
Indemnification Agreement	Section 6.08(a)
Insurance Policies	Section 4.16
Large Customer	Section 4.23(a)
Malicious Code	Section 4.15(d)
Material Customer	Section 4.23(a)
Material Supplier	Section 4.23(b)
Maximum Premium	Section 6.08(b)
Merger	Recitals
Merger Communication	Section 6.06(a)
Merger Consideration	Section 3.01(a)
Merger Litigation	Section 6.10
Merger Sub	Preamble
Multiemployer Plan	Section 4.18(c)
Notice of Adverse Recommendations Change	Section 6.02(d)(i)
Notice of Intervening Event	Section 6.02(d)(ii)
Parent	Preamble
Parent Liability Limit	Section 8.02
Parent Parties	Section 8.03(e)
Paying Agent	Section 3.02(a)
Plans	Section 4.18(a)
Proxy Date	Section 6.04(c)
Proxy Statement	Section 6.04(a)
Real Property Leases	Section 4.13(b)
Reimbursement Obligations	Section 6.20(d)
Surviving Corporation	Section 2.02(a)
Tail Policy	Section 6.08(b)
Terminating Company Breach	Section 8.01(e)
Terminating Parent Breach	Section 8.01(f)
Trade Control Laws	Section 4.11(f)
Unvested Company RSU Award	Section 3.05(a)(ii)
Unvested PRSU Converted Cash Consideration	Section 3.05(b)
Unvested RSU Converted Cash Consideration	Section 3.05(a)(ii)
Vested Company RSU Award	Section 3.05(a)(i)
Vested RSU Consideration	Section 3.05(a)(i)
WARN Act	Section 4.18(k)

Section 1.02 Definitional and Interpretative Provisions.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) the terms “Article”, “Exhibit”, “Schedule” or “Section” refer to the specified Article or Section of, or Exhibit or Schedule to, this Agreement; (v) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation,”; (vi) the word “or” shall be disjunctive but not exclusive; and (vii) unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(b) The table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto (subject to the terms and conditions to the effectiveness of such amendments contained herein and therein); provided, that such amendments and other modifications thereto have been made available to the other party prior to the date hereof.

(d) Words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns.

(e) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person.

(f) Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(g) When used herein, references to “ordinary course” or “ordinary course of business” will be construed to mean “ordinary course of business, consistent with past practices.”

(h) Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented and (in the case of statutes) to any rules or regulations promulgated thereunder, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).

(i) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(j) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(k) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, other than with respect to Section 6.02(d), if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1).

(l) The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

(m) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(n) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(o) The word “party” shall, unless the context otherwise requires, be construed to mean a party to this Agreement. Any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(p) Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful currency of the United States.

(q) The phrase “made available” with respect to documents shall be deemed to include any documents (i) filed with or furnished to the SEC or (ii) provided in a virtual “data room” established by the Company or its Representatives in connection with the Transactions, in the case of each of clauses (i) and (ii), at least two (2) Business Days prior to the date hereof.

(r) References to any Contract are to such Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof; provided, that such amendments, modifications and supplements thereto have been made available to the other party prior to the date hereof.

ARTICLE II

THE TRANSACTION

Section 2.01 The Closing. Subject to the terms and conditions of this Agreement, the consummation of the Transactions (the “Closing”) shall take place remotely by the exchange of documents by electronic transmission on the date which is three (3) Business Days after the date on which all conditions set forth in Section 7.01, Section 7.02 and Section 7.03 shall have been satisfied or waived (if such waiver is permissible hereunder or under Applicable Law) (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or such other time, place and date as Parent and the Company may mutually agree in writing; provided, that notwithstanding the satisfaction or waiver of the closing conditions set forth in Section 7.01, Section 7.02 and Section 7.03, in no event shall Parent or Merger Sub be required to effect the Closing prior to the forty-fifth (45th) day after the date of this Agreement unless otherwise agreed by Parent in writing in its sole discretion. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 2.02 The Merger.

(a) Contemporaneously with, or as promptly as practicable after the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”) and executed in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in order to consummate the Merger. The Merger shall become effective at the time the Certificate of Merger has been filed with the Delaware Secretary of State or such later time as is stated therein (the “Effective Time”). As a result of the Merger, the separate corporate existence of Merger Sub shall automatically cease and the Company shall continue its existence as a wholly owned subsidiary of Parent under the Laws of the State of Delaware. The Company, in its capacity as the corporation surviving the Merger, is sometimes referred to in this Agreement as the “Surviving Corporation.”

(b) The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all rights, privileges, powers, properties and franchises of the Company and Merger Sub, and all of the obligations, liabilities, debts and duties of the Company and Merger Sub shall become the obligations, liabilities, debts and duties of the Surviving Corporation.

(c) At the Effective Time, (i) the certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be amended and restated in its entirety in the form of the certificate of incorporation attached to the Certificate of Merger, which shall be the form of the certificate of incorporation of Merger Sub immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be the name of the Company and provisions naming the initial board of directors or relating to the incorporator shall be omitted), and as so amended shall be the certificate of incorporation of the Surviving Corporation, and (ii) the bylaws of the Company in effect immediately prior to the Effective Time shall be amended and restated in their entirety in the form of the bylaws of Merger Sub immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be the name of the Company), and as so amended shall be the bylaws of the Surviving Corporation, in each case, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation or bylaws; provided, in each case, that the references to Merger Sub’s name shall be replaced by references to “Model N, Inc.”.

(d) Subject to Section 6.16, from and after the Effective Time, unless otherwise determined by Parent prior to the Effective Time, officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and, unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, in each case, to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their death, resignation or removal or until their respective successors are duly elected and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, as the case may be.

ARTICLE III

CONVERSION OF SECURITIES

Section 3.01 Effect of Merger on Capital Stock.

(a) Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company or their respective stockholders or any other Person, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (but excluding any Cancelled Shares and any Dissenting Shares) shall be cancelled and extinguished and automatically converted into and shall thereafter represent the right to receive an amount in cash equal to $30.00 per share of Company Common Stock (such amount of cash, as may be adjusted pursuant to Section 3.01(e), is hereinafter referred to as the “Merger Consideration”), payable to the holder thereof, without interest, in accordance with Section 3.02.

(b) From and after the Effective Time, all of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (each, a “Certificate”) and each holder of a non-certificated share of Company Common Stock represented by book-entry (each, a “Book-Entry Share”), in each case, outstanding as of immediately prior to the Effective Time previously representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 3.02, the Merger Consideration, without interest.

(c) Cancellation of Company Common Stock. At the Effective Time, all shares of Company Common Stock that are owned directly by Parent, Merger Sub, any of their wholly owned Subsidiaries or any Subsidiary of the Company, immediately prior to the Effective Time or held in treasury of the Company (the “Cancelled Shares”) shall, by virtue of the Merger, and without any action on the part of the holder thereof, automatically be cancelled, extinguished and retired without any conversion thereof and shall cease to exist, and shall cease to have any rights with respect thereto and shall no longer be outstanding, and no payment shall be made in respect thereof.

(d) Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each issued and outstanding share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one (1) fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(e) Adjustments. Notwithstanding anything in this Agreement to the contrary, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Capital Stock shall occur by reason of any reclassification, recapitalization, stock split (including a reverse stock split) combination, exchange or readjustment of shares, any stock dividend or stock distribution thereon with a record date during such period or any other similar transaction, the Merger Consideration and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement. Nothing in this Section 3.01(e) shall be construed to permit any action that is otherwise prohibited or restricted by any other provision of this Agreement (including, for the avoidance of doubt, Section 6.01(a)).

Section 3.02 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall select a nationally recognized financial institution (the identity and terms of appointment of which shall be reasonably acceptable to the Company) to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration in respect of each share of Company Common Stock outstanding immediately prior to the Effective Time represented by a Certificate and each Book-Entry Share outstanding immediately prior to the Effective Time, in each case, other than the Cancelled Shares and except for any Dissenting Shares. Prior to or substantially concurrently with the Effective Time, Parent shall deposit or cause to be deposited (i) with the Paying Agent, an aggregate amount of cash that, when taken together with cash available on the Company’s balance sheet that is deposited with the Paying Agent at the Effective time, is sufficient to pay the aggregate Merger Consideration required to be paid by the Paying Agent in accordance with this Agreement (such cash shall be referred to in this Agreement as the “Exchange Fund”) and (ii) with the Company, cash in an amount sufficient for the Company to pay the aggregate Vested RSU Consideration in accordance with this Agreement (such cash shall be referred to in this Agreement as the “Compensatory Vested Award Fund”); provided that the Company shall, and shall cause its Subsidiaries to, at the written request of Parent, deposit with the Paying Agent at the Closing such portion of the aggregate Merger Consideration, or fund such portion of the aggregate Vested RSU Consideration from the Company Cash on Hand as specified in such request. In the event the Exchange Fund or the Compensatory Vested Award Fund shall be insufficient to make the payments in connection with the Merger contemplated by Section 3.01 or Section 3.05, respectively, Parent shall promptly deposit or cause to be deposited additional funds with the Paying Agent or the Company, as applicable, in an amount that is equal to the deficiency in the amount required to make the applicable payment. The Paying Agent shall, pursuant to irrevocable instructions, deliver the aggregate Merger Consideration contemplated to be issued pursuant to Section 3.01 out of the Exchange Fund. Parent shall cause the Surviving Corporation to pay the Vested RSU Consideration contemplated to be paid pursuant to Section 3.05 out of the Compensatory Vested Award Fund. The Exchange Fund and the Compensatory Vested Award Fund shall not be used for any other purpose.

(b) As soon as reasonably practicable after the Effective Time (and in any event not later than the third (3rd) Business Day following the Effective Time), Parent will direct the Paying Agent to send to each holder of record of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented shares of Company Common Stock (other than the Cancelled Shares and except for any Dissenting Shares) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or customary and effective affidavits of loss in lieu thereof) or Book-Entry Shares, as applicable, to the Paying Agent) in such form as Parent and the Company may reasonably agree, for use in effecting delivery of shares of Company Common Stock to the Paying Agent, and (ii) instructions for use in effecting the surrender of Certificates (or customary and effective affidavits of loss in lieu thereof) or Book-Entry Shares, as applicable, in exchange for the Merger Consideration in such form as Parent and the Company may reasonably agree.

(c) Upon the surrender of a Certificate (or delivery of a customary affidavit of loss in lieu thereof) or a Book-Entry Share, as applicable, for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions or by the Paying Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor and Parent shall cause the Paying Agent to pay in exchange therefor, as promptly as practicable, the Merger Consideration pursuant to the provisions of this Article III, and the Certificates or Book-Entry Shares surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the appropriate amount of Merger Consideration may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer (and accompanied by all documents reasonably required by the Paying Agent) or such Book-Entry Share shall be properly transferred. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate or Book-Entry Share.

(d) Registered Holders. If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Share is registered, it shall be a condition of such payment that the Person requesting such payment shall pay, or cause to be paid, any Transfer Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or Book-Entry Share or shall establish to the reasonable satisfaction of the Paying Agent that such Taxes have been paid or are not payable.

(e) No Transfers; No Further Ownership. After the Effective Time, there shall be no further registration of transfers of shares of Company Capital Stock. From and after the Effective Time, the holders of Certificates or Book-Entry Shares representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock, except as otherwise provided in this Agreement or by Applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Paying Agent, the Surviving Corporation or Parent, they shall be automatically cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article III.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund deposited with the Paying Agent that corresponds to Dissenting Shares shall be returned to Parent upon demand. Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock after the date which is one (1) year following the Effective Time shall be delivered to the Surviving Corporation upon demand. Any holder of shares of Company

Common Stock who has not exchanged his, her or its shares of Company Common Stock in accordance with this Section 3.02 prior to that time shall thereafter look only to the Surviving Corporation for payment of any Merger Consideration in respect of such holder’s shares of Company Common Stock. Other than any Transfer Taxes described in Section 3.02(d), Parent shall pay all charges and expenses of the Paying Agent in connection with the exchange of Certificates or Book-Entry Shares for the Merger Consideration. Notwithstanding the foregoing, none of Parent, Merger Sub, the Paying Agent, the Company or the Surviving Corporation shall be liable to any Person, including any holder of shares of Company Common Stock or Company Compensatory Awards, including for any Merger Consideration or Vested RSU Consideration that is required to be delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any Merger Consideration remaining unclaimed by former holders of Company Common Stock two (2) years after the Closing Date, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of any Governmental Authority, shall, to the fullest extent permitted by Applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person (and their successors, assigns or personal representatives) previously entitled thereto.

(g) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment shall relieve Parent or the Paying Agent from making the payments required by this Article III, and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Common Stock in the amount of such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) such investments shall be direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available). Any interest, gain or other income produced by such investments will be payable to Parent or its designee as directed by Parent.

(h) All Merger Consideration, Vested RSU Consideration, Unvested RSU Converted Cash Consideration, and Unvested PRSU Converted Cash Consideration issued or paid upon conversion of the Company Common Stock, the Vested Company RSU Awards, the Unvested Company RSU Awards, or the Company PRSU Awards, as applicable, in accordance with the terms of this Agreement, shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Company Common Stock, Vested Company RSU Awards, Unvested Company RSU Awards, or Company PRSU Awards, as the case may be.

Section 3.03 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent and the Paying Agent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, without interest, to be paid in respect of the shares of Company Common Stock represented by such Certificate as contemplated by this Article III; provided, however, that the Paying Agent may, in its reasonable discretion and as a condition precedent to the payment of such amount, require the owner of such lost, stolen or destroyed Certificate to provide a bond in a customary amount.

Section 3.04 Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation, its Subsidiaries and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement, including consideration payable to any holder or former holder of Company Compensatory Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment pursuant to the Code or under any applicable provision of federal, state, local or foreign Tax Law. Parent and Merger Sub shall use commercially reasonable efforts to provide prior notice to the Company of any such deduction or withholding (other than (a) withholding because of the compensatory nature of the applicable payment or (b) U.S. backup withholding) and shall reasonably cooperate with the Company to minimize or eliminate such deduction or withholding to the extent permitted by Law. To the extent that amounts are so deducted or withheld and timely and properly paid over to the appropriate Governmental Authority by Parent, Merger Sub, the Surviving Corporation, its Subsidiaries or the Paying Agent, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.05 Treatment of Company Compensatory Awards.

(a) Company RSU Awards.

(i) Vested Company RSU Awards. At the Effective Time, each outstanding Company RSU Award that is vested at the Effective Time (but not yet settled) or that vests as a result of the consummation of transactions contemplated by this agreement (a “Vested Company RSU Award”) shall, by virtue of the Merger, automatically and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into the right to receive an amount in cash (without interest), equal to (A) the total number of shares of Company Common Stock subject to such Vested Company RSU Awards immediately prior to the Effective Time multiplied by (B) the Merger Consideration (the “Vested RSU Consideration”). Parent shall cause the Surviving Corporation to pay the Vested RSU Consideration, less any applicable withholding Taxes, to each holder of a Vested Company RSU Award through the payroll system of the Surviving Corporation as soon as practicable following the Closing Date (and in no event later than the next regularly scheduled payroll run of the Surviving Corporation that is at least five (5) Business Days following the Closing Date).

(ii) Unvested Company RSU Awards. At the Effective Time, each outstanding Company RSU Award that is not a Vested Company RSU Award (an “Unvested Company RSU Award”) shall, by virtue of the Merger, automatically and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into a contingent right to receive from Parent or the Surviving Corporation an aggregate amount in cash (without interest) (each such amount in cash, as applied to each Company Compensatory Award, a “Converted Cash Award”), equal to (A) the total number of shares of Company Common Stock subject to such Unvested Company RSU Awards immediately prior to the Effective Time multiplied by (B) the

Merger Consideration (the “Unvested RSU Converted Cash Consideration”). Except as otherwise provided in this Section 3.05(a)(ii), each such Converted Cash Award assumed and converted pursuant to this Section 3.05(a)(ii) shall continue to have, and shall be subject to, the same terms and conditions (including vesting and forfeiture) as applied to the corresponding Unvested Company RSU Award immediately prior to the Effective Time. The Surviving Corporation shall pay any portion of such Unvested RSU Converted Cash Consideration that vests to the applicable holder thereof, less any applicable withholding Taxes, no later than the second (2nd) regularly scheduled payroll date following the date on which such portion vests.

(b) Company PRSU Awards. At the Effective Time, each outstanding Company PRSU Award shall, by virtue of the Merger, automatically and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, be cancelled and converted into a Converted Cash Award with respect to an amount equal to (A) the total number of shares of Company Common Stock subject to such Company PRSU Awards immediately prior to the Effective Time (with the performance metrics deemed achieved as set forth in Section 6.01(a)(vi) of the Company Disclosure Letter) multiplied by (B) the Merger Consideration (the “Unvested PRSU Converted Cash Consideration”). Each such Converted Cash Award assumed and converted pursuant to this Section 3.05(b) shall continue to have, and shall be subject to, the same terms and conditions (including time vesting and forfeiture conditions, but excluding any performance conditions) as applied to the corresponding Company PRSU Award immediately prior to the Effective Time. The Surviving Corporation shall pay any portion of such Unvested PRSU Converted Cash Consideration that vests to the applicable holder thereof, less any applicable withholding Taxes, no later than the second (2nd) regularly scheduled payroll date following the date on which such portion vests.

(c) As soon as reasonably practicable following the date hereof and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions as are necessary to effectuate the treatment of the Company Compensatory Awards pursuant to this Section 3.05.

Section 3.06 Treatment of ESPP. As promptly as reasonably practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the ESPP) shall take such actions (to the extent not already taken prior to the date of this Agreement) as may be required to provide that, with respect to the ESPP, (a) participation following the date of this Agreement shall be limited to those employees who participated in the ESPP immediately prior to the execution and delivery of this Agreement, (b) participants participating in any offering period or purchase period in progress on the date hereof may not (i) increase their payroll deductions or purchase elections from those in effect immediately prior to the execution and delivery of this Agreement or (ii) make separate non-payroll contributions to the ESPP on or following the date hereof, (c) no new offering period shall commence, nor shall any existing offering period be extended, after the execution and delivery of this Agreement, (d) any offering period under the ESPP that otherwise would be outstanding as of the Effective Time to be terminated on the day immediately prior to the day on which the Effective Time occurs, (e) each participant’s outstanding right to purchase shares of Company Common Stock under the ESPP shall be exercised no later than the day immediately prior to the day on which the Effective Time occurs (if not earlier terminated pursuant to the terms of the ESPP) (provided that remaining amounts allocated to each participant’s account under the ESPP as of such date shall be returned to the participant by the Company pursuant to the terms of the ESPP) and (f) the ESPP shall terminate no later than immediately prior to the Effective Time (but subject to the consummation of the Merger).

Section 3.07 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, with respect to each share of Company Common Stock held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL and has not effectively withdrawn or lost its rights to appraisal (each such share, a “Dissenting Share”), if any, such Dissenting Shares shall not be converted into a right to receive any portion of the Merger Consideration pursuant to Section 3.01 and the holders thereof shall be entitled to such rights as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (a) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the DGCL, effectively withdraws or loses (through failure to perfect or otherwise) the right to dissent or its right for appraisal of such Dissenting Shares, (b) if any holder of Dissenting Shares fails to establish his, her or its entitlement to appraisal rights as provided in the DGCL or (c) if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock under Section 262 of the DGCL, and such shares of Company Common Stock shall thereupon cease to constitute Dissenting Shares, and each such share of Company Common Stock shall, to the fullest extent permitted by Applicable Law, thereafter be deemed to have been automatically converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, the Merger Consideration. The Company will give Parent prompt written notice of all written demands received by the Company for appraisal of any shares of Company Common Stock, withdrawals or attempted withdrawals of such demands and any other instruments, notices or demands served pursuant to pursuant to Section 262 of the DGCL. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, waive any failure to timely deliver a written demand for appraisal under the DGCL, approve any withdrawal of any such demands or propose or otherwise agree to do any of the foregoing. Parent shall have the right to participate in, control and direct all negotiations and proceedings with respect to such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) set forth in the Company Disclosure Letter (subject to Section 9.05) or (ii) as disclosed in the Company SEC Documents (other than (a) disclosures in the “Risk Factors” or “Quantitative and Qualitative Disclosures About Market Risk” sections of any Company SEC Documents, (b) any disclosure of risks included in any “forward-looking statements” disclaimer in any such Company SEC Documents, to the extent that such statements are forward-looking, predictive or cautionary in nature) filed by the Company at least two (2) Business Days prior to the date hereof (without giving effect to any amendment to any such document filed after the date that is two (2) Business Days prior to the date hereof) (provided, that nothing disclosed in the

Company SEC Documents prior to the date hereof shall be deemed disclosed for purposes of Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.03 (Government Authorization), Section 4.06 (Capitalization; Subsidiaries), Section 4.08(a) (Absence of Certain Changes), and Section 4.21 (No Brokers)), the Company represents and warrants to Parent and Merger Sub:

Section 4.01 Corporate Existence and Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all corporate power and authority required to own, lease and operate its properties and assets and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business as a foreign corporation and, where such concept is recognized, is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has made available to Parent true, complete and correct copies of the organizational documents of the Acquired Companies. The Company is not in violation of any of its certificate of incorporation or bylaws (or comparable organizational documents) in any material respect.

(c) Each of the Subsidiaries of the Company (i) is duly organized, validly existing and, where such concept is recognized, in good standing under the Applicable Laws of the jurisdiction of its organization; (ii) is duly qualified or licensed to do business and, where such concept is recognized, is in good standing as a foreign entity in all jurisdictions in which the conduct of its business or the activities it is engaged makes such licensing or qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iii) has all corporate power and authority required to own, lease and operate its properties and assets and to carry on its business as currently conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company’s Subsidiaries are in violation in any material respect of any provision of their certificate of incorporation, bylaws or similar governing documents.

Section 4.02 Corporate Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of the Required Company Stockholder Approval, to consummate the Transactions. Assuming the accuracy of the representation set forth in Section 5.11, the execution, delivery and performance by the Company of this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company by the Company Board, subject to the receipt of the Required Company Stockholder Approval, and no other corporate proceedings on the part of the Company or any other stockholder vote (other than the Required Company Stockholder Approval) is necessary to authorize the execution, delivery and performance of this Agreement by the Company or for the Company to consummate the Transactions (other than, with respect to the Merger, the filing of the Certificate of Merger with the Delaware Secretary of State) pursuant to the Company’s governing documents, the DGCL and the rules and regulations of NYSE. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub of this Agreement and assuming the accuracy of the representation set forth in Section 5.11, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought (collectively, the “Enforceability Exceptions”).

(a) On or prior to the date of this Agreement, the Company Board has received from Jefferies LLC, its written opinion (the “Fairness Opinion”), subject to the assumptions, limitations, qualifications and conditions set forth therein, that the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders (other than holders of Cancelled Shares) and such opinion has not been withdrawn, revoked or modified. The Company shall, following the execution of this Agreement, furnish an accurate, complete and confidential copy of the Fairness Opinion to Parent.

(b) On or prior to the date of this Agreement, the Company Board has, at a meeting duly called and held, unanimously determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interest of the Company and the holders of Company Common Stock, and has duly adopted resolutions by a unanimous vote (which have not been withdrawn or modified) (w) determining that this Agreement and the Transactions are fair to, advisable and in the best interests of the Company and the Company’s stockholders, (x) approving and declaring advisable this Agreement and the Transactions, (y) directing that this Agreement be submitted to the stockholders of the Company for their adoption and (z) subject to Section 6.02, recommending adoption of this Agreement by the stockholders of the Company (such recommendation, the “Company Board Recommendation”), which Company Board Recommendation, subject to Section 6.02, has not been subsequently withdrawn or modified.

Section 4.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no consent, approval or authorization of, or filing with, any Governmental Authority on the part of the Company or its Subsidiaries other than (i) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents set forth on Section 4.03 of the Company Disclosure Letter with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified or licensed to do business, (ii) compliance with and filings or notifications under any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the Securities Act, Exchange Act and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, including the filing of the Proxy Statement (iv) compliance with any applicable rules of NYSE, and (v) where failure to take any such actions or filings would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04 Anti-Takeover Laws. Assuming the truth and accuracy of the representations and warranties of Parent and Merger Sub contained in Section 5.07 and Section 5.11, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL or in the certificate of incorporation, bylaws or similar governing documents of the Company and any other similar applicable “anti-takeover” law will not be applicable to this Agreement or the Transactions.

Section 4.05 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions do not and will not (a) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws (or comparable organizational documents) of the Company or any of its Subsidiaries, (b) assuming that the consents, approvals, authorizations and filings referred to in Section 4.03 have been obtained or made, any applicable waiting periods referred to therein have terminated or expired and any condition precedent to any such consent has been satisfied or waived, and subject to obtaining the Required Company Stockholder Approval and assuming the accuracy of the representation set forth in Section 5.11, contravene, conflict with or result in a violation or breach of any Applicable Law or Payment Network Rule, or (c) assuming compliance with the matters referred to in Section 4.03, require any consent by or any notice to any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any Company Material Contract to which the Company or any of its Subsidiaries is a party, except in the case of clauses (b) and (c) above, any such violation, breach, default, right, termination, amendment, acceleration, cancellation, loss, consent or notice that would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies taken as a whole.

Section 4.06 Capitalization; Subsidiaries.

(a) As of the close of business on April 4, 2024 (the “Capitalization Date”), the authorized capital stock of the Company consists of: (i) 200,000,000 shares of Company Common Stock, of which 39,422,997 shares are issued and outstanding, inclusive of shares of Company Common Stock held by the Company in its treasury and (ii) 5,000,000 shares of Company Preferred Stock, of which no shares are issued and outstanding. As of the Capitalization Date, no shares of Company Common Stock were held by the Company in its treasury.

(b) As of the Capitalization Date, the Company has outstanding: (i) Company RSU Awards covering an aggregate of 2,337,104 shares of Company Common Stock, (ii) Company PRSU Awards covering an aggregate of 1,077,102 shares of Company Common Stock (determined based on the maximum-level achievement of performance goals for such Company PRSU Awards), and (iii) (A) $34,530,000 aggregate principal amount of the 2025 Convertible Notes, (with a conversion rate as of the date hereof equal to 30.0044 shares of Company Common Stock per $1,000 principal amount, subject to adjustment as provided in the 2025 Convertible Notes Indenture) and (B) $253,000,000 aggregate principal amount of the 2028 Convertible Notes, (with a conversion rate as of the date hereof equal to 23.2364 shares of Company Common Stock per $1,000 principal amount, subject to adjustment as provided in the 2028 Convertible Notes Indenture). Since the Capitalization Date until the Effective Time, except as permitted by Section 6.01(a)(ii) hereof or Section 6.01(a)(ii) of the Company Disclosure Letter, the Company has not issued any Equity Securities except for shares of Company Common Stock issued upon exercise or settlement of Company Compensatory Awards, in each case that were outstanding at or prior to the Capitalization Date.

(c) As of the Capitalization Date, the Company has reserved (i) 20,331,932 shares of Company Common Stock under the Company Stock Plans (other than the ESPP) for issuance on exercise, vesting or other conversion to Company Common Stock of incentive awards under the Company Stock Plans (other than the ESPP) and (ii) 3,000,000 shares of Company Common Stock for issuance under the ESPP. All outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights. Section 4.06(c) of the Company Disclosure Letter contains, as of the Capitalization Date, a complete and correct list of each outstanding Company PRSU Award and Company RSU Award, including, as applicable, the respective name of the holder, the date of grant, the target and maximum number of shares of Company Common Stock subject to such Company Compensatory Award as of the date of this Agreement, and the vesting schedule (including applicable performance periods, in the case of the Company PRSU Awards).

(d) Except as provided in Section 4.06(a) or Section 4.06(b), and other than the Convertible Notes or changes since the Capitalization Date resulting from settlement of Company Compensatory Awards outstanding on such date or issuance of shares of Company Common Stock in accordance with the ESPP, in each case, as expressly permitted by this Agreement, there are no outstanding Equity Securities of the Company or other obligations by the Company to make any cash settlements or payments based on the price or value of any Equity Securities of the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its capital stock or other Equity Securities. The Company does not have a stockholder rights plan in effect.

(e) Each Subsidiary of the Company on the date hereof, the jurisdiction of formation of such Subsidiary, the ownership interest of the Company in each such Subsidiary and the ownership interest of any other Person or Persons in each such Subsidiary is listed on Section 4.06(e) of the Company Disclosure Letter, together with any joint ventures, partnerships, portfolio companies or similar arrangements in which the Company or its Subsidiaries has a limited liability, partnership or other equity interest (and the amount and percentage of any such interest). Except as set forth on Section 4.06(e) of the Company Disclosure Letter, the Acquired Companies do not own any Equity Securities in any other Person.

(f) All outstanding shares of capital stock of the Subsidiaries of the Company are validly issued, fully paid (to the extent required under the applicable governing documents) and nonassessable, and all such shares are owned, directly or indirectly, by the Company free and clear of any Liens (other than Permitted Liens). No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or other agreements calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its Equity Securities or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such Equity Security or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements or other similar agreements (except, in each case, to or with the Company or any of its Subsidiaries). There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of its capital stock or other Equity Securities, and there are no outstanding phantom equity, profit participation, equity appreciation or similar rights with respect to any Subsidiary of the Company.

(g) No dividends or similar distributions have accrued or been declared but are unpaid on any Equity Securities of the Acquired Companies and no Acquired Company is subject to any obligation (contingent or otherwise) to pay any dividend or otherwise to make any distribution or payment to any current or former holder of any Equity Securities of the Acquired Companies. There are no outstanding obligations, Contracts or commitments of any nature to which an Acquired Company is a party or by which it is bound restricting the transfer of, requiring the registration for sale of, or granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or any similar rights with respect to any shares of Company Common Stock or other Equity Securities. No Acquired Company is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Equity Securities of the Acquired Companies. Neither the Company nor any of its Subsidiaries owns any interest or investment (whether equity or debt) in any other Person, corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company.

Section 4.07 Company SEC Documents; Company Financial Statements; Disclosure Controls.

(a) Since November 19, 2022, the Company has filed or otherwise furnished (as applicable) with the SEC all forms, schedules, statements, documents and reports (including exhibits and all other information incorporated therein) required to be filed or furnished prior to the date hereof by it with the SEC (such forms, schedules, statements, documents and reports so filed or furnished by the Company or any of its Subsidiaries with the SEC since such date, as have been supplemented, modified or amended since the time of filing (but no later than the date hereof), collectively, the “Company SEC Documents”). As of its respective filing date, or, if amended, as of the date of the last such amendment, each Company SEC Document complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act of 2020, as the case may be, and the applicable rules and regulations promulgated thereunder applicable to such Company SEC Document, and none of the Company SEC Documents at the time it was filed contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (or, in the case of a Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements made therein not misleading); provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act.

(b) The consolidated financial statements (including all related notes and schedules thereto) of the Company included in the Company SEC Documents (or, if any such Company SEC Document is amended or superseded by a filing prior to the date of this Agreement, such amended or superseding Company SEC Document) (i) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) have been prepared in accordance with GAAP during the periods involved (except as may be indicated therein or in the notes thereto, none of which, if presented, would materially differ from those in the audited consolidated financial statements) and (iii) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries as of the dates and for the periods referred to therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including in any notes thereto, that are not material in amount or nature).

(c) The Acquired Companies have established and maintain “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rules 13a-15 and 15d-15 of the Exchange Act) as required by Rules 13a-15 and 15d-15 promulgated under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since November 19, 2022, the Company has not identified or been made aware of (i) any significant deficiencies in the design or operation of internal control over financial reporting which would adversely affect the Company’s ability to record, process, summarize and report financial data and any material weaknesses in internal control over financial reporting and (ii) any fraud or allegation thereof, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(d) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC or its staff. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(e) Section 4.07(e) of the Company Disclosure Letter sets forth a good faith estimate of the cash and cash equivalents of the Company and its Subsidiaries as of March 31, 2024. Except for the Convertible Notes, the Company and its Subsidiaries as of the date of this Agreement have no indebtedness for borrowed money.

Section 4.08 Absence of Certain Changes. Since the Company Balance Sheet Date through the date of this Agreement, except as otherwise expressly contemplated or permitted by this Agreement, (a) a Company Material Adverse Effect has not occurred, (b) the business of the Acquired Companies has been conducted, in all material respects, in the ordinary course of business and (c) no Acquired Company has taken any action, or failed to take any action, in each case, which would have required the prior written consent of Parent pursuant to clauses (i), (iii), (vi), (vii), (viii), (ix), (x), (xii), (xiii), (xiv), (xv), and (xvii) of Section 6.01(a) had such actions been taken after the date of this Agreement.

Section 4.09 No Undisclosed Liabilities. There is no liability, debt or obligation of or claim against an Acquired Company of any nature, whether or not accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities and obligations (a) specifically reflected, disclosed or reserved for on the Company Balance Sheet or disclosed in the notes thereto included in the Company SEC Documents, (b) that have arisen since the Company Balance Sheet Date in the ordinary course of the operation of business of the Acquired Companies (none of which is a liability resulting from a breach of contract, breach of warranty, tort, infringement, violation of Law or misappropriation), (c) incurred in connection with this Agreement or the Transactions, (d) disclosed on Section 4.09 of the Company Disclosure Letter or (e) which would not reasonably be expected to be material to the Acquired Companies, taken as a whole. There are no off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the Company SEC Documents. Section 4.09 of the Company Disclosure Letter sets forth the aggregate value (in U.S. dollars) of principal outstanding under all indebtedness for borrowed money of the Acquired Companies as of the date hereof.

Section 4.10 Company Material Contracts.

(a) Section 4.10(a) of the Company Disclosure Letter sets forth a true and complete list of each Contract in effect as of the date hereof, excluding any Plans that are set forth on Section 4.18(a) of the Company Disclosure Letter or not required to be scheduled thereon, and all purchase orders or statements of work issued under each such Contract in the ordinary course of business, to which any Acquired Company is a party to or bound, and which falls within any of the following categories:

(i) Any Contract relating to a joint venture, strategic alliance, partnership or similar agreement;

(ii) any Contract that involves annual future expenditures by an Acquired Company of more than $1,000,000 or annual future revenues by an Acquired Company of more than $5,000,000;

(iii) except with respect to indebtedness between or among any Acquired Companies, any Contract relating to (A) indebtedness for borrowed money or evidenced by promissory notes or debt securities, (B) any financial guaranty or (C) any interest rate, currency or other swap, forward, future, collar, put, call, floor, cap, option or other similar Contract, in the case of clause (A) in excess of $250,000 individually;

(iv) any Contract relating to an acquisition, investment, asset purchase, divestiture, merger or similar transaction (A) which an Acquired Company has entered into in the past three years or (B) that has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations on an Acquired Company;

(v) the Real Property Leases;

(vi) any Contract between or among an Acquired Company, on the one hand, and any directors, executive officers (as such term is defined in the Exchange Act) or any beneficial owner of five percent (5%) or more of any class of Company Capital Stock (other than the Company) or any Affiliate of the foregoing (or, to the Knowledge of the Company, any immediate family member of any of the foregoing), on the other hand;

(vii) any Contract that by its terms limits the payment of dividends or other distributions to shareholders by the Company or any Subsidiary of the Company;

(viii) any Contract with a Material Customer or Material Supplier (other than purchase orders or statements of work in the ordinary course of business);

(ix) any Contract pursuant to which any Third Party has licensed or transferred any Intellectual Property to any Acquired Company, which Intellectual Property is incorporated into the Company Product or is otherwise material to the Acquired Companies or the operation of the Acquired Companies’ business, taken as a whole, other than licenses to generally commercially available Software that have an ongoing cost of $500,000 or less in the aggregate per annum;

(x) any Contract (A) under which any Acquired Company has granted or received an exclusive license to any Intellectual Property, (B) under which any Acquired Company has licensed or transferred material Company IP to any Person, other than non-exclusive licenses (including software as a service or “SaaS” licenses) granted in the ordinary course of business in connection with the sale of the Company Products or (C) under which any Acquired Company has delivered, made available, licensed, or placed into escrow any Software included in the Company IP;

(xi) any Contract with a Governmental Authority or public healthcare establishment or institution, including any clinical research agreement or grant agreement;

(xii) any CBA;

(xiii) any Contract that (A) limits or restricts, in any material respect, the ability of the Acquired Companies to compete in any geographic area or line of business or (B) contains exclusivity, “most favored nation” or similar covenants for the benefit of the counterparty of such Contract;

(xiv) any Contract pursuant to which any Acquired Company has any revenue share or royalty obligations with respect to the sale or license of any Company Products;

(xv) any Contract that (A) is with or results in revenue from transactions processed on a Payment Network, (B) is with any Member Bank, or (C) provides for or pursuant to which a financial institution sponsors or registers any Acquired Company to a Payment Network or obtains banking, custody or payments processing or check preparation services that any Acquired Company provides to its customers;

(xvi) any Contract pursuant to which any Acquired Company has outstanding obligations to perform any material development with respect to any material Company IP for or on behalf of any Third Party;

(xvii) each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which the Company or its Subsidiaries has or will have any outstanding payment obligations or that otherwise imposes material outstanding obligations after the date of this Agreement; and

(xviii) any other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act).

Each Contract required to be listed in this Section 4.10(a), other than this Agreement, is referred to herein as a “Company Material Contract.” True and complete copies of each Company Material Contract (including all material amendments thereto, but excluding any purchase orders issued under a Company Material Contract in the ordinary course of business and that do not substantially or materially modify the terms of any such Company Material Contract), as of the date of this Agreement, have been made available by the Company to Parent, or publicly filed in the Company SEC Documents.

(b) Each Company Material Contract is a valid, binding and enforceable obligation of the Company or one of its Subsidiaries and, to the Knowledge of the Company, of the other party or parties thereto, in accordance with its terms, subject to the Enforceability Exceptions. Each Company Material Contract is in full force and effect, except to the extent any Company Material Contract expires or terminates in accordance with its terms in the ordinary course of business. None of the Company or any of its Subsidiaries has sent or received written notice of any violation or breach of or default (with or without notice or lapse of time or both) under any Company Material Contract or has expressly waived in writing any rights or benefits under any Company Material Contact to which it is a party or any of its properties or other assets is subject. Each Acquired Company has in all material respects performed all obligations required to be performed by it under each Company Material Contract, except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the Company Balance Sheet Date through the date of this Agreement, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no counterparty to any Company Material Contract has notified the Acquired Companies in writing (or, to the Knowledge of the Company, otherwise) that it intends to terminate, cancel or not renew a Company Material Contract.

Section 4.11 Compliance with Applicable Laws; Company Licenses; Data Privacy & Security.

(a) Except with respect to matters set forth on Section 4.11(a) of the Company Disclosure Letter and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Acquired Companies are, and for the past three (3) years have been, in compliance with all Applicable Laws and Payment Network Rules, (ii) during the past three (3) years no Acquired Company has received any written notice from any Governmental Authority, Payment Network or Member Bank alleging any noncompliance or violation by such Acquired Company with respect to any such Applicable Law, and (iii) no investigation or audit by any Governmental Authority, Payment Network or Member Bank regarding a violation of any such Applicable Law or Payment Network Rule is pending or, to the Knowledge of the Company threatened.

(b) The Acquired Companies hold all regulatory permits, approvals, licenses registrations, accreditations, certifications, qualifications, consents, clearances, variances, exemptions and other similar authorizations, including franchises and ordinances issued or granted to the Acquired Companies by any Governmental Authority, Payment Network or accrediting body (the “Company Licenses”) that are required for the Acquired Companies to conduct their business, as presently conducted, except where the failure to hold such Company Licenses would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company License is valid and in full force and effect and has not, during the past three (3) years, been suspended, revoked, cancelled or adversely modified, (ii) the Acquired Companies are and during the past three (3) years have been, in compliance with all such Company Licenses; and (iii) there are no actions or Proceedings pending or to the Knowledge of the Company, threatened that would reasonably be expected to result in the revocation, modification, limitation or termination of any Company License, and during the past three (3) years, there has not been any event, condition or circumstance that would preclude or limit any Company License from being renewed in the ordinary course (to the extent that such Company License is renewable by its terms).

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Acquired Companies, including in connection with their Processing of Personal Information, have during the past three (3) years complied with, and currently is in compliance with all Data Security Requirements; (ii) the Acquired Companies have commercially reasonable physical, technical, organizational and administrative security measures and policies in place designed to protect (A) the confidentiality, integrity, availability, and security of the Company IT Assets that are involved in the Processing of Personal Information (B) all Personal Information Processed by the Acquired Companies from and against unauthorized access, use and/or disclosure; (iii) during the past three (3) years none of the Acquired Companies have received written notice from any Governmental Authority or other Person that alleges that such Acquired Company is in noncompliance with any Data Security Requirements; and (iv) to the Knowledge of the Company, during the past three (3) years, there have been no unauthorized uses of or accesses to Personal Information in any Acquired Company’s possession or control, including but not limited to any personal data breach (as defined by the EU GDPR).

(e) The Acquired Companies are, as of the date of this Agreement, and have in the past five (5) years been in compliance, in all material respects, with all Anti-Corruption Laws. Neither the Company nor any Subsidiary of the Company, nor any of their respective officers, directors or employees, nor to the Knowledge of the Company, any agent or other Third Party representative acting on behalf of the Company or any Subsidiary of the Company has at any time made or accepted any unlawful payment or given, received, offered, promised, or authorized or agreed to give or receive, any money or thing of value, directly or indirectly, to or from any employee or official of any Governmental Authority or other Person in violation of Anti-Corruption Laws.

(f) Neither the Company nor any Subsidiary of the Company, nor any of their respective officers, directors or employees, nor to the Knowledge of the Company, any agent or other Third Party representative acting on behalf of the Company or any Subsidiary of the Company is currently, or has been in the past five (5) years: (i) a Sanctioned Person, (ii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country, or (iii) otherwise in violation of Sanctions Laws, Ex-Im Laws, or U.S. anti-boycott Applicable Laws (collectively, “Trade Control Laws”).

(g) In the past five (5) years, neither the Company nor any Subsidiary of the Company has (i) received from any Governmental Authority or any Person any notice, inquiry, or internal or external allegation; (ii) made any voluntary or involuntary disclosure to a Governmental Authority; or (iii) conducted any internal investigation or audit, in each case (i)-(iii) concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws or Trade Control Laws.

(h) Neither the Company nor any Subsidiary of the Company engages in (i) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (ii) the ownership, operation, maintenance, supply, manufacture, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (iii) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. The Company has no current intention of engaging in such activities in the future.

Section 4.12 Litigation. There currently are no, and for the past three (3) years there have been no, pending or, to the Knowledge of the Company, threatened, lawsuits, actions, suits, claims or other Proceedings at law or in equity or, to the Knowledge of the Company, investigations before or by any Governmental Authority against an Acquired Company or affecting any of their respective assets or any present or former officer, director, manager or employee of the Company or any of its Subsidiaries (in such individuals’ capacity as such) that would reasonably be expected to have, individually or in the aggregate. a Company Material Adverse Effect. There is no unsatisfied Governmental Order or any open injunction binding upon an Acquired Company or any Acquired Company’s assets or properties which would have, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.13 Real Property.

(a) The Acquired Companies do not own any real property.

(b) Section 4.13(b) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all leases relating to Leased Real Property (the “Real Property Leases”). The Company has delivered or made available to Parent, a true, complete and correct copy of each Real Property Lease (including all amendments, renewals, guaranties and other agreements with respect thereto). Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) an Acquired Company has a legal, valid, binding and enforceable and in full force and effect leasehold estate in all Leased Real Property, subject to the Enforceability Exceptions and any Permitted Liens, (ii) no Acquired Company has received any written notice from any lessor of such Leased Real Property of, nor does the Company have Knowledge of the existence of, any breach or default, event or circumstance that, with notice or lapse of time, or both, would constitute a breach or default by the party that is the lessee or lessor of such Leased Real Property, (iii) the Acquired Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof, and (iv) no Acquired Company has collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein. The Leased Real Property comprises all of the real property used or intended to be used in, or otherwise related to, the business of the Acquired Companies.

Section 4.14 Compliance with Healthcare Laws.

(a) The Acquired Companies are, and during the last three (3) years have been, in compliance in all material respects with all applicable Healthcare Laws. During the last three (3) years, the Acquired Companies have not received any written notification from any Governmental Authority of: (i) any material violation of any Healthcare Law or (ii) any pending or threatened material Proceeding under any Healthcare Law. The Acquired Companies are not party to any corporate integrity agreement and do not have reporting obligations pursuant to any deferred prosecution, consent decree, settlement, integrity agreement, corrective action plan or other similar obligation or agreement with any Governmental Authority relating to compliance with applicable Healthcare Laws.

(b) Except as would not reasonably be material to the Acquired Companies, within the last three (3) years, neither the Acquired Companies, nor, any of their respective directors, officers, employees nor, to the Knowledge of the Company, any of its contractors, is or has ever been: (i) debarred, excluded, or suspended from participating in any Governmental Health Program, (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act in connection with any material violation of any Governmental Health Program requirement, (iii) engaged in any activities that are prohibited by or are cause for civil or criminal penalties or mandatory or permissive exclusion under any Healthcare Laws, (iv) listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs, (v) charged with, convicted of or entered a plea of guilty or nolo contendere to any criminal or civil offense relating to the delivery of any item or service under a Governmental Health Program, or (vi) has made any voluntary or self-disclosure to any Governmental Authority or Payor of any potential or actual non-compliance with any Healthcare Law.

(c) Within the last three (3) years, none of the (i) Acquired Companies is or has been subject to HIPAA as a “covered entity” or “business associate” (each as defined in HIPAA), and (ii) except as would not reasonably be material to the Acquired Companies, the Acquired Companies, nor any of their directors, officers managers, or employees, nor to the Knowledge of the Company, independent contractors, has ever used, disclosed, created, received, maintained, accessed, or transmitted “protected health information” (as defined in HIPAA) to conduct the business of the Acquired Companies.

(d) Except as would not be material to the Acquired Companies, none of the Acquired Companies employ, contract with, or otherwise engage any healthcare professionals to provide healthcare services on behalf of any of the Acquired Companies.

Section 4.15 Intellectual Property.

(a) The Acquired Companies solely and exclusively own and possess good and valid title to the Company IP free and clear of any Liens (other than Permitted Liens) and have the valid and enforceable right to use all other Intellectual Property used in, or necessary for, the conduct or operation of the business of the Acquired Companies as currently conducted or anticipated to be conducted (together with all Company IP, collectively, the “Business IP”) except as would not reasonably be material to the business of the Acquired Companies, taken as a whole. None of the material Registered IP is subject to any pending challenge received by any Acquired Company in writing relating to the ownership, registrability, patentability, validity, or enforceability of such Registered IP (excluding ordinary course office actions at the U.S. Patent & Trademark Office or similar Governmental Authorities).

(b) (i) Neither the conduct or operation of the business of the Acquired Companies nor any Acquired Company is currently, or was in the three (3) years prior to the date of this Agreement, infringing, diluting, misappropriating, or otherwise violating any Intellectual Property of any other Person and (ii) no Proceeding is pending or, during the three (3) years prior to the date of this Agreement, has been threatened in writing against any Acquired Company alleging that either the conduct or operation of the business of the Acquired Companies or any Acquired Company infringes, misappropriates, dilutes or otherwise violates any Intellectual Property of another Person, except in each case for any infringement, misappropriation, dilution, violation, or Proceeding that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, (x) in the three (3) years prior to the date of this Agreement, no Acquired Company has provided any Third Party with written notice claiming that such Third Party is infringing, misappropriating, diluting or otherwise violating any Company IP, and, (y) to the Knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any Company IP.

(c) The Acquired Companies take and have taken commercially reasonable measures to protect, safeguard, protect and maintain each of the Acquired Companies’ rights in its confidential information and Trade Secrets (including any confidential information and Trade Secrets of Third Party provided to the Acquired Companies), and Company IP, except as would not reasonably be expected to be material to the business of the Company, taken as a whole. Each of the Acquired Companies has required employees and contractors who have access to material confidential information or material Trade Secrets of the Company or who contribute to the development of material Intellectual Property on behalf of the Company, including Company IP, to execute agreements containing confidentiality provisions and assigning all such Intellectual Property to an Acquired Company.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Acquired Companies own, lease, license, or otherwise has the legal right to use all Company IT Assets, and such Company IT Assets are sufficient for the needs of the business of Acquired Companies, as it is currently conducted or anticipated to be conducted. Except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole: (i) to the Knowledge of the Company, there are no bugs, disabling codes, spyware, Trojan horses, worms and other similarly disabling or malicious code (collectively, “Malicious Code”) in the Company IT Assets; (ii) to the Knowledge of the Company, in the past three (3) years prior to the date of this Agreement, there have not been any unauthorized uses, access to, intrusions breaches of security, or failures that have not been remedied or replaced with respect to the Company IT Assets; and (iii) in the three (3) years prior to the date of this Agreement, the Acquired Companies have implemented and maintain commercially reasonable security, disaster recovery and business continuity plans and procedures.

(e) To the Knowledge of the Company, no Software included in the Company Products is subject to any “copyleft” or other obligation or condition under any “open source” license and used by an Acquired Company in a manner that would (i) require the disclosure, licensing, or distribution of any source code for any portion of any Company Product, (ii) require that any Company Product be licensed for the purpose of making derivative works, or (iii) require any Company Product to be redistributed at no or minimal charge, in each case except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole. To the Knowledge of the Company, (A) all Company Products operate in all material respects in accordance with their documentation, (B) there are no defects in any of the Company Products that would prevent the same from performing substantially in accordance with any Acquired Company’s obligations under written customer Contracts, and (C) there is no Malicious Code in any Company Product, in each case except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole.

(f) As of the date hereof, the Acquired Companies, taken as a whole, possess all source code and related documentation for all material Company Products, except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole.

(g) No Acquired Company has disclosed, delivered, licensed or otherwise made available, nor does any Acquired Company have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any source code to any Company Products to any Person (other than Persons working with or on behalf of the Company and subject to written confidentiality obligations), except as would not be material to the Company, taken as a whole.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Company IP is subject to any Proceeding with respect to any the Acquired Companies restricting in any manner the use, transfer or licensing thereof by the Acquired Companies of such Company IP or any Company Products.

(i) Except as would not reasonably be expected to have a Company Material Adverse Effect, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions will not result in: (i) the termination of any license of Intellectual Property to any Acquired Company by a Third Party; (ii) the granting by the Company of any license or rights to any Company IP; or (iii) the release from escrow of any technology or Software included in the Company IP.

(j) Section 4.15(j) of the Company Disclosure Letter contains (i) a complete and accurate list of all Registered IP and (ii) a high-level summary of Company Products owned or purported to be owned by any Acquired Company that are currently licensed, sold, marketed, distributed, supplied, hosted, or otherwise made available by any Acquired Company. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Acquired Companies have maintained all Registered IP in the ordinary course consistent with reasonable business practices.

Section 4.16 Insurance Coverage. The Company has made available to Parent true and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Acquired Companies (the “Insurance Policies”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) the Acquired Companies maintain insurance, underwritten by financially reputable insurance companies, in such amounts and against such risks as is sufficient to comply with Applicable Law and all Company Material Contracts; (b) each of the Insurance Policies is in full force and effect, all premiums due thereon have been paid in full and the Acquired Companies are in compliance in all respects with the terms and conditions of such Insurance Policies; (c) no event has occurred which, with or without notice or lapse of time or both, would constitute a breach of or default under, or permit the termination of any Insurance Policy, and neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, oral notice, regarding any cancellation or invalidation, premium increase with respect to, or material alteration of coverage under, any Insurance Policy; (d) the Company has filed claims as required under the respective Insurance Policies with insurers with respect to all matters and occurrences for which it has coverage, including those which fall within any self-insured retentions or deductibles; and (e) there are no pending claims submitted by the Company or any of its Subsidiaries as to which coverage has been denied, rejected or disputed by the applicable insurer.

Section 4.17 Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) all Tax Returns required to be filed by or with respect to an Acquired Company have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct and complete in all respects;

(b) all Taxes of each Acquired Company (whether or not shown to be due and payable on any such Tax Return) have been paid; each Acquired Company has withheld all Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Third Party;

(c) no deficiency for any amount of Taxes has been asserted in writing or assessed by any Governmental Authority against any Acquired Company, except for deficiencies that have been satisfied by payment, settled, withdrawn or otherwise resolved;

(d) there are no audits or examinations by any Governmental Authority ongoing or pending or, to the Knowledge of the Company, threatened with respect to any Taxes of any Acquired Company;

(e) there are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of any Acquired Company (other than extensions that arise as a result of an extension of time for the filing of Tax Returns);

(f) there are no Liens for Taxes upon any property or assets of any Acquired Company, except for Permitted Liens;

(g) none of the Acquired Companies have, within the past two (2) years, been a party to any transaction purported or intended to qualify under Section 355 of the Code (or under so much of Section 356 of the Code as relates to Section 355 of the Code);

(h) no Acquired Company (i) is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar Contract (other than Contracts entered into in the ordinary course of business, the principal purpose of which is not related to Taxes), (ii) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than any such group (A) of which the Company is the common parent or (B) the only members of which are Acquired Companies), or (iii) has any liability for any Tax of any Person (other than an Acquired Company) under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), by Contract (other than Contracts entered into in the ordinary course of business, the principal purpose of which is not related to Taxes) or as a transferee or successor.

(i) no Acquired Company has been a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

(j) the Company is not and has not been in the period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” as defined in Section 897(c)(2) of the Code; and

(k) no Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in or improper use of a method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law); (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign law); (iv) installment sale made prior to the Closing Date; or (v) prepaid amount received outside of the ordinary course of business prior to the Closing Date.

Section 4.18 Employees and Employee Benefit Plans.

(a) Section 4.18(a) of the Company Disclosure Letter sets forth a complete list of each Plan. For purposes of this Agreement, Plan shall mean each: (i) “employee benefit plan” as that term is defined in Section 3(3) of ERISA, whether or not subject to ERISA, and (ii) employment, commission, consulting, pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, termination, bonus or other incentive, medical, vision, dental, welfare, post-employment welfare, vacation, paid time off or other compensation or benefit plan, program, policy, agreement or arrangement, in each case, sponsored, maintained or contributed to by the Company or any of its Subsidiaries, required to be sponsored, maintained or contributed to by the Company of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any actual or contingent liability, other than any plan maintained by a Governmental Authority (collectively, the “Plans”). The Company has made available to Parent true and complete copies of the following, as applicable, with respect to each Plan: (A) current plan and trust documents (including all amendments thereto), (B) the most recent summary plan description and all summaries of material modifications thereto, (C) the current determination, advisory or opinion letter received from the Internal Revenue Service. (D) all non-routine correspondence with any Governmental Authority dated within the past three (3) years and (E) the most recent financial statements and annual reports on Form 5500 (including all attachments and schedules thereto).

(b) Each Plan that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the IRS or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status, and nothing has occurred since the date of the latest favorable determination letter or prototype opinion letter, as applicable, that could reasonably be expected to cause the loss of qualification of any such Plan. Except as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Plan has been established, funded, maintained and administered in accordance with its terms and in compliance with ERISA, the Code and other Applicable Laws. No Proceeding, claim or dispute (other than routine claims for benefits in the ordinary course of business) is pending or, to the Knowledge of the Company, threatened with respect to any Plan. All contributions, reimbursements, premiums and other payments with respect to each Plan which have become due have been made on a timely basis or, to the extent not yet due, have been made or properly accrued in accordance with GAAP. Neither the Company nor any Subsidiary has incurred (whether or not assessed) any penalty or Tax under Sections 4980B, 4980D, 4980H, 6721 or 6722 or the Code and no circumstances exist nor have any events occurred that would reasonably be expected to result in the imposition of any such penalties or Taxes.

(c) No Plan is or was a (i) “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or other pension plan subject to Title IV of ERISA or Section 412 of the Code, and neither the Company nor any of its Subsidiaries sponsors, maintains or contributes to, or has any liability with respect to, nor within the past six (6) years, sponsored, maintained or contributed to, or had any liability with respect to, a Multiemployer Plan or other pension plan subject to Title IV of ERISA or Section 412 of the Code, including in each case as a consequence of at any time having been considered a single employer, with any other Person, under Section 414 of the Code or Section 4001(b) of ERISA. No Plan is or was a “multiple employer plan” (as such term is defined under Section 413(c) of the Code) or a “multiple employer welfare arrangement” (as such term is defined under Section 3(40) of ERISA).

(d) Except as set forth on Section 4.18(a) of the Company Disclosure Letter, no Plan provides and neither the Company nor any of its Subsidiaries has any current or contingent obligation to provide for post-employment welfare benefits, other than (i) health care continuation coverage required by Section 4980B of the Code (“COBRA”) or other Applicable Law, with the covered individual paying the full premium cost (except to the extent the Company or its Subsidiaries are required to subsidize such coverages under Applicable Law) or (ii) coverage through the end of the calendar month in which a termination of employment occurs (in accordance with applicable Plan documents and insurance policies). There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Plan.

(e) Neither the execution by the Company of this Agreement nor the consummation of the Transactions will (either alone or upon occurrence of any additional or subsequent events): (i) trigger any payment or other obligation to or increase the amount of compensation or benefits due to any current or former employee, officer, consultant, director or other individual service provider of the Company or any Subsidiary; (ii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit or require the Company or any Subsidiary to fund amounts due under any Plan; (iii) restrict the ability of the Company to merge, amend or terminate any Plan; (iv) result in the forgiveness of indebtedness of any current or former employee, officer, consultant, director or other individual service provider of the Company or any Subsidiary; or (v) give rise to the payment of any amount or provision of any benefit that would, individually or in combination with any other such payment or benefit, result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(f) Each Plan that is, in whole or in part, a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has at all times been operated in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder, and no amount thereunder is, has been or is reasonably expected to be subject to Tax under Section 409A of the Code.

(g) Neither the Company nor any of its Subsidiaries has any obligation to “gross-up” or otherwise indemnify, reimburse or make whole any current or former employee, officer, consultant, director or other individual service provider of the Company or any Subsidiary for the imposition of Tax under Section 409A or Section 4999 of the Code.

(h) In the past three (3) years, no labor union, works council, or other labor organization or group of employees of the Company or any of its Subsidiaries has made a demand for recognition or certification. Neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened representation or certification Proceeding or other Proceeding alleging that the Company or any of its Subsidiaries has engaged in any unfair labor practice under any Law.

(i) There is, and in the past three (3) years has been, no pending or, to the Knowledge of the Company, threatened labor strike, dispute, walkout, work stoppage, slowdown, lockout, picketing, handbilling, material grievance, material labor-related arbitration, or other material labor dispute against or affecting the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to, bound by, subject to, or currently negotiating any collective bargaining agreement or other Contract with any labor union, labor organization, works council or other employee representative (each a “CBA”), and, in the past three (3) years, there have been no labor unions or other organizations representing, or, to the Knowledge of the Company purporting to represent or attempting to represent, any employee of the Company or any of its Subsidiaries. To the Knowledge of the Company, there are, and in the past three (3) years, there have been, no actual or threatened labor organizing activities with respect to any employees of the Company or any of its Subsidiaries. With respect to the transactions contemplated by this Agreement, the Company and any of its Subsidiaries have satisfied any notice, consultation or bargaining obligations owed to its employees or their representatives under applicable Law, CBA or other contract.

(j) The Company and each of its Subsidiaries have promptly and impartially investigated, and taken prompt corrective action (where required by Applicable Law or as otherwise warranted) with respect to, all sexual harassment, and other harassment, discrimination, retaliation or material policy violation allegations of which any of them is aware or has been made aware during the past three (3) years. The Company and its Subsidiaries do not reasonably expect any material liability with respect to any such allegations and are not aware of any such allegations that would indicate a breach of fiduciary duty or that, if known to the public, would bring the Company or any of its Subsidiaries into material disrepute.

(k) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to their current or former employees and independent contractors under Applicable Law, company policy, or Contract; and (ii) each individual who is providing, or within the past three years has provided, services to the Company or any of its Subsidiaries and is or was classified and treated as (A) an exempt or non-exempt employee, or as (B) an independent contractor, consultant, leased employee, or other non-employee service provider, is and has been properly classified and treated as such for all applicable purposes. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Acquired Company is, and for the past three (3) years has been, in compliance with all Applicable Laws respecting labor, employment, and employment practices, including Laws respecting terms and conditions of employment, health and safety, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), discrimination, harassment, retaliation, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), restrictive covenants, pay transparency, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws) (the “WARN Act”), labor relations, employee leave issues, employment decision tools and other artificial intelligence, employee trainings and notices, COVID-19, affirmative action and unemployment insurance.

(l) Without limiting the generality of the other provisions of this Section 4.18, with respect to each Plan that is subject to the Laws of a jurisdiction other than the United States, whether or not United States Law also applies (any such Plan, a “Foreign Plan”): (i) each Foreign Plan has been established, maintained and administered in all material respects in accordance with its terms and Applicable Laws, and if intended to qualify for special tax treatment, meets in all material respects the requirements for such treatment; (ii) all material required employer and employee contributions to each Foreign Plan required by its terms or by applicable Law have been made on a timely basis or, to the extent not yet due, has been accrued in accordance with generally accepted accounting practices in the applicable jurisdiction; (iii) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA) and (iv) there are no material unfunded or underfunded liabilities with respect to any Foreign Plan.

Section 4.19 Environmental Matters. The Acquired Companies are and have been in compliance with all Environmental Laws, except for any such instance of non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Acquired Companies have obtained (and are and have been in compliance with) all Company Licenses required under applicable Environmental Laws to permit the Acquired Companies to operate their assets (including in the manner in which they are now operated and maintained) and to conduct the business of the Acquired Companies (including as currently conducted), except where the absence of any such Company License (or failure to so comply) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no written claims or notices received by (or pending or, to the Knowledge of the Company, threatened against) the Company or any of its Subsidiaries alleging violations of or liability under any Environmental Law, except for any such claim or notice that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There has been no release, manufacture, distribution, marketing, sale, transportation, treatment, storage or disposal or arrangement for the disposal of, contamination by, or exposure of any Person to any substance, material or waste, including any Hazardous Substance, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.20 Required Vote. Assuming the accuracy of the representation in Section 5.11, the Required Company Stockholder Approval is the only vote or approval of the holders of any of the Company Capital Stock necessary under Applicable Law or the Company’s certificate of incorporation or bylaws to adopt this Agreement and approve the Merger and the other Transactions.

Section 4.21 No Brokers. Except for Jefferies LLC, there is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who will be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the Transactions. The Company has disclosed to Parent on Section 4.21 of the Company Disclosure Letter the reasonably estimated fee, as of the date hereof, paid or to be paid by the Company in connection with its engagement of Jefferies LLC. The Company has made available solely to Parent’s counsel a true, correct and complete copy of the Jefferies LLC engagement letter.

Section 4.22 Related Party Transactions. As of the date hereof, except as disclosed in the Company SEC Documents, in the past three (3) years, there have been no Contracts, transactions, or series of related transactions, or relationships that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.23 Material Customers and Suppliers.

(a) Section 4.23(a) of the Company Disclosure Letter sets forth a true and correct list of the Acquired Companies’ Material Customers and Large Customers (each as defined below). Except as would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since the Company Balance Sheet Date, no Acquired Company has received any written or, to Knowledge of the Company, oral notice from any Material Customer or Large Customer of its intention to terminate or not renew its business relationship with the Acquired Companies or to decrease materially purchasing services or products from or otherwise materially change or modify the terms of its business relationship with the Acquired Companies in a manner materially adverse to the Acquired Companies. As used herein, “Material Customer” means, on a consolidated basis, the Acquired Companies’ top fifteen (15) customers based on the amount of total revenue generated from such customer for the 12-month period ended December 31, 2023, and “Large Customer” means, on a consolidated basis, the Acquired Companies’ next ten (10) largest customers after the Material Customers based on the amount of total revenue generated from such customer for the 12-month period ended December 31, 2023. Except as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, during the past twelve (12) months prior to the date hereof, no Acquired Company has been, or is currently, engaged in any Proceeding with any Material Customer or Large Customer.

(b) Section 4.23(b) of the Company Disclosure Letter sets forth a true and correct list of the Acquired Companies’ Material Suppliers (as defined below). Since the Company Balance Sheet Date through the date hereof, no Acquired Company has received any written or, to the Company’s Knowledge, oral notice from any Material Supplier of its intention to terminate or not renew its business relationship with the Acquired Companies or to decrease materially providing services or products to or otherwise materially change or modify the terms of its business relationship with the Acquired Companies in a manner materially adverse to the Acquired Companies. As used herein, “Material Supplier” means, on a consolidated basis, the Acquired Companies’ top fifteen (15) vendors or suppliers based on the amount of total payments to such vendors or suppliers by the Acquired Companies for the 12-month period ended December 31, 2023, showing aggregate amount paid to each such Material Suppliers during each such period. Except as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole, during the past twelve (12) months prior to the date hereof, no Acquired Company has been, or is currently, engaged in any Proceeding with any Material Supplier.

Section 4.24 No Additional Representations or Warranties. Except as provided in this Article IV or in any certificate to be delivered by the Company in connection with this Agreement, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, any of its Subsidiaries, or with respect to any other information provided to Parent, Merger Sub or their respective Affiliates in connection with the Transactions, including the accuracy, completeness or timeliness thereof. Neither the Company nor any other Person will have or be subject to any claim, liabilities or any other obligation to Parent, Merger Sub or any other Person resulting from the distribution or failure to distribute to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material made available to Parent or Merger Sub in the electronic data room maintained by the Company for purposes of the Transactions or management presentations in expectation of the Transactions, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article IV or in any certificate to be delivered by the Company in connection with this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the Parent Disclosure Letter (subject to Section 9.05), Parent and Merger Sub each represent and warrant to the Company:

Section 5.01 Existence and Power. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all limited liability company or corporate power, as applicable, and authority required to carry on its business as currently conducted, except where the failure to have such power and authority would not reasonably be expected to materially impair the ability of Parent or Merger Sub to consummate the Transactions. Each of Parent and Merger Sub is duly qualified to do business as a foreign company or corporation, as applicable, and, where such concept is recognized, is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to materially impair the ability of Parent or Merger Sub to consummate the Transactions.

Section 5.02 Authorization.

(a) Each of Parent and Merger Sub has all requisite limited liability company or corporate power, as applicable, and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement have been duly and validly authorized by all necessary action on the part of Parent and Merger Sub (subject, with respect to Merger Sub, only to approval by its sole stockholder), and no other limited liability company or corporate, as applicable, proceedings on the part of Parent and Merger Sub are necessary to authorize the execution and delivery of this Agreement or for each of Parent and Merger Sub to consummate the Transactions (other than, with respect to the Merger, the filing of the Certificate of Merger with the Delaware Secretary of State). Assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.

(b) The board of directors or similar governing body of each of Parent and Merger Sub has duly adopted resolutions (i) determining that this Agreement and the Transactions are advisable and in the best interests of Parent, Merger Sub and their respective stockholders or other equityholders, as applicable and (ii) adopting this Agreement and the Transactions. Parent, acting in its capacity as the sole stockholder of Merger Sub, will immediately after execution hereof approve and adopt this Agreement.

(c) No vote of, or consent by, the holders of any Equity Securities of Parent is necessary to authorize the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions or otherwise required by Parent’s organizational documents, Applicable Law or any Governmental Authority.

Section 5.03 Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions require no action by or in respect of, or filing with, any Governmental Authority other than (a) the filing of the Certificate of Merger with the Delaware Secretary of State, (b) compliance with and filings or notifications under any applicable requirements of the Antitrust Laws, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, including the filing of the Proxy Statement, (d) compliance with any applicable rules of NYSE, and (e) where failure to take any such actions or filings would not reasonably be expected to materially impair or delay the ability of Parent or Merger Sub to consummate the Transactions.

Section 5.04 Non-Contravention. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement, the consummation by each of Parent or Merger Sub of the Transactions and the compliance by each of Parent or Merger Sub with any of the provisions of this Agreement does not and will not (a) contravene, conflict with or result in any violation or breach of any provision of the certificate of formation, limited liability company agreement, certificate of incorporation or bylaws (or other comparable organizational documents) of Parent or Merger Sub, (b) assuming the consents, approvals, authorizations and filings referred to in Section 5.03 have been obtained or made, any applicable waiting periods referred to therein have terminated or expired and any condition precedent to any such consent has been satisfied or waived, contravene, conflict with or result in a violation or breach of any Applicable Law or (c) assuming compliance with the matters referred to in Section 5.03, require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any Contract, except in the case of clauses (b) and (c) above, any such violation, breach, default, right, termination, amendment, acceleration, cancellation or loss that would not reasonably be expected to, individually or in the aggregate, materially impair or delay the ability of Parent or Merger Sub to consummate the Transactions.

Section 5.05 Litigation. As of the date of this Agreement, there are no pending or, to the Knowledge of Parent or Merger Sub, threatened, lawsuits, actions, suits, claims or other proceedings at law or in equity or investigations before or by any Governmental Authority against Parent or any of its Subsidiaries that would reasonably be expected to materially impair the ability of Parent or Merger Sub to consummate the Transactions. There is no unsatisfied judgment or any open injunction binding upon Parent or any of its Subsidiaries which would reasonably be expected to materially impair the ability of Parent or Merger Sub to consummate the Transactions.

Section 5.06 No Brokers. There is no investment banker, broker, finder or other financial intermediary that has been retained by or is authorized to act on behalf of any of Parent or its Subsidiaries who will be entitled to any fee or commission from Parent or its Subsidiaries, including Merger Sub, in connection with the Transactions where such fee would be payable by the Company should this Agreement be terminated in accordance with Section 8.01.

Section 5.07 Ownership of Company Capital Stock. As of the date hereof, none of Parent, Merger Sub, the Guarantor or any of their respective directors, officers or general partners “own” (within the meaning of Section 203 of the DGCL) or have, within the last three (3) years, “owned” any shares of Company Common Stock (or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock).

Section 5.08 Financial Capacity. Parent has delivered to the Company a true and complete copy of the executed equity commitment letter dated as of the date hereof (the “Equity Commitment Letter”) from the Guarantor to provide to Parent on the Closing Date the Equity Financing in cash in an aggregate amount of at least $1,269,638,085 which Equity Commitment Letter provides that the Company is an express third party beneficiary thereto. The Equity Commitment Letter has not been amended or modified prior to the date of this Agreement. The aggregate proceeds of the Equity Financing and Company Cash on Hand will be sufficient to finance (a) the payment of the aggregate Merger Consideration and Vested RSU Consideration to which holders of Company Common Stock and Company RSU Awards will be entitled at the Effective Time pursuant to this Agreement, (b) the payment of the amounts due upon the election of holders to convert (including any make-whole with respect thereto) their Convertible Notes in connection with the Transactions pursuant to the Convertible Notes Indentures and to repurchase the Convertible Notes as required pursuant to Article 15 of the Convertible Notes Indentures and (c) the payment of all fees and expenses, in the case of each of clauses (a) through (c), to the extent required to be paid by Parent or Merger Sub in cash at the Closing Date in connection with the consummation of the Transactions. As of the date of this Agreement, (i) the commitments contained in the Equity Commitment Letter have not been withdrawn or rescinded in any respect, and (ii) the Equity Commitment Letter is in full force and effect and represents valid, binding and enforceable obligations of Parent and each other party thereto (subject to the Enforceability Exceptions) to provide the financing contemplated thereby subject only to the satisfaction or waiver of the Financing Conditions. Assuming performance by the Company and its Affiliates of their respective obligations under this Agreement, as of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a material breach or default on the part of Parent or any other party thereto under any term of the Equity Commitment Letter which would reasonably be expected to materially impair or adversely affect the Equity Financing. As of the date of this Agreement, Parent has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of the Equity Commitment Letter. As of the date of this Agreement, except as set forth in the Equity Commitment Letter, there are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing other than the Financing Conditions. As of the date of this Agreement, Parent has no reason to believe that (i) any of the Financing Conditions will not be satisfied or (ii) the Equity Financing will not be made available to Parent on the Closing Date. Parent and Merger Sub expressly agree and acknowledge that their obligations hereunder, including Parent’s and Merger Sub’s obligations to consummate the Merger, are not subject to, or conditioned on, Parent’s or Merger Sub’s receipt of financing.

Section 5.09 Solvency. Neither Parent nor Merger Sub is entering into the Transactions with the actual intent to hinder, delay or defraud either present or future creditors of any Acquired Company. Parent and Merger Sub, on a consolidated basis, are solvent as of the date of the Closing Date. Assuming (a) the truth and accuracy of the representations and warranties contained in Article IV (without giving effect to any “material”, “materiality”, “Company Material Adverse Effect”,

“knowledge” or similar qualifiers or exceptions contained therein), (b) that any estimates, projections or forecasts prepared by or on behalf of the Acquired Companies have been prepared in good faith based upon assumptions that were at the time such estimates, projections or forecasts were furnished to Parent, and continue to be, reasonable, (c) the Company complies in all material respects with its obligations under this Agreement, (d) the Acquired Companies, taken as a whole, are solvent immediately prior to the Effective Time, and (e) satisfaction of the conditions to the Parent and Merger Sub’s obligation to consummate the Merger, and each of Parent and the Surviving Corporation will, after giving effect to all of the Transactions, including the payment of any amounts required to be paid in connection with the consummation of the Transactions and the payment of all related fees and expenses, be solvent at and immediately after the Effective Time. As used in this Section 5.09, the term “solvent” means, with respect to a particular date, that on such date, (a) the sum of the assets, at a fair valuation, of Parent and Merger Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries will exceed their debts, (b) each of Parent and Merger Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries have not incurred debts beyond its ability to pay such debts as such debts mature, and (c) each of Parent and Merger Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries, has sufficient capital and liquidity with which to conduct its business. For purposes of this Section 5.09, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, and (ii) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 5.10 Ownership of Merger Sub; No Prior Activities. All of the authorized capital stock of Merger Sub consists of 1,000 shares, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding shares of stock of Merger Sub are, and at the Effective Time will be, owned directly by Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions. Except for obligations or liabilities incurred in connection with or incidental to its formation and the Transactions, Merger Sub has not and will not prior to the Effective Time have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.11 Company Arrangements. Other than agreements with the Company, including this Agreement and the Confidentiality Agreement, as of the date hereof, none of Parent or Merger Sub, or their respective executive officers, directors or Affiliates, has entered into any Contract, agreement, formal or informal arrangement or understanding (whether or not binding) with any of the stockholders, officers, directors, or employees of the Acquired Companies (a) relating in any way to (i) this Agreement or the Merger or (ii) the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Closing or (b) pursuant to which any (i) such holder of shares of Company Capital Stock would be entitled to receive consideration of a different amount or nature than the Merger Consideration in respect of such holder’s shares of Company Capital Stock; (ii) such holder of shares of Company Capital Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) such stockholder, officer, director, or employee of the Acquired Companies has agreed to provide, directly or indirectly, equity investment to the Parent Parties or the Company to finance any portion of the aggregate Merger Consideration or Vested RSU Consideration.

Section 5.12 No Exclusive Arrangements. As of the date of this Agreement, none of the Guarantor, Parent, or any of their respective Affiliates has entered into any Contract, arrangement or understanding expressly prohibiting any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing to any Person in connection with a transaction relating to the Acquired Companies in connection with the Merger.

Section 5.13 No Additional Representations and Warranties. Except for the representations and warranties contained in Article IV or in any certificate to be delivered by the Company in connection with this Agreement, Parent and Merger Sub acknowledge that neither the Company nor any of its Subsidiaries or Representatives makes, and Parent and Merger Sub acknowledge that they have not relied upon or otherwise been induced by, any other express or implied representation or warranty by or on behalf of the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub by or on behalf of any of the Company in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their respective Representatives in certain “data rooms” or management presentations in expectation of the Transactions.

ARTICLE VI

COVENANTS OF THE PARTIES

Section 6.01 Conduct of the Company Pending the Merger.

(a) The Company agrees that, from the date of this Agreement until the earlier of the Effective Time or the valid termination of this Agreement in accordance with Section 8.01, except as (w) set forth on Section 6.01(a) of the Company Disclosure Letter (x) as required by Applicable Law, (y) expressly required by this Agreement or (z) otherwise with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its Subsidiaries to, (i) conduct its operations, in all material respects, in the ordinary course of business, and (ii) use its commercially reasonable efforts to preserve the goodwill and current relationships of the Acquired Companies with employees, customers, suppliers, distributors and other Persons with which the Company or any of its Subsidiaries has significant business relations; provided, however, that the failure by an Acquired Company to take any action prohibited by any clause in the following sentence shall not be deemed to be a breach of the covenants contained in this sentence. Without limiting the foregoing, and as an extension thereof, except (A) as set forth on Section 6.01(a) of the Company Disclosure Letter, (B) as required by Applicable Law, (C) expressly required in this Agreement, or (D) otherwise with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to, from the date of this Agreement until the earlier of the Effective Time or the valid termination of this Agreement in accordance with Section 8.01:

(i) amend the certificate of incorporation, bylaws or other organizational documents of the Acquired Companies;

(ii) issue, sell, grant options or rights to purchase or receive, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge (or securities convertible or exchangeable for, or warrants exercisable for) any Company Capital Stock or other Equity Securities, other than shares of Company Common Stock issuable (A) in connection with the vesting and/or settlement of Company RSU Awards or Company PRSU Awards outstanding on the date hereof and set forth on Section 4.06(c) of the Company Disclosure Letter in accordance with their terms as in effect on the date hereof, (B) in connection with the vesting and/or settlement of Company RSU Awards described in Section 6.01(a)(ii) of the Company Disclosure Letter, or (C) pursuant to the conversion of any Convertible Notes in accordance with the terms of the Convertible Notes Indentures;

(iii) (A) establish a record date for, authorize, declare, pay or make any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any Company Common Stock or other Equity Securities of the Company or any of its Subsidiaries or (B) directly or indirectly redeem, repurchase or otherwise acquire any shares of Company Capital Stock, Equity Securities or any Company Compensatory Award except, in each case, (1) for the declaration and payment of dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company solely to its parent, (2) for the purpose of fulfilling its obligations under existing contractual obligations made available to Parent, (3) as a result of net share settlement of any Company Compensatory Award or to satisfy the withholding Tax obligations in respect of any Company Compensatory Award or any forfeitures or repurchases of any Company Compensatory Award, in each case, that exist today or are permitted to be issued by this Agreement, and (4) in connection with the settlement of the conversion of Convertible Notes in accordance with the terms of the Convertible Notes Indenture;

(iv) (x) other than in the ordinary course of business, (A) amend, modify or terminate (excluding terminations or automatic renewals upon expiration of the term thereof in accordance with the terms thereof) any Company Material Contract or any Contract with a Large Customer, (B) enter into any Contract that would be a Company Material Contract or a Contract with a Large Customer if in existence on the date hereof (excluding Contracts covered by the subsequent clause (y)), or (C) waive, release or assign any material rights, claims or benefits under any Company Material Contract or any Contract with a Large Customer; or (y) enter into any Contract that would be required to be disclosed pursuant to Section 4.10(a)(xiii) if in existence on the date hereof;

(v) acquire, lease, license, sell, abandon, transfer, convey, pledge, encumber, assign, guarantee, allow to lapse, fail to maintain, cancel, terminate or otherwise dispose of or exchange any (x) Company IP or Company License (without a commercially reasonable substitute for such Company License), or (y) assets in excess of $100,000, other than (A) the sale, lease or licensing of Company Products or other materials embodying Company IP in the ordinary course of business, (B) the acquisition, lease or license of Company Products in the ordinary course of business, (C) the acquisition, assignment or abandonment of immaterial Company IP in connection with the exercise of the reasonable business judgment of the Acquired Companies in the ordinary course of business or (D) any capital expenditures permitted by (or consented to by Parent under) Section 6.01(a)(xi);

(vi) except as required by (x) Applicable Law or (y) the terms (as in effect on the date hereof) of a Plan in existence as of the date hereof and set forth on the Company Disclosure Letter: (i) grant any change in control, transaction, retention or severance or termination or similar pay or bonuses to (or amend any such existing arrangement with) any current or former employee, director, officer or other individual service provider of any Acquired Company, (ii) negotiate, modify, extend, terminate or enter into any CBA, or recognize or certify any labor union, labor organization, works council, or group of employees of the Acquired Companies as the bargaining representative for any employees of the Acquired Companies, (iii) establish, enter into, adopt, or amend or terminate any Plan or any plan, program, policy, agreement or arrangement that would be a Plan if in effect on the date hereof (other than entering into offer letters that (A) provide for “at will” employment relationship, (B) do not deviate in any material respect from the standard form offer letter previously provided to Parent, (C) do not provide for any severance, change in control or similar payments or benefits, (D) are terminable upon notice without liability and are entered into in the ordinary course of business consistent with past practice, and (E) do not violate the actions otherwise prohibited by Section 6.01(a)(vi)), (iv) accelerate the timing of vesting, payment or funding of, or decrease or increase or enter into new commitments providing for, any compensation (including any Company Compensatory Award), bonus, commission or other benefits payable or provided to any current or former employee, director, officer or any individual service provider of any Acquired Company, or (v) hire or terminate any individual with total annual cash compensation greater than $150,000, other than terminations for cause;

(vii) other than the Merger contemplated hereby, merge or consolidate any Acquired Company with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Acquired Company;

(viii) make any loans or advances or capital contributions to, or investments in, any Person (other than for transactions among the Acquired Companies), except for (A) advances to employees or officers of the Acquired Companies for reasonable and documented out-of-pocket expenses or (B) extensions of credit to customers pursuant to the terms of a Contract entered into prior to the date of this Agreement, in each case of clause (A) and (B), incurred in the ordinary course of business;

(ix) (A) make, change or rescind any material Tax election, file any amended Tax Return with respect to any material Tax, adopt or change any annual Tax accounting period or change any material method of Tax accounting, enter into any material closing agreement with respect to Taxes, settle any material Tax claim or assessment, surrender any right to claim a material Tax refund or credit, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment (other than an extension in the ordinary course or as a result of the extension of the due date for filing any Tax Return);

(x) split, combine or reclassify any Equity Securities of the Company or any of its Subsidiaries;

(xi) make or commit to any capital expenditures in excess of $100,000 in any individual payment, or $250,000 per fiscal quarter of the Company;

(xii) make any acquisition (whether by merger, consolidation or acquisition of stock or assets) of any interest in any Person or any division or assets thereof or make any divestiture of any of the Company’s Subsidiaries or any assets thereof;

(xiii) incur, issue, become liable for, amend or modify in any material respect the terms of any indebtedness or assume, guarantee or endorse, or otherwise become responsible for or grant any Lien on any assets of the Acquired Companies with respect to, the obligations of any Person for indebtedness (in each case, for the avoidance of doubt, excluding trade payables, immaterial capital lease obligations, or obligations issued or assumed as consideration for services or property, including inventory, in each case, incurred in the ordinary course of business), in each case in excess of $100,000;

(xiv) except as required by GAAP, make any material changes to any Acquired Company’s accounting policies or principles;

(xv) compromise, settle or agree to settle any Proceeding or other monetary settlement (A) involving amounts in excess of $100,000 individually or $250,000 in the aggregate or (B) (x) with respect to any obligations of criminal wrongdoing, (y) that would impose any non-monetary obligations on the Company or its Subsidiaries that would continue after the Effective Time or (z) involving an admission of guilt or liability by the Company or any of its Subsidiaries;

(xvi) implement or announce any personnel actions that could trigger the WARN Act;

(xvii) expressly waive or release any noncompetition, nonsolicitation, nondisclosure, nondisparagement or other restrictive covenant obligation of any current or former employee or independent contractor of the Acquired Companies;

(xviii) fail, cancel, reduce, terminate or fail to maintain insurance coverage under material insurance policies (other than replacements thereof providing similar coverage on substantially similar terms);

(xix) enter into any new line of business;

(xx) modify in any material respect any of its policies related to Data Security Requirements, or any administrative, technical or physical safeguards related to privacy or data security, except (A) to remediate any security issue, (B) to enhance data security or integrity, (C) to comply with Data Security Requirements or (D) as otherwise directed or required by a Governmental Authority;

(xxi) engage in any transaction with, or enter into any agreement, arrangement or understanding with any affiliate of the Company or other Person covered by Item 404 of Regulation S-K; or

(xxii) authorize, commit or agree to take, or enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 6.01(a).

(b) Nothing contained in this Agreement shall give Parent, directly or indirectly, any right to control or direct the operations of the Acquired Companies prior to the Closing. Prior to the Closing, each of the Company and Parent shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

Section 6.02 No-Shop; Acquisition Proposals.

(a) From the date of this Agreement until the earlier of the Effective Time or the valid termination of this Agreement in accordance with Section 8.01, the Company shall, and shall cause its Subsidiaries and each of its and their respective directors, officers and employees to, and shall instruct and direct, and use its reasonable best efforts to cause, its other Representatives to:

(i) (x) immediately cease and cause to be terminated any existing solicitation, encouragement, inquiry, discussion or negotiation with any Third Party with respect to an Acquisition Proposal or any inquiry, discussion or request that would reasonably be expected to lead to an Acquisition Proposal and (y) take the necessary steps to promptly inform any Third Parties with whom discussions and negotiations are then occurring with respect to an Acquisition Proposal of the obligations set forth in this Section 6.02(a) and (z) promptly (and in any event within two (2) Business Days of the date hereof), request in writing that each such Third Party that has previously executed a confidentiality or similar agreement promptly return or destroy all confidential information concerning the Acquired Companies provided by the Acquired Companies or their Representatives to such Third Party or any of its Representatives with respect thereto and ensure that no such Third Party has any continued access to any electronic data room concerning the Acquired Companies; and

(ii) not, directly or indirectly (A) solicit, initiate, seek, propose, or knowingly facilitate or encourage any inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (B) enter into, continue, initiate or otherwise participate in any discussions or negotiations with, or furnish any non-public information or data relating to the Acquired Companies to, or afford access to the properties, books, records, officers or personnel of the Acquired Companies to, any Third Party with respect to an Acquisition Proposal or any inquiry, discussion or request that would reasonably be expected to lead to an Acquisition Proposal; provided, that notwithstanding the foregoing, the Company shall be permitted to grant a waiver of or terminate any “standstill” or similar bona fide agreement or obligation of any Third Party with respect to the Acquired Companies to allow such Third Party to submit an Acquisition Proposal if the Company Board has determined that failure to so waive or terminate would be inconsistent with the Company’s directors’ fiduciary duties under Applicable Law, (C) approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or execute or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other definitive agreement or Contract with respect to or relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement) or requiring the Company to abandon, terminate, breach or fail to consummate the Transactions (an “Alternative Acquisition Agreement”), or (D) resolve, commit or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary contained in Section 6.02(a) but subject to compliance with the other provisions of this Section 6.02, if, after the date of this Agreement and prior to the receipt of the Required Company Stockholder Approval (i) the Company has received a written Acquisition Proposal from a Third Party that did not result from a breach of Section 6.02(a) and that is not withdrawn and (ii) the Company Board determines in good faith, after consultation with its financial and outside legal advisors, that (x) such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal and (y) failure to take the actions contemplated by clauses (A) and (B) below would be inconsistent with the directors’ fiduciary duties under Applicable Law, then the Company and its Representatives may, subject to the execution of an Acceptable Confidentiality Agreement (A) furnish non-public information, and afford access to the books, records and other non-public information of the Acquired Companies and employees of the Acquired Companies, to such Third Party and (B) engage in discussions and negotiations with such Third Party; provided, that any non-public information concerning the Acquired Companies made available to any Third Party shall, to the extent not previously made available to Parent, be made available to Parent prior to, or substantially concurrently with it being made available to such Third Party. Notwithstanding anything to the contrary set forth in this Section 6.02 or elsewhere in this Agreement, the Company, its Subsidiaries and its Representatives may, in any event (without the Company Board having to make the determination in clause (ii) of the preceding sentence), contact any Third Party to inform such Third Party that has made or, to the Knowledge of the Company, is considering making an Acquisition Proposal of the provisions of this Section 6.02.

(c) Except as expressly permitted by this Section 6.02 (including Section 6.02(d)), the Company Board shall not (i) withhold, withdraw, modify, or propose publicly to withhold, withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation; (ii) fail to include the Company Board Recommendation in the Proxy Statement or fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in any solicitation or recommendation statement made on Schedule 14D-9 within ten (10) Business Days after the commencement of a tender offer providing for such Acquisition Proposal; (iii) authorize, adopt, approve or recommend, or publicly propose to authorize, adopt, approve or recommend, or otherwise declare advisable (publicly or otherwise) any Acquisition Proposal; (iv) following receipt by the Company of an Acquisition Proposal, fail to reaffirm publicly the Company Board Recommendation within ten (10) Business Days after Parent requests in writing that the Company Board Recommendation be reaffirmed publicly, provided that Parent may only request two (2) reaffirmations with respect to each such individual Acquisition Proposal (provided that any Acquisition Proposal that is modified in any material respect shall be considered a new and separate Acquisition Proposal for purposes of this Section 6.02(c)); (v) make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or a customary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act (any of the actions described in clauses (i) through (v) of this Section 6.02(c), an “Adverse Recommendation Change”), or (vi) authorize, cause or permit the Company to enter into any Alternative Acquisition Agreement.

(d) Notwithstanding anything to the contrary set forth in this Section 6.02, with respect to any Superior Proposal, at any time prior to the receipt of the Required Company Stockholder Approval, but not after, the Company Board shall be permitted, so long as such Superior Proposal did not result from a breach of this Section 6.02 and subject to compliance with this Section 6.02(d) and Article IX in all respects, (x) to terminate this Agreement to concurrently enter into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal pursuant to Section 8.01(h) and/or (y) to effect an Adverse Recommendation Change or Notice of Adverse Recommendation Change in connection with such Superior Proposal. The Company Board shall only be entitled to effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(h) if, prior to the time the Required Company Stockholder Approval is obtained, but not after:

(i) (A) a bona fide Acquisition Proposal that did not result from a breach of Section 6.02 is made to the Company by a Third Party following the date hereof that has not been withdrawn; (B) the Company Board determines in good faith, after consultation with its financial and outside legal advisors, that such Acquisition Proposal constitutes a Superior Proposal and that the failure to effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(h) would be inconsistent with its fiduciary duties pursuant to Applicable Law; (C) the Company has provided, at least four (4) Business Days in advance, a written notice (a “Notice of Adverse Recommendation Change”) to Parent that the Company intends to take such action in response to a Superior Proposal (it being understood that the delivery of a Notice of Adverse Recommendation Change and any amendment or update thereto and the determination to so deliver such notice, amendment or update will not, by itself, constitute an Adverse Recommendation Change), which notice includes, as applicable, the reasons for the Adverse Recommendation Change, including written notice of the material terms of such Superior Proposal which enabled the Company Board, as applicable, to make the determination that the Acquisition Proposal is a Superior Proposal, the identity of the Person who made such Superior Proposal and which notice shall attach the most current unredacted version of the relevant transaction agreements, and, if applicable, copies of all relevant documents relating thereto including any related financing commitments; (D) during the four (4) Business Day period following the time of Parent’s receipt of the Notice of Adverse Recommendation Change, the Company shall have, and shall have caused its directors, officers, employees and Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and the Equity Commitment Letter and Guaranty so that such Superior Proposal ceases to constitute a Superior Proposal, including permitting Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); and (E) following the end of the four (4) Business Day period described in the preceding clause (D), the Company Board shall have determined in good faith, after consultation with its financial and outside legal advisors, taking into account any changes to this Agreement and the Equity Commitment Letter and Guaranty irrevocably offered in writing by Parent in response to the Notice of Adverse Recommendation Change, that the Superior Proposal giving rise to the Notice of Adverse Recommendation Change continues to constitute a Superior Proposal and that failing to effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(h) would be inconsistent with its fiduciary duties pursuant to Applicable Law; provided, however, that in the event that the Acquisition Proposal to which this provision applies is thereafter modified in any material respect (including, for the avoidance of doubt, any modification to the financial terms) by the party making such Acquisition Proposal, the Company shall provide written notice of and the material terms with respect to such modified Acquisition Proposal to Parent and shall again comply with this Section 6.02(d)(i) and provide Parent with an additional two (2) Business Days’ notice prior to effecting any Adverse Recommendation Change or effecting a termination pursuant to Section 8.01(h) (and shall do so for each such subsequent amendment or modification).

(ii) (A) an Intervening Event has occurred; (B) the Company Board has determined in good faith, after consultation with the Company’s financial and outside legal counsel, that the failure to effect an Adverse Recommendation Change of the type described in Section 6.02(c)(i) and Section 6.02(c)(ii) in response to such Intervening Event would be inconsistent with its fiduciary duties under Applicable Law; (C) prior to effecting an Adverse Recommendation Change, the Company Board has provided, at least four (4) Business Days’ advance written notice (a “Notice of Intervening Event”) to Parent that the Company intends to take such action (it being understood that the delivery of a Notice of Intervening Event and any amendment or update thereto and the determination to so deliver such notice, amendment or update will not, by itself, constitute an Adverse Recommendation Change), which notice includes reasonably detailed information describing the Intervening Event and the reasons for the Company taking such action; (D) during such four (4) Business Day period following the time of Parent’s receipt of the Notice of Intervening Event, the Company shall have, and shall have caused its directors, officers, employees and Representatives to, and shall have used reasonable best efforts to cause its other Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, the Equity Commitment Letter and Guaranty in response to such Intervening Event, including permitting Parent and its Representatives to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation); (E) following the end of such four (4) Business Day period described in the preceding clause (D), the Company Board shall have determined in good faith, after consultation with its financial and outside legal advisors, taking into account any changes to this Agreement, the Equity Commitment Letter and Guaranty irrevocably offered in writing by Parent in response to the Notice of Intervening Event, that the failure to make such Adverse Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law; provided that if the Intervening Event to which this provision applies thereafter changes in any material respect or another Intervening Event occurs, the Company shall provide written notice of such modified or other Intervening Event to Parent and shall again comply with this Section 6.02(d)(ii) and provide Parent with an additional two (2) Business Days’ notice prior to effecting any Adverse Recommendation Change.

(e) From the date of this Agreement until the earlier of the Effective Time or the valid termination of this Agreement in accordance with Section 8.01, (A) as promptly as reasonably practicable (and in any event within twenty-four (24) hours) after (x) receipt of any Acquisition Proposal by the Company or any of its Subsidiaries or Representatives or (y) any request for non-public information or inquiry or any discussions or negotiations are sought to be initiated with, the Company or any of its Subsidiaries or Representatives in connection with a potential Acquisition Proposal, the Company shall provide Parent with written notice, which notice shall include, in the case of clause (x), the identity of the Person making the Acquisition Proposal and the material terms and conditions thereof (including, if applicable, unredacted copies of any written documentation constituting the Acquisition Proposal, including proposed Alternative Acquisition Agreements and any related financing commitments), and in the case of clause (y) the identity of the Person seeking such information or discussions or negotiations, and (B) in the event that any such party modifies its Acquisition Proposal in any material respect, the Company shall provide Parent with written notice within twenty-four (24) hours after receipt of such modified Acquisition Proposal of the fact that such Acquisition Proposal has been modified and the terms of such modification or proposed modification (including, if applicable, unredacted copies of any written documentation reflecting such modification or proposed modification). Thereafter, the Company shall keep Parent reasonably informed in all material respects, on a reasonably prompt basis, of any material development with respect to the status of such Acquisition Proposal, including the provision to Parent of any material written materials (including material written correspondence and unredacted copies of any written agreements) received by the Company or its Representatives or sent by the Company and its Representatives to the party making such Acquisition Proposal. No notification provided pursuant to this Section 6.02(e) shall be deemed, in and of itself, to constitute an Adverse Recommendation Change. The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or other agreement which prohibits the Company from complying with this Section 6.02(e).

(f) Nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 6.02; or (iv) making any disclosure to the Company’s stockholders (including regarding the business, financial condition or results of operations of the Acquired Companies) that the Company Board (or a committee thereof) has determined to make in good faith in order to comply with Applicable Law or stock exchange rule or listing agreement, it being understood that any such statement or disclosure made by the Company Board (or a committee thereof) pursuant to this Section 6.02(f) shall be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or any committee thereof) and the rights of Parent under this Section 6.02, it being understood that nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof) to effect an Adverse Recommendation Change other than in accordance with Section 6.02(d). In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or a committee thereof), to the extent reasonably determined by the Company after consultation with outside counsel to be required by Applicable Law, that solely describes the Company’s receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, the material terms of such Acquisition Proposal and any related action taken by the Company in response (so long as such action is permitted by this Agreement) will not, in and of itself, be deemed an Adverse Recommendation Change, in each case, so long as the Company Board (or a committee thereof), expressly reaffirms the Company Board Recommendation, or expressly states that it is not modifying or withdrawing the Company Board Recommendation, in such public statement.

(g) Any breach of this Section 6.02 by any director, officer or Subsidiary of the Company or any action by any Representative acting on the Company’s behalf in breach of this Section 6.02 will be deemed to be a breach of this Agreement by the Company.

Section 6.03 Appropriate Action; Consents; Filings.

(a) The Company, Parent and Merger Sub shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under Applicable Law, including Antitrust Laws to consummate and make effective the Transactions as promptly as practicable, (ii) obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent, Merger Sub or the Company, or any of their respective Subsidiaries, or to avoid any Proceeding by any Governmental Authority (including those in connection with Antitrust Laws), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions and (iii) (A) as promptly as reasonably practicable, and in any event within ten (10) Business Days after the date hereof, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act and (B) as promptly as reasonably practicable after the date hereof, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any other Applicable Law. The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any Applicable Law in connection with the Transactions. No party shall give consent to any voluntary extension of any statutory deadline or withdraw its notification and report form pursuant to the HSR Act or any other filing made pursuant to any other Antitrust Law unless the other party has given its prior written consent to such extension or delay, which consent will not be unreasonably withheld, conditioned or delayed; provided, that, Parent may withdraw and refile its Notification and Report Form initially filed pursuant to the HSR Act with respect to the Transactions on one occasion, consistent with the procedure set forth in 16.C.F.R. 803.12, without obtaining the consent of the Company. Neither Parent nor the Company shall be entitled to make additional commitments to, or agreements with, Governmental Authorities to delay the Closing following the expiration or termination of the waiting period under the HSR Act or any commitment to, or agreement with, any Governmental Authority not to close the Transactions before a certain date unless the other party shall have agreed to such commitment or agreement, such agreement not to be unreasonably withheld, conditioned, or delayed.

(b) Without limiting the generality of anything contained in this Section 6.03, each party hereto shall use reasonable best efforts to (to the extent not prohibited by Governmental Authority or Applicable Law): (i) give the other parties prompt notice of the making or commencement of any request or Proceeding by or before any Governmental Authority with respect to the Merger or any of the other Transactions; (ii) keep the other parties reasonably informed as to the status of any such request or Proceeding; (iii) promptly inform the other parties of any communication to or from any Governmental Authority regarding the approval of the Merger or any of the other Transactions; (iv) respond as promptly as reasonably practicable to any additional requests for information received by any party from any Governmental Authority with respect to the Transactions or filings contemplated by this Section 6.03; and (v) (A) obtain termination or expiration of the waiting period under the HSR Act and (B) prevent the entry in any Proceeding brought by a Governmental Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the Transactions. To the extent not prohibited by Governmental Authority or Applicable Law, each party hereto will consult and reasonably cooperate with the other parties, provide each other with advance copies of and a reasonable opportunity to comment on, and will consider in good faith the views of the other parties in connection with any filing (except for HSR filings), analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the other Transactions; provided, however, that Parent shall make the final determination as to the appropriate course of action and determine the strategy and tactics for obtaining any necessary consents, licenses, permits, waivers, approvals, authorizations or orders from any Governmental Authority, and the Company shall take all reasonable actions to support Parent in connection therewith. In addition, except as may be prohibited by any Governmental Authority or by Applicable Law, in connection with any such request, or Proceeding, each party hereto will permit Representatives of the other parties to be present at each meeting or conference, whether in-person, telephonic, or videoconference, relating to such request, or Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request, or Proceeding. Materials required to be provided pursuant to this section may be redacted (A) to remove references concerning the valuation of the Company, (B) as necessary to comply with contractual arrangements, (C) as necessary to comply with applicable law, and (D) as necessary to address reasonable privilege or confidentiality concerns; provided that a party may reasonably designate any competitively sensitive material provided to another party under this section as “Outside Counsel Only.”

(c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent related to any Applicable Law, Parent shall cooperate in good faith with the Governmental Authorities and shall undertake promptly any action reasonably necessary to complete lawfully the Transactions as soon as reasonably practicable (but in any event prior to the End Date) and any and all action reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any Proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would (or to obtain the agreement or consent of any Governmental Authority to the Transactions the absence of which would) delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including by (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for the sale, licensing or other disposition, or the holding separate of, or other limitations or restrictions on, or limiting any freedom of action with respect to, particular assets, categories of assets or lines of business of the Company, (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business of the Company, and (iii) contesting, defending and appealing any Proceeding, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, in each case, at such time as may be necessary to permit the lawful consummation of the Transactions on or prior to the End Date; provided, however, that Parent shall have no obligation to offer, negotiate, commit to or effect any actions contemplated by clause (i) or (ii) of this Section 6.03(c) (x) if such action would have a material adverse effect on the business of the Acquired Companies, taken as a whole, and (y) unless the effectiveness of such action is conditioned upon the Closing; provided, further, that Parent shall not be obligated to obtain “prior approval” or other affirmative approval from a Governmental Authority to carry out any future transaction, and shall not be required to agree to make any notification or provide prior notice to any Governmental Authority regarding any proposed transaction. For the avoidance of doubt, this Section 6.03(c) shall not be construed as binding Affiliates of Parent or Merger Sub.

(d) Parent shall be solely responsible for and pay all filing fees required in connection with obtaining any consents or approvals of the type described in this Section 6.03.

Section 6.04 Proxy Statement; Company Stockholder Meeting.

(a) As promptly as reasonably practicable (and in any event within twenty (20) Business Days) following the date of this Agreement, the Company shall prepare and cause to be filed with the SEC a proxy statement in preliminary form, as required by the Exchange Act, relating to the Company Stockholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”). Except as contemplated by Section 6.02, the Proxy Statement shall include the Company Board Recommendation with respect to the Merger. The Company shall promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) with respect to the Proxy Statement or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Proxy Statement, and shall promptly provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand. Each of the parties hereto shall respond as promptly as reasonably practicable to any comments of the SEC (or the staff of the SEC) with respect to the Proxy Statement. The Company shall cause the Proxy Statement to comply as to form in all respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder and shall cause the definitive Proxy Statement to be filed as promptly as reasonably practicable after the resolution of any comments of the SEC (or the staff of the SEC) with respect to the preliminary Proxy Statement (which resolution will be deemed to occur if the SEC has not affirmatively notified the Company prior to the end of the tenth (10th) calendar day after filing the preliminary Proxy Statement that the SEC will or will not be reviewing the Proxy Statement) and to be mailed to the Company’s stockholders as of the record date established for the Company Stockholder Meeting as promptly as reasonably practicable after the date the definitive Proxy Statement is filed with the SEC. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review such document or response; provided, however, that the Company may amend or supplement the Proxy Statement without the review or comment of Parent solely to the extent required to effect an Adverse Recommendation Change, pursuant to and in accordance with Section 6.02.

(b) Parent shall, as promptly as reasonably practicable, use reasonable best efforts to furnish to the Company all information concerning Parent and Merger Sub as may reasonably be requested in writing by the Company in connection with the Proxy Statement, including such information concerning Parent and Merger Sub that is required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. Parent will, upon the written request of the Company, use commercially reasonable efforts to confirm and/or supplement the information relating to Parent or Merger Sub and supplied by Parent for inclusion in the Proxy Statement, such that at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Stockholder Meeting, the information provided by Parent with respect to Parent and Merger Sub shall not contain any untrue statement of a material fact concerning Parent and Merger Sub or omit to state any material fact concerning Parent and Merger Sub required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) In accordance with the Company’s organizational documents and the requirements of NYSE, the Company shall use reasonable best efforts to, as promptly as reasonably practicable (but subject to the timing contemplated in Section 6.04(a)), (x) after the date hereof and in any event within three (3) Business Days after the date of this Agreement (and thereafter, upon the reasonable request of Parent), conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act assuming that, for such purposes only, the record date of the Company Stockholder Meeting will be twenty (20) Business Days after the date the broker search is conducted, (y) establish a record date for and give notice of a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement (including any adjournment or postponement thereof, the “Company Stockholder Meeting”) and (z) mail to the holders of Company Common Stock as of the record date established for the Company Stockholder Meeting a Proxy Statement and all other proxy material (such date, the “Proxy Date”) and if necessary to comply with applicable securities Laws, after the Proxy Statement shall have been so mailed, promptly circulate amended, supplemental, or supplemented proxy material, and, if required in connection there with, re-solicit proxies. The Company shall use reasonable best efforts to duly call, convene and hold the Company Stockholder Meeting as promptly as reasonably practicable after the Proxy Date (and in no event later than the fortieth (40th) day following the first mailing of the Proxy Statement to the stockholders of the Company); provided, however, that the Company may postpone, recess or adjourn the Company Stockholder Meeting, and the Company shall postpone, recess or adjourn the Company Stockholder Meeting at the request of Parent in the event of clauses (ii), (iii) or (iv) of this Section 6.04(c): (i) with the consent of Parent, (ii) for the absence of a quorum, (iii) to solicit additional proxies for the purpose of obtaining the Required Company Stockholder Approval, or (iv) after consultation with Parent to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary under Applicable Law and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s stockholders prior to the Company Stockholder Meeting; provided, however that the Company may not postpone, recess or adjourn the Company Stockholder Meeting pursuant to clauses (ii), (iii) or (iv) of this Section 6.04(c) (x) more than two (2) times or (y) for more than ten (10) Business Days per occasion or twenty (20) Business Days in the aggregate, in each case, without Parent’s prior written consent. Once the Company has established the record date for the Company Stockholder Meeting, the Company shall not change such record date or establish a different record date without the prior written consent of Parent, unless required to do so by Applicable Law. In the event that the date of the Company Stockholder Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing, it shall, to the extent practicable, implement such adjournment or postponement or other delay in such a way that the Company does not establish a new record date for the Company Stockholders Meeting, as so adjourned, postponed or delayed. Unless the Company Board shall have effected an Adverse Recommendation Change, the Company shall use its reasonable best efforts to solicit proxies in favor of the adoption of this Agreement and to solicit the Required Company Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Stockholder Meeting if this Agreement is validly terminated pursuant to, and in accordance, with Article VIII. Notwithstanding any Adverse Recommendation Change, unless this Agreement is validly terminated pursuant to, and in accordance, with Article VIII, this Agreement shall be submitted to the holders of Company Capital Stock for the purpose of obtaining the Required Company Stockholder Approval as provided in Section 6.04(a) and this Section 6.04(c). Without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (i) the adoption of this Agreement, (ii) the stockholder advisory vote contemplated by Rule 14a-21(c) under the Exchange Act and (iii) adjournment of the Company Stockholder Meeting to solicit additional proxies shall be the only matters (other than procedural matters) which the Company shall propose to be acted on by the holders of Company Capital Stock at the Company Stockholder Meeting.

(d) If at any time prior to the Effective Time, (i) Parent discovers that the information provided by Parent to the Company concerning Parent or its Subsidiaries, officers or directors for use in the Proxy Statement, or (ii) the Company discovers that the Proxy Statement otherwise contains information that, in each case, (A) has become false and misleading and (B) the correction of which would require, in accordance with the Exchange Act, that an amendment or supplement to the Proxy Statement be filed with the SEC, then either Parent or the Company, as applicable, shall promptly notify the other party of this discovery, and the Company shall promptly file an amendment or supplement to the Proxy Statement to correct such information.

(e) The Company covenants and agrees that the Proxy Statement (including the letter to stockholders, notice of meeting and form of proxy and any other document incorporated or referenced therein, in each case including any amendments or supplements thereto) will not, at the date mailed to the Company’s stockholders and at the time of any meeting of the Company’s stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements therein relating to Parent and its Affiliates, including Merger Sub, or based on information supplied by Parent or Merger Sub for inclusion in the Proxy Statement. The Proxy Statement (and any amendment thereof or supplement thereto) will comply as to form in all respects with the provisions of the Exchange Act and any other applicable federal securities Laws.

(f) Parent covenants and agrees that the information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement with respect to Parent and Merger Sub (and any amendment thereof or supplement thereto) will not, at the date mailed to the Company’s stockholders and at the time of the meeting of the Company’s stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein with respect to Parent and Merger Sub, in light of the circumstances under which they are made, not misleading.

Section 6.05 Access to Information. From the date hereof until the earlier of the Effective Time and the valid termination of this Agreement pursuant to Article VIII, the Company shall, and shall cause its Subsidiaries to, afford to Parent and its Representatives reasonable access, during normal business hours, in such manner as to not unreasonably interfere in any material respect with the operation of the Acquired Companies, to their respective properties, offices, facilities, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Acquired Companies, and shall furnish such Representatives with financial and operating data and other information concerning the affairs of the Acquired Companies as such Representatives may reasonably request and is reasonably available to the Acquired Companies; provided, that such investigation shall only be upon reasonable notice and shall be at Parent’s sole cost and expense; provided, further, that notwithstanding the foregoing, (i) the foregoing shall not require the Company or any of its Subsidiaries to permit access to (A) such documents or information that are reasonably pertinent to any pending Proceeding between the Company and its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand (but without limiting any rights to discovery in any legal proceeding according to the applicable rules of the forum) or (B) subject to, and without limiting in any respect, the requirements of Section 6.02, any information to the extent related to the negotiation and execution of this Agreement or to proposals from third parties relating to any competing or alternative transactions (including Acquisition Proposals) and the actions of the Board of Directors of the Company (or any committee thereof) with respect to any of the foregoing; and (ii) that nothing herein shall require the Acquired Companies to permit any access or disclose any information to Parent or its Representatives if such disclosure would (i) result in the disclosure of trade secrets or other competitively sensitive information, (ii) violate Applicable Law or the Acquired Companies’ obligations pursuant to the provisions of any Contract (including any confidentiality agreement or similar agreement or arrangement) to which any Acquired Company is a party, (iii) jeopardize any attorney-client or other legal privilege held by the Acquired Companies, in each case, so long as the Company provides Parent written notice of any information so withheld and reasonably cooperates with Parent in seeking to allow disclosure of such information in a manner that does not conflict with the foregoing clauses; provided, further, that nothing herein shall authorize Parent or its Representatives to undertake any environmental testing involving sampling of soil, groundwater or building materials, or other similar invasive techniques at any of the Acquired Companies’ properties, except with the Company’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. All information obtained by Parent, Merger Sub and their respective Representatives shall be subject to the Confidentiality Agreement. No investigation or access permitted pursuant to this Section 6.05 shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

Section 6.06 Confidentiality; Public Announcements.

(a) Except as otherwise expressly contemplated by Section 6.02(f) (and, for the avoidance of doubt, nothing herein shall limit the rights of the Company or the Company Board under Section 6.02), prior to the earlier of (x) the valid termination of this Agreement pursuant to Article VIII or (y) the Closing, the Company, Parent and Merger Sub shall consult with each other before issuing any press release or public announcement with respect to this Agreement or the Transactions, and none of the parties or their Affiliates shall issue any such press release or public announcement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld or delayed), except that no such consent shall be necessary to the extent disclosure may (as determined by the Company in good faith following consultation with outside counsel) be required by Applicable Law or applicable stock exchange rule or any listing agreement of any party hereto (provided in each case that such party shall, to the extent legally permissible, use its reasonable best efforts to consult with the other party hereto, and give good faith consideration to any input received, prior to the time such disclosure is so required to be issued); provided, further, that the parties shall not be required by this Section 6.06 to provide any other party with such consultation or consent right relating to (i) any dispute solely between the parties relating to this Agreement, (ii) any statements, press releases, public disclosures or public statements previously approved by Parent or the Company in accordance with this Section 6.06 (to the extent still accurate) and which do not add additional material information not included in such previous approved statement, or (iii) subject to compliance with Section 6.02, any Notice of Adverse Recommendation Change or Superior Proposals. Parent will not be obligated to engage in the consultation contemplated in the foregoing sentence with respect to communications that are principally directed to its existing or prospective general or limited partners, equity holders, members and investors of Parent or its Affiliates, so long as such communications are consistent with prior communications previously agreed to by Parent and the Company in accordance with this Section 6.06 and which do not add additional material information not included in such previous communication. Before any document or other written communication prepared by or on behalf of the Company or any of its Subsidiaries to be publicly disclosed, posted or made accessible on the website of the Company (whether in written, video or oral form via webcast, hyperlink or otherwise), that is related to any of the transactions contemplated by this Agreement and, if reviewed by a stockholder of the Company, would reasonably be deemed to constitute a “solicitation” of “proxies” (in each case, as defined in Rule 14a-1 of the Exchange Act) with respect to the Merger (a “Merger Communication”) is (i) disseminated to any investor, analyst, member of the media, employee, client, customer or other Third Party or otherwise made accessible on the website of the Company or such participant (whether in written, video or oral form via webcast, hyperlink or otherwise), or (ii) utilized by any executive officer, key employee or advisor of the Company or any such participant, as a script in discussions or meetings with any such Third Parties, the Company shall (or shall cause any such participant to) reasonably determine in good faith whether that communication constitutes “soliciting material” that is required to be filed by Rule 14a-6(b) or Rule 14a-12(b) of the Exchange Act and shall promptly inform Parent of such determination. The Company shall (or shall cause any such participant to) consult with Parent before issuing any Merger Communication, and neither the Company nor any such participant shall issue any Merger Communication prior to obtaining Parent’s consent (which consent shall not be unreasonably withheld or delayed) and give reasonable and good faith consideration to any comments made by Parent and its counsel on any such Merger Communication.

(b) From and after the date hereof, notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, no consent of the Company shall be required for any Person who is a potential source of, or may provide, equity, debt or any other type of financing for the transactions contemplated hereby to become a Representative (as defined in the Confidentiality Agreement) of Vista Equity Partners Management, LLC thereunder.

Section 6.07 Cash and Marketable Securities. The Company and Parent shall cooperate in good faith to agree, promptly following the date hereof and in no event later than fourteen (14) days prior to the Closing, on a schedule for the repatriation of cash (to the extent permitted by Applicable Law and would not result in the imposition of any material Taxes) in a commercially reasonable manner and the Company shall use reasonable best efforts to take the actions set forth on such schedule prior to the Closing. At the reasonable request of Parent, the Company and its Subsidiaries shall use commercially reasonable efforts to sell all marketable securities of the Company then owned by the Company and its Subsidiaries reasonably proximate to the Closing Date so as to permit the net proceeds of such sale to be used by or at the direction of the Parent as a potential partial source for the payments contemplated by this Agreement, including the payment of expenses in connection with the Transactions or payments in respect of Company Compensatory Awards under Article III.

Section 6.08 Indemnification of Officers and Directors.

(a) From and after the Effective Time, Parent agrees that it shall cause the Surviving Corporation to indemnify and hold harmless each present and former director, officer and employee of the Acquired Companies (a “D&O Indemnitee”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, investigation, or Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Acquired Companies, as the case may be, would have been permitted under or required by Applicable Law and their respective certificates of incorporation, bylaws, indemnification agreements as in effect on the date of this Agreement and that in each case have been made available to Parent (an “Indemnification Agreement”) or other organizational documents of the Acquired Companies in effect on the date of this Agreement to indemnify such person. Subject to the terms of any applicable Indemnification Agreement, the Surviving Corporation shall have the right to control any Proceeding for which it is required to indemnify any D&O Indemnitee pursuant to the foregoing sentence (it being understood that, by electing to control the defense thereof, the Surviving Corporation, on behalf of itself and its Affiliates, will be deemed to have waived any right to object to the D&O Indemnitee’s entitlement to indemnification hereunder with respect thereto). Each D&O Indemnitee will be entitled to retain his or her own counsel, whether or not the Surviving Corporation elects to control the defense of any such Proceeding. Parent also agrees to cause the Surviving Corporation to promptly advance reasonable and documented out-of-pocket expenses as incurred by each D&O Indemnitee to the fullest extent permitted under or required by Applicable Law and their respective certificates of incorporation, bylaws, Indemnification Agreements or other organizational documents of the Acquired Companies in effect on the date of this Agreement and made available to Parent prior to the date hereof upon receipt of a written undertaking by such Person or on such Person’s behalf to repay the amount paid or reimbursed if it is ultimately determined that such Person is not permitted to be indemnified under Applicable Law, organizational documents of the Acquired Companies or Indemnification Agreement. Without limiting the foregoing, Parent shall cause the Surviving Corporation (i) to maintain for a period of not less than six (6) years from the Effective Time provisions in the Acquired Companies’ respective certificates of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the D&O Indemnitees that are no less favorable to those

Persons than the provisions of Applicable Law and the certificates of incorporation, bylaws, Indemnification Agreements, and other organizational documents of the Acquired Companies, as applicable, in each case, as of the date of this Agreement and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Applicable Law.

(b) For a period of six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Acquired Companies’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage; provided, however, that, in lieu of maintaining such insurance for a period of six (6) years, (i) the Company may, and (if the Company does not) Parent may cause the Surviving Corporation to, cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining at or prior to the Closing Date a prepaid, non-cancelable six (6)-year “tail” policy (containing terms not less favorable than the terms of such current insurance coverage) with respect to matters existing or occurring at or prior to the Effective Time (a “Tail Policy”); provided, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an aggregate or total premium amount in excess of 350% of the amount per annum the Company paid for such coverage in its last full fiscal year (the “Maximum Premium”). If no such Tail Policy is available for less than the Maximum Premium, then the Company or the Surviving Corporation may obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Premium from an insurance carrier with the same or better credit rating as the Company’s directors’ and officers’ liability insurance carrier on the date hereof and if the Company or Surviving Corporation obtains such a Tail Policy, it shall be deemed to have satisfied in full the obligations of Parent and the Surviving Corporation under this Section 6.08(b).

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.08 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent and the Surviving Corporation. In the event that Parent or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.08.

Section 6.09 Section 16 Matters. Prior to the Effective Time, the Company shall take such actions as are required to cause the disposition of Company Common Stock, Company RSU Awards or other securities in connection with the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.

Section 6.10 Merger Litigation. The Company shall provide Parent’s counsel with prompt notice (email being sufficient) of, and copies of all pleading and correspondence relating to, and keep Parent reasonably informed on a current basis regarding, any stockholder litigation or similar Proceeding against the Company or its directors or officers relating to the Transactions (the “Merger Litigation”), whether commenced prior to or after the execution and delivery of this Agreement. The Company shall give Parent (a) the right to review and comment on all filings or responses to be made before such filings or responses are made by the Company in connection with the Merger Litigation (and the Company shall in good faith take such comments into account) and (b) the opportunity to participate, at its expense, in the defense or settlement of any such Merger Litigation, and the Company shall not settle, or offer to settle, any such Merger Litigation without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.10, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Merger Litigation by the Company, and Parent may offer comments or suggestions with respect to such strategy, which the Company shall consider in good faith.

Section 6.11 Third Party Consents. Notwithstanding anything to the contrary in this Agreement, in no event shall the Company or any of its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals required in order to consummate the Transactions pursuant to the terms of any Contract or any Company License to which the Company or any of its Subsidiaries is a party. Prior to the Closing, at the written request of Parent, the Company will use its commercially reasonable efforts to obtain consent under any Contract to which the Company or its Subsidiaries is a party to the extent required so that no default (or right of termination) exists or arises thereunder in connection with or as a result of or following the Merger.

Section 6.12 Notices of Certain Events. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with this Agreement or the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent would be material to the Company, the Surviving Corporation or Parent, (ii) any written notice from any Person alleging that the approval or consent of such Person is or may be required in connection with this Agreement or the Transactions, (iii) any Proceedings commenced or threatened in writing against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to this Agreement or the Transactions and (iv) such party becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of its failure to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case, if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions set forth in Article VII to fail to be satisfied at the Closing (it being understood that no such notification will affect or be deemed to modify any representation or warranty of such party set forth in this Agreement); provided, however, that delivery of any notice pursuant to this Section 6.12 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any party.

Section 6.13 Stock Exchange Delisting. The Surviving Corporation shall cause the Company’s securities to be de-listed from NYSE and de-registered under the Exchange Act as promptly as practicable following the Effective Time in compliance with Applicable Law, and prior to the Effective Time the Company shall reasonably cooperate with Parent with respect thereto.

Section 6.14 Merger Sub. Parent will take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business, or incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement.

Section 6.15 Conduct of Business by Parent Pending the Merger. Parent and Merger Sub covenant and agree that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is validly terminated pursuant to Section 8.01, unless the Company otherwise consents in writing, Parent and Merger Sub:

(a) shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business of any Person or other business organization or division thereof if such business competes in any line of business of the Acquired Companies and the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (i) prevent or impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Authority entering a Governmental Order prohibiting the consummation of Transactions, (iii) materially increase the risk of not being able to remove any such Governmental Order on appeal or otherwise or (iv) materially delay or prevent the consummation of the Transactions.

Section 6.16 Resignation of Directors and Officers. At the Closing, except as otherwise may be agreed in writing by Parent, the Company shall deliver to Parent the resignation of all of the members of the Board of Directors of the Company who are in office immediately prior to the Effective Time (and to the extent requested by Parent, from any member of the board of directors (or any equivalent) of each Subsidiary of the Company), which resignations shall be effective at the Effective Time.

Section 6.17 Takeover Statutes. The parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any other transaction contemplated hereby and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute and Section 203 of the DGCL on the Merger and the Transaction. Unless this Agreement is otherwise terminated pursuant to Section 8.01, no Adverse Recommendation Change shall change, or be deemed to change, the approval of the Company Board for purposes of causing any Takeover Statute to be inapplicable to the Merger or the other transactions contemplated hereby.

Section 6.18 Convertible Notes.

(a) Prior to the Effective Time, the Company and Parent shall deliver any notices (including with respect to holders’ rights to require repurchase or conversion of the Convertible Notes) and take all necessary actions so that, in the event that any of the Company’s Convertible Notes issued pursuant to the Convertible Notes Indentures remain outstanding as of the Effective Time, the Company shall (i) execute and deliver to the Trustee supplemental indentures to the Convertible Notes Indentures, as and to the extent required by the Convertible Notes Indentures, including, without limitation, as a result of the Transactions constituting a “Fundamental Change” or “Make-Whole Fundamental Change” (as such terms are defined in the Convertible Notes Indentures) and to provide that on and after the Effective Time, each holder of Convertible Notes shall have the right to convert such Convertible Notes into the Merger Consideration in accordance with, and subject to, the provisions of the Convertible Notes Indentures governing the conversion of the Convertible Notes (including any applicable increase in the “Conversion Rate” thereunder for conversions made in connection with the Merger), (ii) cause to be executed and delivered to the Trustee an “Officer’s Certificate” and an “Opinion of Counsel” (as such terms are defined in the Convertible Notes Indentures) and any other related documentation required by the Convertible Notes Indentures in connection with such supplemental indentures, as and to the extent required by the Convertible Notes Indentures and (iii) take any other actions reasonably requested by Parent in connection with the Transactions to the extent such actions are required in order to effect any repurchases or conversions of the Convertible Notes in accordance with the Convertible Notes Indentures following the Effective Time. The Company will provide copies of any such supplemental indenture, Officer’s Certificate, Opinion of Counsel, and any other documentation required pursuant to the foregoing clause (iii) to Parent at least three (3) Business Days prior to delivering any such document and all such documents shall be subject to the prior approval of Parent (such approval not to be unreasonably withheld, conditioned or delayed).

(b) The Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cause their respective representatives to, cooperate with Parent in connection with the fulfillment of the Company’s obligations under the terms of the Convertible Notes and the Convertible Notes Indentures at any time after the date of this Agreement as reasonably requested by Parent.

Section 6.19 Employee Matters.

(a) For a period of one-year following the Closing Date (or, if earlier, the date of the Continuing Employee’s termination), Parent shall provide, or shall cause the Surviving Corporation or any of their respective Subsidiaries to provide, for each employee of the Company and each employee of each Subsidiary of the Company who, as of immediately following the Closing Date, continues as an employee of Parent, the Surviving Corporation or any of their respective Subsidiaries (collectively, the “Continuing Employees”), with (i) (A) base salary or base wage rate and (B) target annual cash incentive compensation opportunities and commission opportunities, each of which are, on an individual basis, substantially comparable to those provided to such Continuing Employee as of immediately prior to the execution of this Agreement (excluding for purposes of this clause (i) any transaction, change of control, or retention bonuses, any nonqualified deferred compensation arrangements, severance and equity or equity-based compensation granted to such Continuing Employee prior to the Closing) and (ii) health and welfare benefits (excluding retiree medical or other post-employment welfare benefits) that are substantially comparable, in the aggregate, to those provided to such Continuing Employee as of immediately prior to the execution of this Agreement under the Plans that provide health and welfare benefits set forth on Section 4.18(a) of the Company Disclosure Letter.

(b) With respect to each newly adopted health or welfare benefit plan maintained by Parent, the Surviving Corporation or the relevant Subsidiary for the benefit of any Continuing Employees, Parent shall use commercially reasonable efforts to: (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan for the plan year in which the Closing Date occurs, to the extent such eligibility waiting periods, any evidence of insurability requirements and pre-existing condition limitations would not have been applicable to such Continuing Employee under the terms of the corresponding Plans, and (ii) cause each Continuing Employee to be given credit under such plan for amounts paid by such Continuing Employee under the corresponding Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-insurance and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Parent or the Surviving Corporation (or the relevant Subsidiary of either such entity), as applicable, for the plan year in which the Closing Date occurs. Parent shall cause the Surviving Corporation or any of their respective Subsidiaries to provide each Continuing Employee credit for purposes of eligibility to participate, level of paid time off and vesting of retirement benefits (but not benefit accrual) under any employee benefit plans or arrangements of Parent, the Surviving Corporation or the relevant Subsidiary for such Continuing Employee’s service with the Company or any of the Company’s Subsidiaries, to the same extent and for the same purpose as credited under the analogous Plan as of immediately prior to the Closing Date, except to the extent such credit would result in the duplication of benefits or compensation for the same period of service.

(c) The provisions of this Section 6.19 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) or any other Person shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 6.19 shall create such rights in any such Persons. Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or any of their respective Affiliates, as applicable, to terminate the employment of any Continuing Employee at any time and for any reason; (ii) require Parent, the Surviving Corporation or any of their respective Affiliates, as applicable, to continue any Plans, or other compensation or benefit plans or arrangements or prevent the amendment, modification or termination thereof after the Effective Time; or (iii) constitute the establishment or amendment of any Plans or other employee benefit plans or arrangements.

Section 6.20 Cooperation with Debt Financing.

(a) Prior to the Effective Time, each of the Acquired Companies shall use its reasonable best efforts to, and shall use reasonable best efforts to cause its respective officers, employees and other representatives with appropriate seniority and expertise to, provide cooperation reasonably requested by Parent and Merger Sub, at Parent’s sole cost and expense, in connection with any debt financing arrangements of Parent or Merger Sub in connection with the transactions contemplated by this Agreement (the “Debt Financing”), including its reasonable efforts to provide the following assistance: (i) participating (and causing senior management and representatives, with appropriate seniority and expertise, of the Acquired Companies to participate) in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with the Debt Financing Sources and prospective lenders and otherwise reasonably cooperating with the marketing and due diligence efforts for any of the Debt Financing, (ii) providing reasonable assistance to Parent, Merger Sub and the Debt Financing Sources with the timely preparation of customary (A) rating agency presentations, bank information memoranda, confidential information memoranda, lender presentations and similar documents required in connection with or proper for the Debt Financing or customarily used to arrange transactions similar to the Debt Financing by companies of a comparable size in a comparable industry as the Company; and (B) pro forma financial statements and forecasts of financial statements of the Acquired Companies for one or more periods following the Closing Date, in each case based on financial information and data derived from the Acquired Company’s historical books and records, provided, however, that no member of the Acquired Companies will be required to provide any information or assistance with respect to the preparation of pro forma financial statements and forecasts of financing statements, including relating to the determination of the proposed aggregate amount of the Debt Financing, the interest rates thereunder or the fees and expenses relating thereto, or the determination of any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; (iii) furnishing Parent, Merger Sub and the Debt Financing Sources as promptly as practicable with financial and other pertinent information regarding the Acquired Companies that is reasonably available to the Company as may be reasonably requested by Parent or the Debt Financing Sources to the extent that such information is of the type and form customarily included in a bank confidential information memorandum in connection with the arrangement of financing similar to the Debt Financing or in rating agency presentations, lender presentations or other customary marketing materials, (iv) providing customary authorization letters, confirmations and undertakings to the Debt Financing Sources authorizing the distribution of information to prospective lenders and containing a representation to the Debt Financing Sources that the information pertaining to the Acquired Companies contained in the disclosure and marketing materials related to the Debt Financing (other than forecasts and similar prospective information) is complete and correct in all material respected and that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or securities, (v) (A) assisting with the preparation and negotiation of definitive financing documentation and the schedules and exhibits thereto (including loan agreements, guarantees, collateral agreements, hedging arrangements, and customary officer’s and other closing certificates (including a solvency certificate)) as may reasonably be requested, (B) facilitating the granting of a security interest in and pledging of collateral, it being understood that such documents will not take effect until the Closing Date, and (C) cooperating in satisfying the conditions precedent set forth in any definitive agreements relating to the Debt Financing to the extent the satisfaction thereof requires the cooperation or is in the control of the Acquired Companies, (vi) promptly furnishing Parent, Merger Sub and the Debt Financing Sources with all documentation and other information reasonably requested by any Debt Financing Source with respect to “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, in each case, at least three Business Days prior to the Closing Date that has been reasonably requested by Parent in writing, at least ten days prior to the Closing Date, and (vii) taking corporate actions, subject to the occurrence of the Closing, necessary to permit the consummation of the Debt Financing.

(b) Nothing in this Section 6.20 will require the Acquired Companies to (i) waive or amend any terms of this Agreement, pay any commitment fee or similar fee or agree to pay any other fees or reimburse any expenses or otherwise issue or provide any indemnities prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent; (ii) enter into, approve, modify or perform any definitive agreement or commitment or distribute any cash (except to the extent subject to concurrent reimbursement by Parent) that will be effective prior to the Closing Date; (iii) incur any liability or give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time; (iv) take any action that, in the good faith determination of the Company, would unreasonably interfere with the conduct of the business of the Acquired Companies; (v) provide any information that is not reasonably available to the Company, (vi) prepare separate financial statements for any of the Acquired Companies to the extent not customarily prepared by the Acquired Companies and to the extent such preparation would be unduly burdensome or change any fiscal period; (vii) adopt any resolutions, execute any consents or otherwise take any corporate or similar action that will be effective prior to the Closing; or (viii) provide any legal opinion. In addition, no action, liability or obligation of the Acquired Companies or any of its Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing (other than customary authorization letters (including with respect to the presence or absence of material non-public information and the accuracy of the information contained in the disclosure and marketing materials related to the Debt Financing, in each case based on financial information and data derived from the Company’s historical books and records)) will be effective until the Effective Time, and the Acquired Companies will not be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument (other than customary authorization letters) that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time. Nothing in this Section 6.20 will require (1) any officer, employee or Representative of the Acquired Companies to deliver any certificate or opinion or take any other action under this Section 6.20 that would reasonably be expected to result in personal liability to such officer or Representative.

(c) The Company hereby consents to the reasonable use of the Acquired Companies’ logos in connection with the Debt Financing, provided that such logos are used in a manner that is not intended to or reasonably likely to harm or disparage any of the Acquired Companies or the reputation or goodwill of any Acquired Company or are used in any other manner as approved by the Acquired Companies in their reasonable discretion.

(d) Promptly upon request by the Company, Parent will reimburse the Company for any reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Acquired Companies in connection with the cooperation of the Acquired Companies contemplated by Section 6.20(a). Parent shall indemnify and hold harmless the Acquired Companies and its Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with any cooperation provided pursuant to this Section 6.20 or the provision of information utilized in connection therewith, except to the extent that any of the foregoing results from gross negligence, bad faith, willful misconduct or a material misstatement of the Company or its Affiliates. Parent’s obligations pursuant to the two preceding sentences are referred to collectively as the “Reimbursement Obligations”. Notwithstanding the foregoing, for the avoidance of doubt, the costs and expenses subject to the Reimbursement Obligations shall not include (x) costs and expenses incurred in connection with the preparation of financial statements that are or would be prepared in the ordinary course of business irrespective of this Agreement, (y) any ordinary course amounts payable to employees of the Company or its Affiliates with respect to services provided prior to the Closing Date and (z) any other ordinary course amounts that would have been incurred in connection with the transactions contemplated hereby regardless of any debt financing established in connection herewith and regardless of the covenants set forth in this Section 6.20(d).

(e) Parent and Merger Sub acknowledge and agree that obtaining the Debt Financing is not a condition to the Closing. Except in the case of a Willful Breach, the Company’s breach of Section 6.20(a) will not be asserted as the basis for (A) any conditions set forth in Article VII to consummate the Merger having not been satisfied or (B) the termination of this Agreement pursuant to a Terminating Company Breach. If the Debt Financing has not been obtained, Parent and Merger Sub will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Merger.

ARTICLE VII

CONDITIONS TO THE TRANSACTION

Section 7.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or written waiver by all parties, if permissible under Applicable Law and other than the condition set forth in Section 7.01(a), which may not be waived by any party) at or prior to the Effective Time of each of the following conditions:

(a) Required Company Stockholder Approval. The Required Company Stockholder Approval shall have been obtained in accordance with Applicable Law and the certificate of incorporation and bylaws of the Company.

(b) Regulatory Approvals. The waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated and any commitment to, or agreement with, any Governmental Authority not to close the Transactions before a certain date, shall have been terminated or expired.

(c) No Injunction. The consummation of the Merger shall not then be enjoined, restrained or prohibited by any Proceeding or Governmental Order (whether temporary, preliminary or permanent) of any Governmental Authority. No Law that prohibits or makes illegal consummation of the Merger shall have been enacted, issued, entered, promulgated or enforced by any Governmental Authority and shall continue to be in effect.

Section 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or written waiver by Parent, if permissible under Applicable Law), at or prior to the Closing, of the following further conditions:

(a) Representations and Warranties.

(i) The representations and warranties made by the Company in Sections 4.01(a) (Corporate Existence and Power), 4.02 (Corporate Authorization), 4.06 (other than paragraphs (a), (b), and (d) thereof) (Capitalization; Subsidiaries), 4.05 (Anti-Takeover Laws) and 4.20 (Required Vote) (collectively, the “Company Fundamental Representations”) shall, without giving effect to any references to any “Company Material Adverse Effect” or other “materiality” qualifications, be true and correct in all material respects as of the Closing Date as if made at and as of the Closing Date, except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date;

(ii) The representations and warranties made by the Company in this Agreement (other than the Company Fundamental Representations and the representations and warranties made by the Company in Section 4.06(a), (b) and (d), Section 4.08(a) and 4.21) shall, without giving effect to any references to any “Company Material Adverse Effect” or other “materiality” qualifications, be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date (except for representations and warranties that speak as of a particular date, which shall be true and correct as of such date), except where the failure to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(iii) The representations and warranties made by the Company in clauses (a), (b) and (d) of Section 4.06 (Capitalization; Subsidiaries) and in Section 4.21 (No Brokers) shall, without giving effect to any references to any “Company Material Adverse Effect” or other “materiality” qualifications, be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date (except for representations and warranties that speak as of a particular date, which shall be true and correct as of such date), except for inaccuracies that are de minimis in nature and amount; and

(iv) The representation and warranty made by the Company in Section 4.08(a) shall be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date.

(b) Covenants. The covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(d) Company Closing Certificate. Parent shall have received a certificate executed on behalf of the Company by its authorized representative to the effect that the conditions set forth in Sections 7.02(a), 7.02(b) and 7.02(c) have been satisfied.

Section 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or written waiver by the Company, if permissible under Applicable Law), at or prior to the Closing, of the following further conditions:

(a) Representations and Warranties. The representations and warranties made by Parent and Merger Sub in this Agreement shall, without giving effect to any references to materiality qualifications, be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date (except for representations and warranties that speak as of a particular date, which shall be true and correct as of such date), except where the failure to be so true and correct has not had and would not reasonably be expected to have a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger.

(b) Covenants. The covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) Parent Closing Certificate. The Company shall have received a certificate executed on behalf of Parent by its authorized representative and to the effect that the conditions set forth in Sections 7.03(a) and 7.03(b) have been satisfied.

ARTICLE VIII

TERMINATION

Section 8.01 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time notwithstanding receipt of the Required Company Stockholder Approval (except as expressly noted below), only as follows:

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if the Closing shall not have occurred on or before 5:00 p.m. (Eastern time) on October 4, 2024 (the “End Date”), whether such date is before or after the date of the receipt of Required Company Stockholder Approval; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b) may not be exercised by any party whose failure to perform any covenant or obligation under this Agreement has been the principal cause of, or primarily resulted in, the failure of the Closing to have occurred on or before the End Date;

(c) by either the Company or Parent, if (i) any Governmental Authority shall have enacted, issued, entered, promulgated or enforced prior to the Effective Time any Law that remains in effect and prohibits or makes illegal the consummation of the Merger or (ii) any Governmental Order permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(c) may not be exercised by any party whose failure to perform any covenant or obligation under this Agreement has been the principal cause of, or primarily resulted in, the issuance of such order, decree or ruling.

(d) by either the Company or Parent, if the Company Stockholder Meeting (including any adjournments and postponements thereof) shall have been held in accordance with this Agreement and at which a vote is taken on the adoption of this Agreement, and the Required Company Stockholder Approval shall not have been obtained;

(e) by Parent, (i) if there is any breach of, or failure to perform or comply with, any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 7.02(a) and Section 7.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), (ii) Parent shall have delivered written notice to the Company of such Terminating Company Breach, and (iii) such Terminating Company Breach is not capable of cure or has not been cured by the date that is the earlier of (x) three (3) Business Days prior to the End Date or (y) thirty (30) days following the date of delivery of the written notice to the Company of such Terminating Company Breach contemplated by clause (ii) hereof; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(e) if Parent or Merger Sub is then in breach of any of its obligations under this Agreement such that the Company has the right to terminate this Agreement pursuant to Section 8.01(f);

(f) by the Company, (i) if there is any breach of, or failure to perform or comply with, any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, such that the conditions specified in Section 7.03(a) and Section 7.03(b) would not be satisfied at the Closing (a “Terminating Parent Breach”), (ii) the Company shall have delivered written notice to Parent of such Terminating Parent Breach, and (iii) such Terminating Parent Breach is not capable of cure or has not been cured by the date that is the earlier of (x) three (3) Business Days prior to the End Date or (y) thirty (30) following the date of delivery of the written notice to the Company of such Terminating Company Breach contemplated by clause (ii) hereof; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(f) if the Company is then in breach of any of its obligations under this Agreement such that Parent has the right to terminate this Agreement pursuant to Section 8.01(e);

(g) by Parent, if, prior to receipt of the Required Company Stockholder Approval, an Adverse Recommendation Change shall have occurred; provided that Parent’s right to terminate this Agreement pursuant to this Section 8.01(g) shall expire upon receipt of the Required Company Stockholder Approval; or

(h) by the Company, at any time prior to the receipt of the Required Company Stockholder Approval, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; provided, that, (i) the Company shall have complied with its obligations pursuant to Section 6.02 with respect to such Superior Proposal, (ii) prior to any such termination the Company Board authorizes the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal to the extent permitted by, and subject to the terms and conditions of, Section 6.02, (iii) substantially concurrently with the termination of this Agreement, the Company enters into an Alternative Acquisition Agreement providing for such Superior Proposal, (iv) such Superior Proposal did not result from a breach of the provisions of Section 6.02 and (v) the Company pays to Parent (or one or more of its designees) the Company Termination Fee prior to or concurrently with such termination.

The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give a written notice of such termination to the other party setting forth the clause(s) of this Section 8.01 on the basis of which such party is terminating this Agreement.

Section 8.02 Effect of Termination. Except as otherwise expressly set forth in this Section 8.02 and Section 8.03, in the event of the valid termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or any of their Affiliates, officers, directors or stockholders, other than (subject to Section 8.03) liability of the Company, Parent or Merger Sub, as the case may be, for fraud or any Willful Breach of this Agreement occurring prior to (or in connection with) such termination; provided, that notwithstanding anything in this Agreement to the contrary (including, for clarity, anything set forth in this Section 8.02), (x) in no event shall the Parent Parties have any liability or obligation for monetary damages under this Agreement (including any liability or obligation for monetary damages pursuant to this Section 8.02 or Section 8.03 or the Reimbursement Obligations) in an aggregate amount greater than $86,335,390 (such sum, the “Parent Liability Limit”), and (y) in no event shall the Company Parties have any liability or obligation for monetary damages under this Agreement (including any liability or obligation for monetary damages pursuant to this Section 8.02 or Section 8.03) in an aggregate amount greater than $86,335,390 (such sum, the “Company Liability Limit”). The provisions of Sections 6.06, 8.02, 8.03, Article IX and the Confidentiality Agreement, shall survive any termination of this Agreement.

Section 8.03 Expenses; Termination Fee.

(a) Except as set forth in Section 6.03 and this Section 8.03, each party hereto shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not such Transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, that except as set forth in Section 3.02(d), Parent shall bear and timely pay all Transfer Taxes and shall prepare and timely file, at its expense, all Tax Returns and other documentation with respect to such Transfer Taxes.

(b) Company Termination Fee. If, but only if, this Agreement is validly terminated:

(i) (x) by Parent or the Company pursuant to Section 8.01(b) or Section 8.01(d) or by Parent pursuant to Section 8.01(e) and (y) (A) an Acquisition Proposal has been made to the Company or the shareholders of the Company prior to (1) the date of the Company Stockholder Meeting (in the case of a termination pursuant to Section 8.01(d)) and (2) the date of such termination (in the case of a termination pursuant to Section 8.01(b) or Section 8.01(e)), and (B) within twelve (12) months of the termination of this Agreement, the Company enters into a definitive agreement for the consummation of any Acquisition Proposal or such Acquisition Proposal is consummated, then the Company shall pay, or cause to be paid, to Parent (or one or more of its designees), the Company Termination Fee prior to or concurrently with the earlier of the entry into a definitive agreement relating to an Acquisition Proposal and the consummation of an Acquisition Proposal (provided, however, that for purposes of this Section 8.03(b)(i)(B), the references to “fifteen percent (15%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”);

(ii) by Parent pursuant to Section 8.01(g), then the Company shall pay, or cause to be paid, to Parent (or one or more of its designees), the Company Termination Fee within two (2) Business Days following such termination; or

(iii) by the Company pursuant to Section 8.01(h), then the Company shall pay, or cause to be paid, to Parent (or one or more of its designees) the Company Termination Fee prior to or concurrently with such termination.

(c) [Reserved]

(d) Notwithstanding anything to the contrary in this Agreement, but subject to Section 8.02 with respect to the Company Liability Limit and Section 9.02, Parent’s right to receive from the Company the Company Termination Fee and Enforcement Expenses shall, in circumstances in which the Company Termination Fee or Enforcement Expenses are owed or payable in accordance with this Agreement, constitute the sole and exclusive remedy of Parent and Merger Sub against (i) the Company and (ii) any of the Company’s former, current and future Affiliates, assignees, stockholders, controlling persons, directors, officers, employees, agents, attorneys and other Representatives (the Persons described in clauses (i) and (ii), collectively, the “Company Parties”) for any breach, loss or damage suffered as a result of or arising out of or relating to the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of the Company Termination Fee and any applicable Enforcement Expenses, no Person shall have any rights or claims against the Company Parties under this Agreement or otherwise, whether at law or equity, in contract in tort or otherwise, and the Company Parties shall not have any other liability relating to or arising out of this Agreement or the Transaction. If the Company becomes obligated to pay the Company Termination Fee pursuant to Section 8.03(b), upon payment of the Company Termination Fee, neither the Company nor any Company Party shall have any liability or obligation to Parent or Merger Sub relating to or arising out of this Agreement or the transactions contemplated hereby; provided, that the payment of the Company Termination Fee shall not in any circumstance relieve the Company or any other Company Parties from any liability pursuant to this Agreement for any Enforcement Expenses to the extent payable hereunder pursuant to Section 8.03(f). Nothing in this Section 8.03(c) shall in any way expand or be deemed or construed to expand the circumstances in which the Company or any other Company Party may be liable under this Agreement or the Transactions. For the avoidance of doubt, while Parent or Merger Sub may pursue both a grant of specific performance to enforce the Company’s obligations to consummate the Merger and the payment of the Company Termination Fee pursuant to Section 8.03(b), as the case may be, under no circumstances shall Parent or Merger Sub be permitted or entitled to receive both a grant of specific performance to enforce the Company’s obligations to consummate the Merger and payment of all or any portion of the Company Termination Fee or Enforcement Expenses.

(e) Notwithstanding anything to the contrary in this Agreement, the maximum aggregate monetary liability of (i) Parent, (ii) Merger Sub, (iii) the Guarantor and (iv) any of Parent’s, Merger Sub’s or the Guarantor’s former, current and future Affiliates, assignees, stockholders, limited partners, controlling persons, directors, officers, employees, agents, attorneys and other Representatives (the Persons described in clauses (i), (ii), (iii) and (iv), collectively, the “Parent Parties”) in the event Parent or Merger Sub fails to consummate the Transactions or otherwise fails to comply with or breaches any covenant or other obligation or representation and warranty in, or for any other breach, loss or damage arising out of or relating to this Agreement, the Equity Commitment Letter or the Guaranty shall not under any circumstance exceed the Parent Liability Limit, and no Person shall have any rights or claims in excess of the Parent Liability Limit against the Parent Parties under this Agreement or otherwise, whether at law or equity, in contract in tort or otherwise (including in the event of fraud or Willful Breach), and the Parent Parties shall not have any other liability relating to or arising out of this Agreement, the Equity Commitment Letter, the Guaranty or the Transaction. In no event will the Company or any other Company Party seek or obtain, nor will they permit any of their Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award or damages of any kind against any Parent Party with respect to this Agreement, the Equity Commitment Letter, the Guaranty, the Confidentiality Agreement or the Transactions (including any breach by the Guarantor or other Parent Party), the termination of this Agreement, the failure to consummate the Transactions or thereby or any claims, Proceedings or actions under Applicable Law arising out of any such breach, termination or failure (including in the event of a fraud or Willful Breach), other than from Parent or Merger Sub to the extent expressly provided for in this Agreement or the Guarantor to the extent expressly provided for in the Guaranty. Nothing in this Section 8.03(e) shall in any way expand or be deemed or construed to expand the circumstances in which Parent or any other Parent Party may be liable under this Agreement or the Transactions. For the avoidance of doubt, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance to enforce Parent’s and Merger Sub’s obligations to consummate the Merger and monetary damages.

(f) Each of the Company, Parent and Merger Sub acknowledge and agree that the agreements contained in Sections 8.02 and 8.03 are an integral part of the Transactions, and that, without these agreements, neither Parent nor Merger Sub nor the Company would enter into this Agreement. The Company, Parent and Merger Sub acknowledge and agree that the Company Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(g) Any amounts payable pursuant to Section 8.03(b) shall be paid by wire transfer of same day funds in accordance with this Section 8.03 to an account designated by Parent (at least two (2) Business Days prior to the date such fee is to be paid). If the Company fails to pay when due any amount payable under Section 8.03(b) and in order to collect such amount, Parent commences a Proceeding that results in a judgment against the Company for the Company Termination Fee, then the Company shall reimburse Parent for all reasonable, documented out-of-pocket costs and expenses (including fees and disbursements of counsel) incurred in connection with such suit, together with interest on such amount or portion thereof at an annual rate equal to the prime rate (as published in The Wall Street Journal or other authoritative source on the date that such payment or portion thereof was required to be made) plus three percent (3%) through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law (any such amount, the “Enforcement Expenses”).

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the U.S. mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by nationally recognized overnight delivery service, or (iv) when delivered by email (in the case of this clause (iv), solely if receipt via email is confirmed via return email from the primary recipient acknowledging receipt), addressed as follows:

if to Parent or Merger Sub, to:

c/o Vista Equity Partners Management, LLC

Four Embarcadero Center, 20th Floor

San Francisco, CA 94111

Attn:   Nick Prickel

     Christina Lema

Email:

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn:   Daniel E. Wolf, P.C.

     David M. Klein, P.C.

     Chelsea N. Darnell

Email:

if to the Company, to:

Model N, Inc.

777 Mariners Island Boulevard, Suite 300

San Mateo, CA 94404

Attention: Chief Legal Officer

Email:

with a copy to (which shall not constitute notice):

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Attention: David Michaels

Email:

or to such other address or electronic mail address for a party as shall be specified in a notice given in accordance with this Section 9.01; provided that any notice received by electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 P.M. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.01 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is three (3) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.01.

Section 9.02 Remedies Cumulative; Specific Performance. The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including failing to take such actions as are required of it hereunder to consummate the Transactions). It is accordingly agreed that, subject in all respects to the terms and limitations set forth in this Section 9.02, the parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity (subject to Section 8.03). It is explicitly agreed that the Company shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing the obligations of Parent and Merger Sub to consummate the Merger and cause the Equity Financing to be funded to fund the Merger (including to cause Parent to enforce the obligations of the Guarantor under the Equity Commitment Letter in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Commitment Letter). Notwithstanding the foregoing and subject to the rights of the parties to the definitive agreements for any Debt Financing under the terms thereof, none of the Company and its Affiliates and their direct and indirect equityholders shall have any rights or claims (whether in contract or in tort or otherwise) against any Debt Financing Source, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing, and in no event shall the Company, any of its Affiliates or its or their direct or indirect equityholders be entitled to directly seek the remedy of specific performance of this Agreement against any Debt Financing Source. Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

Section 9.03 No Survival of Representations and Warranties. The representations and warranties and covenants and agreements (to the extent such covenant or agreement contemplates or requires performance prior to the Closing) in this Agreement and in any certificate delivered pursuant hereto by any Person shall terminate at the Effective Time or, except as provided in Section 8.02, upon the valid termination of this Agreement pursuant to Section 8.01, as the case may be, except that this Section 9.03 shall not limit any covenant or agreement of the parties which by its terms expressly contemplates performance after the Effective Time or after termination of this Agreement, including those contained in Section 6.08 following the Effective Time.

Section 9.04 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time (except for Section 7.01(a), which may not be waived by any party) if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, that no amendment or waiver shall be made subsequent to receipt of the Required Company Stockholder Approval which requires further approval of the stockholders of the Company pursuant to the DGCL without such further stockholder approval.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 9.05 Disclosure Letter References. The parties hereto agree that any reference on a particular Section of the Company Disclosure Letter or Parent Disclosure Letter, as the case may be, shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenant, as applicable) of such party that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenant, as applicable) is reasonably apparent on the face of such disclosure. The listing of any matter on a party’s Disclosure Letter shall not be deemed to constitute an admission to a third party by such party, or to otherwise imply, that any such matter is material. No disclosure in a party’s Disclosure Letter relating to any possible breach or violation by such party of any Contract or Applicable Law shall be construed as an admission or indication to a third party that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in a party’s Disclosure Letter be deemed or interpreted to expand the scope of such party’s representations, warranties and/or covenants set forth in this Agreement.

Section 9.06 Binding Effect; Benefit; Assignment.

(a) This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by each party hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (i) the past, present and future officers, directors and employees of the Acquired Companies (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 6.08, (ii) from and after the Effective Time, the holders of shares of Company Common Stock and Company Compensatory Awards shall be intended third-party beneficiaries of, and may enforce, the right to receive Merger Consideration, Vested RSU Consideration, Unvested RSU Converted Cash Consideration, and Unvested PRSU Converted Cash Consideration, as applicable, pursuant to Article III, (iii) the Parent Parties shall be intended third-party beneficiaries of, and may enforce, Section 8.03(d), (iv) the Company Parties shall be intended third-party beneficiaries of, and may enforce, Section 8.02(y) and Section 8.03(d), and (v) if a court of competent jurisdiction has declined to grant specific performance, then the Company may seek damages (which the Parent Parties acknowledge and agree may include damages to the Company’s stockholders) on behalf of the holders of shares of Company Common Stock and Company Compensatory Awards (each of which are deemed third-party beneficiaries of this Agreement to the extent required for this provision to be enforceable) subject to the limitations set forth in Section 8.03(d); provided, that in no event shall any such holder be entitled to directly enforce any of their rights, or any of Parent’s or Merger Sub’s obligations, under this Agreement in the event of any such breach, but rather the Company shall have the sole and exclusive right to do so, as agent for such holders.

(b) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto by operation of Law or otherwise without the prior written consent of the other parties; provided, that each of Parent and Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (a) one or more of its Affiliates at any time, (b) after the Effective Time, to any Person and (c) for collateral security purposes to any Persons providing financing to thereto pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such financing); provided, that any assignment by Parent or Merger Sub shall not relieve Parent or Merger Sub of its obligations hereunder; provided, further, that each of Parent and Merger Sub may transfer or assign its rights (but not its obligations) under this Agreement upon or following the Closing for collateral security purposes to any Debt Financing Source. Any purported assignment in violation of this Section 9.06(b) shall be null and void.

Section 9.07 Governing Law. This Agreement and all Proceedings (whether based on contract, tort or otherwise) arising out of, or related to this Agreement, the Transactions, or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof (including as it relates to (a) the interpretation of the definition of Company Material Adverse Effect (and whether or not a Company Material Adverse Effect has occurred) and (b) the determination of whether the Closing has been consummated in accordance with the terms hereof, which will, in each case, be governed by and construed in accordance with the Law of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of Laws thereof), shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 9.08 Jurisdiction. Each of the parties hereto hereby expressly, irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any Federal court of the United States of America sitting in Delaware (and in each case, any appellate court therefrom), in any Proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the Transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Applicable Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in the Court of Chancery of the State of Delaware or such Federal court and (iv) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such Proceeding in the Court of Chancery of the State of Delaware or such Federal court. Each of the parties hereto agrees that a final judgment in any such action or Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process outside the territorial jurisdiction of the courts referred to in this Section 9.08 in any such Proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.01. However, nothing in this Agreement will affect the right of any party to this Agreement to serve process on the other party in any other manner permitted by Applicable Law.

Section 9.09 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.09.

Section 9.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 9.11 Entire Agreement. This Agreement, the Confidentiality Agreement and each of the other documents, instruments and agreements delivered in connection with the Transactions, including each of the Exhibits, the Company Disclosure Letter and the Parent Disclosure Letter, constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

Section 9.12 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner to the end that the Transactions are consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties intend that the remedies and limitations contained in Section 8.03(f) and Section 8.03(f) be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder or under the Equity Commitment Letter or Guaranty.

Section 9.13 Non-Recourse.

(a) This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no other Parent Party (other than the Guarantor to the extent set forth in the Guaranty or Equity Commitment Letter) shall have any liability for any obligations or liabilities of the parties to this Agreement (whether for indemnification or otherwise) or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of the Company against Parent or Merger Sub hereunder, in no event shall the Company or any of its Affiliates, and the Company agrees not to and to cause its Affiliates not to, nor will any other Person be entitled to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under Applicable Laws arising out of any such breach, termination or failure, or seek to recover monetary damages from, in each case whether with respect to this Agreement, the Equity Commitment Letter or the Guaranty or otherwise, any Parent Party (other than the Guarantor, solely to the extent and upon the terms and conditions expressly set forth in the Guaranty or Equity Commitment Letter).

Section 9.14 Debt Financing Entities. Notwithstanding anything in this Agreement to the contrary, the Company hereby (a) agrees that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Entities, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court, (b) agrees that any such Proceeding shall be governed by the laws of the State of New York, except as otherwise provided in a definitive document relating to the Debt Financing, (c) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court, (d) waives to the fullest extent permitted by Applicable Law trial by jury in any Proceeding brought against any Debt Financing Entity in any way arising out of or relating to this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (e) agrees that none of the Debt Financing Entities will have any liability to the Company or its Affiliates relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, and (f) agrees that the Debt Financing Entities are express third-party beneficiaries of, and may enforce, Section 9.06(b) and any of the provisions in this Agreement reflecting the foregoing agreements in this Section 9.14. Notwithstanding anything to the contrary herein, nothing in this Agreement shall impact the rights of Parent and its Affiliates, or the obligations of the Debt Financing Entities, under any definitive agreement relating to the Debt Financing.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.

MOUNTAIN PARENT, LLC

By:	/s/ Michael E. Fosnaugh
Name: Michael E. Fosnaugh
Title: President

MOUNTAIN MERGER SUB, INC.

By:	/s/ Michael E. Fosnaugh
Name: Michael E. Fosnaugh
Title: President

MODEL N, INC.

By:	/s/ Jason Blessing
Name: Jason Blessing
Title: Chief Executive Officer

[Signature to Agreement and Plan of Merger]

Exhibit A

Form of Certificate of Merger

CERTIFICATE OF MERGER

OF

MOUNTAIN MERGER SUB, INC.,

a Delaware corporation,

WITH AND INTO

MODEL N, INC.,

a Delaware corporation

(Under Section 251(c) of the General Corporation Law

of the State of Delaware)

Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), Model N, Inc., a Delaware corporation (the “Company”), in connection with the merger of Mountain Merger Sub, Inc., a Delaware corporation (“Merger Sub”) with and into the Company (the “Merger”), hereby certifies as follows:

FIRST: The names and states of incorporation of the constituent corporations to the Merger (the “Constituent Corporations”) are:

Name	State of Incorporation

Model N, Inc.	Delaware

Mountain Merger Sub, Inc.	Delaware

SECOND: An Agreement and Plan of Merger, dated as of April 7, 2024 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), by and among Mountain Parent, LLC, a Delaware limited liability company, Merger Sub and the Company, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the DGCL.

THIRD: Upon the effectiveness of the Merger, the Company shall be the surviving corporation (the “Surviving Corporation”), and the name of the Surviving Corporation shall be “Model N, Inc.”

FOURTH: The certificate of incorporation of the Surviving Corporation is hereby amended and restated in its entirety as set forth on Exhibit A hereto.

FIFTH: The Merger shall be effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL.

SIXTH: An executed copy of the Merger Agreement is on file at the office of the Surviving Corporation at 777 Mariners Island Blvd., Suite 300 San Mateo, CA 94404.

SEVENTH: An executed copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of the Constituent Corporations.

* * * * *

IN WITNESS WHEREOF, the undersigned, for the purpose of effectuating the Merger pursuant to the DGCL and under penalty of perjury, does hereby declare and certify that this is the act and deed of the Company and the facts stated herein are true and accordingly has hereunto signed this Certificate of Merger this    day of   , 2024.

MODEL N, INC.,
a Delaware corporation

By:
Name:	Jason Blessing
Title:	Chief Executive Officer

Signature Page to Company Certificate of Merger

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MODEL N, INC.

ARTICLE ONE

The name of the corporation is Model N, Inc. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801 The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOUR

The total number of shares of stock which the Corporation has authority to issue is 1,000 shares of common stock, with a par value of $0.001 per share.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation.

ARTICLE SEVEN

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

A-1

ARTICLE EIGHT

To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Neither any amendment nor repeal of this ARTICLE EIGHT, nor the adoption of any provision of this certificate of incorporation inconsistent with this ARTICLE EIGHT, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE NINE

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE TEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

A-2

Exhibit 99.1

Model N to be Acquired by Vista Equity Partners For $1.25 Billion

Model N Stockholders to Receive $30.00 Per Share in Cash

SAN MATEO, Calif – April 8, 2024 – Model N (NYSE: MODN), a leader in revenue optimization and compliance for pharmaceutical, medtech, and high-tech innovators, today announced that it has entered into a definitive agreement to be acquired by Vista Equity Partners (“Vista”), a leading global investment firm focused exclusively on enterprise software, data, and technology-enabled businesses.

Under the terms of the agreement, Vista will acquire all the outstanding shares of Model N common stock for $30.00 per share in an all-cash transaction valued at approximately $1.25 billion. The purchase price represents a premium of approximately 23% over Model N’s 30-trading-day volume weighted average share price as of the close on January 10, 2024, the day prior to the Model N Board of Directors authorizing its financial advisor to contact potential acquirors, and a premium of approximately 16% over Model N’s 30-trading-day volume weighted average share price as of the close on April 5, 2024.

“We are pleased to have reached this agreement with Vista, which is the culmination of a robust sale process led by our Board of Directors with the assistance of our financial and legal advisors,” said Baljit Dail, Chairman of the Model N Board. “As the Board considered the long-term path for Model N, we unanimously determined that the transaction with Vista represents the best opportunity to deliver compelling, certain, and immediate cash value to our stockholders and is in their best interest in light of the challenges faced by Model N as a standalone public company.”

Jason Blessing, Model N President and Chief Executive Officer, said, “The need for revenue optimization and compliance solutions that deliver comprehensive visibility and control is greater than ever. As a private company under Vista’s ownership, we will have the added resources to navigate this dynamic market and drive ARR growth for the long term. Vista understands our strengths, culture, and customer-centric philosophy as we position our company to capture market opportunities and accelerate our global impact.”

“Model N is a pioneer in revenue management solutions for the life science and advanced technology industries,” said Michael Fosnaugh, Co-Head of Vista’s Flagship Fund and Senior Managing Director. “They’ve built a strong reputation through a straightforward formula – offering mission-critical products to help maximize revenue growth within some of the most important and innovative companies in the world.”

“Model N enables leading life science and advanced technology companies to optimize their commercialization and compliance processes with mission-critical products specifically designed to address the complexities of these dynamic markets,” said Nick Prickel, Senior Vice President at Vista.

“We look forward to working closely with the Model N team as they embark on this exciting next chapter.”

Transaction Details

The transaction is expected to close in mid-2024, subject to customary closing conditions, including approval by Model N stockholders and clearance under the Hart-Scott-Rodino (HSR) Antitrust Improvements Act of 1976. Upon completion of the transaction, Model N will become a privately held company and shares of Model N common stock will no longer be listed on any public market.

Advisors

Jefferies LLC is serving as exclusive financial advisor and provided a fairness opinion to Model N, and Fenwick & West LLP is serving as legal counsel.

Kirkland & Ellis LLP is acting as legal counsel to Vista.

About Model N

Model N is the leader in revenue optimization and compliance for pharmaceutical, medtech and high-tech innovators. Our intelligent platform powers your digital transformation with integrated technology, data, analytics, and expert services that deliver deep insight and control.

Our integrated cloud solution is proven to automate pricing, incentive and contract decisions to scale business profitably and grow revenue. Model N is trusted across more than 120 countries by the world’s leading pharmaceutical, medical technology, semiconductor, and high-tech companies, including Johnson & Johnson, AstraZeneca, Stryker, Seagate Technology, Broadcom, and Microchip Technology. For more information, visit www.modeln.com.

About Vista Equity Partners

Vista is a leading global investment firm with more than $101 billion in assets under management as of September 30, 2023. The firm exclusively invests in enterprise software, data and technology-enabled organizations across private equity, permanent capital, credit and public equity strategies, bringing an approach that prioritizes creating enduring market value for the benefit of its global ecosystem of investors, companies, customers and employees. Vista’s investments are anchored by a sizable long-term capital base, experience in structuring technology-oriented transactions and proven, flexible management techniques that drive sustainable growth. Vista believes the transformative power of technology is the key to an even better future – a healthier planet, a smarter economy, a diverse and inclusive community and a broader path to prosperity. Further information is available at vistaequitypartners.com. Follow Vista on LinkedIn, @Vista Equity Partners, and on X, @Vista_Equity.

Additional Information and Where to Find It

This press release may be deemed to be solicitation material in respect of the proposed transaction involving Model N, Inc. (“Model N”) and affiliates of Vista Equity Partners. In connection with the proposed transaction, Model N intends to file with the Securities and Exchange Commission (the “SEC”) and furnish to stockholders a proxy statement. This press release is not a substitute for the proxy statement or any other document that Model N may file with the SEC or send to its stockholders in connection with the proposed transaction. INVESTORS AND STOCKHOLDERS OF MODEL N ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MODEL N AND THE PROPOSED TRANSACTION. The materials to be filed by Model N will be made available to Model N’s investors and stockholders at no expense to them and copies may be obtained free of charge on Model N’s website at https://investor.modeln.com/. In addition, all of those materials will be available at no charge on the SEC’s website at www.sec.gov.

Model N and its directors, executive officers, other members of its management and employees may be deemed to be participants in the solicitation of proxies of Model N stockholders in connection with the proposed transaction under SEC rules. Investors and stockholders may obtain more detailed information regarding the names, affiliations and interests of Model N’s executive officers and directors in the solicitation by reading Model N’s proxy statement for its 2024 annual meeting of stockholders, the Annual Report on Form 10-K for the fiscal year ended September 30, 2023 and the subsequent Quarterly Reports on Form 10-Q, and the proxy statement and other relevant materials that will be filed with the SEC in connection with the proposed transaction when they become available. Information concerning the interests of Model N’s participants in the solicitation, which may, in some cases, be different than those of the Model N’s stockholders generally, will be set forth in the proxy statement relating to the proposed transaction when it becomes available.

Forward-Looking Statements

This press release may contain forward-looking statements including, among other things, statements regarding the potential benefits of the proposed transaction; the prospective performance and outlook of Model N’s business, performance and opportunities; the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction; as well as any assumptions underlying any of the foregoing. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks, uncertainties, and assumptions. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Risks include, but are not limited to: (i) the ability to obtain the requisite approval from stockholders of Model N; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) the possibility that competing offers or acquisition proposals for Model N will be made; (iv) the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including in circumstances that would require Model N to pay a termination fee or other expenses; (vi) the effect of the pendency of the proposed transaction on Model N’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; (vii) risks related to diverting management’s attention from Model N’s ongoing business operations or the loss of one or more members of the management team; (viii) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; (ix) delays in closing customer contracts; (x) Model N’s ability to improve and sustain its sales execution; (xi) the timing of new orders and the associated revenue recognition; (xii) adverse changes in general economic or market conditions; (xiii) delays or reductions in information technology spending and resulting variability in customer orders from quarter to quarter; (xiv) competitive factors, including but not limited to pricing pressures, industry consolidation, entry of new competitors and new applications and marketing initiatives by its competitors; (xv) Model N’s ability to manage its growth effectively; (xvi) acceptance of Model N’s applications and services by customers; (xvii) success of new products; (xviii) the risk that the strategic initiatives that Model N may pursue will not result in significant future revenues; (xiv) changes in health care regulation and policy and tax in the United States and worldwide; (xx) Model N’s ability to retain customers; and (xxi) adverse impacts on Model N’s business and financial condition due to macroeconomic and geopolitical factors, such as inflation, rising interests, pandemics, banking system instability and geopolitical conflicts. Further information on risks that could affect Model N’s results is included in its filings with the SEC, including its most recent quarterly report on Form 10-Q and its annual report on Form 10-K for the fiscal year ended September 30, 2023, and any current reports on Form 8-K that it may file from time to time. Should any of these risks or uncertainties materialize, actual results could differ materially from expectations. Model N assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this press release.

Contacts

Model N

Investor Relations Contact:

Carolyn Bass

investorrelations@modeln.com

Media Contact:

Judith Rich

Model N

Senior Director, Corporate Communications

jrich@modeln.com

Vista Equity Partners

Brian Steel

Vista Equity Partners

media@vistaequitypartners.com